AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996


                                                      REGISTRATION NO. 333-05211

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------

                              CAPMAC HOLDINGS INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            6749                           13-3670828
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                              -------------------

                          885 THIRD AVENUE, 14TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 755-1155
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                             RAM D. WERTHEIM, ESQ.
                           MANAGING DIRECTOR, GENERAL
                             COUNSEL AND SECRETARY
                              CAPMAC HOLDINGS INC.
                          885 THIRD AVENUE, 14TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 755-1155
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

              WILSON S. NEELY, ESQ.                                 ROBERT USADI, ESQ.
            SIMPSON THACHER & BARTLETT                           CAHILL GORDON & REINDEL
               425 LEXINGTON AVENUE                                   80 PINE STREET
             NEW YORK, NEW YORK 10017                            NEW YORK, NEW YORK 10005
                  (212) 455-2000                                      (212) 701-3000

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                              -------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CAPMAC HOLDINGS INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

        REGISTRATION STATEMENT ITEM AND HEADING          PROSPECTUS CAPTION OR LOCATION

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                     of Prospectus

  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors; Selected
                                                     Historical Consolidated Financial
                                                     Information; The Company (Ratio of
                                                     Earnings to Fixed Charges Not Applicable)

  4.  Use of Proceeds............................  Use of Proceeds

  5.  Determination of Offering Price............  Not Applicable

  6.  Dilution...................................  Not Applicable

  7.  Selling Security Holders...................  Principal and Selling Stockholders

  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                     Underwriting

  9.  Description of Securities to be
      Registered.................................  Description of Capital Stock

 10.  Interests of Named Experts and Counsel.....  Experts

 11.  Information with Respect to the
      Registrant.................................  Outside Front Cover Page of Prospectus;
                                                     Prospectus Summary; Risk Factors;
                                                     Dividend Policy; Capitalization; Use of
                                                     Proceeds; Price Range of Common Stock and
                                                     Dividends; The Company; Selected
                                                     Historical Consolidated Financial
                                                     Information; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Industry Overview;
                                                     Business; Insurance Regulatory Matters;
                                                     Accounting; Indebtedness; Management;
                                                     Principal and Selling Stockholders;
                                                     Certain Relationships and Related
                                                     Transactions; Description of Capital
                                                     Stock; Shares Eligible for Future Sale;
                                                     Financial Statements

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Undertakings

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1996


                                3,000,000 SHARES
                       [LOGO]  CAPMAC HOLDINGS INC.

                                  COMMON STOCK


    The 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") of CapMAC Holdings Inc. ("Holdings") offered hereby (the "Offering") are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." Holdings will not receive any of the proceeds from the Offering.



    The Common Stock is listed on the New York Stock Exchange under the symbol "KAP." On June 11, 1996, the closing sales price of the Common Stock as reported on the New York Stock Exchange was $28 per share. See "Price Range of Common Stock and Dividends."


    FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 12-16.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                                          UNDERWRITING       PROCEEDS TO
                                                          PRICE TO       DISCOUNTS AND         SELLING
                                                           PUBLIC         COMMISSIONS*       STOCKHOLDERS
Per Share............................................         $                $                  $
Total+...............................................         $                $                  $

- ------------
* The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


+ The Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
   exercised in full, the total price to public will be $         , the total
   underwriting discounts and commissions will be $         and the total
   proceeds to the Selling Stockholders will be $            . See
   "Underwriting."


                              -------------------

    The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York, on
or about             , 1996. The Underwriters include:

DILLON, READ & CO. INC.
                             ALEX. BROWN & SONS
                                INCORPORATED
                                                            GOLDMAN, SACHS & CO.

               The date of this Prospectus is             , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    NEITHER THE COMPANY NOR ANY UNDERWRITER HAS TAKEN OR WILL TAKE ANY ACTION IN ANY JURISDICTION OTHER THAN THE UNITED STATES THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS WHO COME TO POSSESS THIS PROSPECTUS ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

    THE NEW YORK INSURANCE LAW PROVIDES THAT NO PERSON, OTHER THAN AN AUTHORIZED INSURER, MAY ACQUIRE CONTROL OF THE COMPANY AND THUS INDIRECT CONTROL OF CAPITAL MARKETS ASSURANCE CORPORATION, OR ANY OTHER NEW YORK-DOMICILED INSURANCE SUBSIDIARY OF THE COMPANY, UNLESS IT HAS GIVEN PRIOR WRITTEN NOTICE TO CAPITAL MARKETS ASSURANCE CORPORATION AND ANY SUCH SUBSIDIARY AND RECEIVED THE PRIOR APPROVAL OF THE SUPERINTENDENT OF INSURANCE OF THE STATE OF NEW YORK. ANY PURCHASER OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMMON STOCK OF THE COMPANY WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL UNLESS THE SUPERINTENDENT OF INSURANCE, UPON APPLICATION, DETERMINES OTHERWISE.

    THE NEW YORK STATE INSURANCE DEPARTMENT RECOGNIZES ONLY STATUTORY ACCOUNTING PRACTICES FOR DETERMINING AND REPORTING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AN INSURANCE COMPANY, FOR DETERMINING ITS SOLVENCY UNDER THE NEW YORK INSURANCE LAW, AND FOR DETERMINING WHETHER ITS FINANCIAL CONDITION WARRANTS THE PAYMENT OF A DIVIDEND TO ITS SHAREHOLDERS. NO CONSIDERATION IS GIVEN BY THE DEPARTMENT TO FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN MAKING SUCH DETERMINATIONS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                             ADDITIONAL INFORMATION

    The Company will furnish its shareholders with annual reports containing audited financial statements for each fiscal year and, upon request, with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.


    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. The Company is also subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the aforementioned material can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by reference to the detailed information and financial statements contained elsewhere in this Prospectus. Prospective purchasers of the Common Stock should carefully read this entire Prospectus and should consider, among other things, the matters set forth under "Risk Factors." All financial information in this Prospectus is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. See "Glossary of Insurance Terms" for definitions of certain terms used in this Prospectus. Unless the context otherwise requires, references to "CapMAC" mean Capital Markets Assurance Corporation, references to "CFS" mean CapMAC Financial Services, Inc. and its wholly owned subsidiary, CapMAC Financial Services (Europe) Ltd., references to "Holdings" mean CapMAC Holdings Inc. and references to "the Company" mean Holdings and its consolidated subsidiaries, including CapMAC, CFS and CapMAC Asia Ltd. ("CapMAC Asia").

                                  THE COMPANY

    The Company provides financial guaranty insurance, principally of asset-backed obligations, through its wholly owned subsidiary CapMAC; advisory and structuring services in connection with asset-backed financings, through its wholly owned subsidiary CFS; and access to funding for its customers through securitization funding vehicles. The Company was established in 1987 as a subsidiary of Citicorp and was acquired from Citicorp (the "Acquisition") in 1992 by the Company's management and a group of institutional and other investors.

    On December 19, 1995 the Company completed an initial public offering of its Common Stock (the "IPO") in which it sold 2,500,000 shares and certain selling shareholders sold 1,766,437 shares. Contemporaneously with the IPO, the Company sold 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsidiary of The Zurich Insurance Company. The net proceeds to the Company of the IPO and the sale of shares to Centre Re, after commissions and fees, were $54.7 million, of which approximately $50 million was contributed to CapMAC to support planned growth. The balance was retained by Holdings for general purposes, including investments in international business ventures and strategic alliances.

    CapMAC, a New York financial guaranty insurance company, is a leading insurer of asset-backed obligations in both the domestic and international capital markets. As of March 31, 1996, obligations backed by consumer, trade and corporate receivables and other taxable obligations constituted approximately 95% of CapMAC's insured portfolio. CapMAC's claims-paying ability is rated triple-A by Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), Duff & Phelps Credit Rating Co. ("DCR") and Nippon Investors Service, Inc., a Japanese rating agency.

    The Company's total revenue for the three month period ended March 31, 1996 was $23.2 million, a 90% increase from $12.2 million in the same period of 1995, with net income of $9.9 million, a 158% increase from $3.8 million in the three month period ended March 31, 1995. The significant increase in revenues and net income for the three month period ended March 31, 1996 was primarily due to the payment to CFS of advisory fees with respect to the closing of certain transactions. Such fees may fluctuate significantly from period to period. See "Risk Factors--Market and Other Factors." Total revenue in 1995 was $62.6 million, a 41% increase from $44.6 million in 1994, with net income of $23.5 million, a 37.9% increase from $17.1 million in 1994. The Company's total assets have grown from $184.7 million at December 31, 1992 to $406.1 million at March 31, 1996. From its inception through March 31, 1996, CapMAC has issued guarantees with respect to $61.1 billion principal amount of securities.

    The Company's objective is to expand its leadership position in the asset-backed securities market as a credit enhancer and as a provider of innovative solutions for the credit risk management, funding, accounting and regulatory issues facing financial institutions and other customers. As part of its growth strategy, the Company intends to apply its expertise in credit risk management to new products and markets and to emphasize the development of customized funding options and enhancements that it can offer its customers, regardless of whether those solutions require the issuance by CapMAC of a financial guaranty policy. The Company has historically been an innovator in the financial guaranty market for asset-backed obligations, utilizing the insurance policies issued by CapMAC to enable customers holding diverse pools of assets to obtain low-cost funding. In addition to the corporate and consumer assets which have been widely securitized in recent years, CapMAC's insurance policies have guaranteed obligations backed by, among other things, delinquent tax receivables, premium receivables of property/casualty insurance companies, healthcare receivables, recreational vehicle and boat loans and student loans originated by banks. In order to generate repeat business and thus a significant flow of steady revenues and profits, the Company intends to concentrate on building long-term relationships with certain targeted customers. The Company will continue to pursue opportunities that provide superior returns rather than those that merely increase market share or business volume.

    The Company believes the asset-backed securities market will continue to grow both domestically and internationally in future years because securitization benefits both issuers and investors. Issuers will continue to take advantage of asset-backed issuance because securitization provides funding flexibility and increases asset diversification and, for certain financial institutions, facilitates compliance with regulatory capital requirements. Investors will continue to be attracted to asset-backed securities because they represent high-quality investments that provide an attractive risk/reward profile and protection from event and corporate credit risk. This growth in the asset-backed securities market is expected to fuel an increased demand for financial guaranty insurance because fixed income investors are expected to continue to demand the enhanced credit quality and potential for liquidity provided by financial guaranty insurance, particularly in connection with new applications of securitization.

    The asset-backed obligations insured by CapMAC are generally issued in structured transactions and are backed by pools of assets such as consumer or trade receivables, securities, residential mortgage loans or other assets having an ascertainable cash flow. Financial guaranty insurance written by CapMAC guarantees payment, when due, of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, CapMAC is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis. CapMAC underwrites insurance policies by applying a "zero loss" standard, meaning that risks are insured only if there is an expectation at the time a policy is issued, based on the Company's underwriting criteria at such time, that there will be no loss during the term of the policy. CapMAC's underwriting criteria require that asset-backed transactions insured by CapMAC be structured to provide protection to CapMAC through excess collateral, cash reserve accounts, third party credit support and other appropriate mechanisms designed to cover expected credit losses, even under adverse scenarios. However, there can be no assurance that losses for CapMAC's account will not occur in its insured portfolio, and such losses may have a material adverse effect on the Company.

    In order to be able to offer its customers a variety of funding options in addition to credit enhancement, the Company, together with two investment banks, participated in the formation of Triple-A One Funding Corporation, Triple-A One Plus Funding Corporation and Hemispheres Funding Corporation. Triple-A One Funding Corporation and Triple-A One Plus Funding Corporation (collectively, "Triple-A One Funding") are third party owned and managed special purpose conduits that issue asset-backed commercial paper, and Hemispheres Funding Corporation ("Hemispheres") is a third party owned and managed special purpose conduit that issues asset-backed medium term notes. Each of these conduits provides multiple sellers/borrowers with access to the commercial paper and medium term note markets on better terms than they could obtain by issuing securities directly. The Company provides administrative and referral services to these conduits, and CapMAC guarantees the underlying asset-backed transactions. As of March 31, 1996, the aggregate principal amount of commitments issued by Triple-A One Funding was approximately $3.1 billion and the commercial paper outstanding under such commitments was approximately $1.7 billion, while the total securities issued by Hemispheres amounted to approximately $1.0 billion. The Company intends to continue to develop additional funding vehicles so that it can expand the diversity of the product offerings which are available to its customers.

    In recognition of the increasing potential for securitization in certain foreign markets, the Company has selectively expanded its activities in Europe and Asia. The percentage of revenues from international sources was approximately 29.8% and 46.7%, for 1995 and the three month period ended March 31, 1996, respectively. The significant increase in the percentage of revenues from international sources for the first quarter of 1996 is primarily due to the payment of advisory fees from certain large international transactions which closed during such period. Such percentage will fluctuate from period to period to the extent that advisory fees are a significant portion of international revenue. See "Risk Factors--Market and Other Factors." Since the inception of European operations in 1990, the principal amount of obligations supported by CapMAC's policies in Europe has increased to $13.9 billion.


    Given the growing importance and growth prospects of Asia's economies, the Company has undertaken a number of initiatives to expand in that region. By entering into alliances with local entities, the Company intends to become a leading participant in the emerging Asian securitization business, while limiting the capital investment required and the business risks incurred. In Japan, the Company has entered into a strategic alliance with Mitsui Marine and Fire Insurance Co., Ltd. ("Mitsui Marine"). The 1995 cooperation agreement among CapMAC, CFS and Mitsui Marine is designed to establish, among other things, the joint pursuit of financial guaranty business with respect to obligations that are backed by assets originated in Japan or that are issued by Japanese entities. The Company is a minority shareholder in a corporation in Indonesia established to develop securitization for obligations that are backed by assets originated in Indonesia or that are issued by Indonesian entities. In addition, the Company initiated the formation of Asia Credit Services (Private) Ltd ("Asia Services"), a new financial guaranty company located in Singapore, which will provide guarantees of debt securities in the Asian emerging markets and advisory and structuring services in connection with Asian securitization transactions. The Company has made an investment in and provides technical advice and assistance to Asia Services and its wholly owned subsidiary, Asian Securitization & Infrastructure Assurance (Private) Ltd ("ASIA Ltd").


    The Company derives its revenue primarily from net premiums earned on insurance policies written by CapMAC, advisory and structuring fees earned by CFS and income earned on investments. CFS earns fees in connection with providing advisory and structuring services to clients who may also be purchasers of CapMAC's insurance policies. Premiums for financial guaranty insurance policies written by CapMAC on asset-backed obligations are generally payable on an installment basis over the life of the policy. Accordingly, CapMAC's existing in force insurance policies provide it with an identifiable source of future revenues. At March 31, 1996, the total estimated present value of future revenues ("PFR"), consisting of premiums (net of ceded premiums) and ceding commission income contractually due to or to be earned by CapMAC in the future under outstanding policies, was estimated to be $168.3 million. See "Risk Factors--Realization of PFR" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    In managing its investment portfolio, the Company places a high priority on credit quality and liquidity. The Company's current investment policy permits investment only in U.S. Government and agency obligations, fixed income securities rated "A" or better and short-term investments rated A1+/P1 or higher by the major U.S. rating agencies. At March 31, 1996, 72.4% of the Company's investment portfolio consisted of fixed income securities rated AAA or the equivalent or obligations issued by the U.S. Government or its agencies or instrumentalities. The Company's investment portfolio had an average credit quality rating of at least AA as of March 31, 1996.

    Citicorp (through its subsidiary, Citibank (New York State)) established the predecessor to Holdings ("Original Holdings") in 1987 to focus primarily on the taxable structured asset-backed market. Through the Company's Employee Stock Ownership Plan (the "ESOP", see "Management-- Employee Benefit Plans"), stock option plans, and direct equity investments, management and employees own approximately 16.6% of Holdings' Common Stock on a fully diluted basis. Upon consummation of the Offering, the other original investors in the Acquisition will own at least 43.1% of Holdings' Common Stock on a fully diluted basis (40.9% if the Underwriters' over-allotment option is exercised in full). Those original investors owning 5% or more of Holdings' Common Stock are named in "Principal and Selling Stockholders." See also "Risk Factors--Control by Original Stockholders."

                                  THE OFFERING

Common Stock Offered by
Selling Stockholders.........  3,000,000 shares

Common Stock outstanding(1)..  15,505,603 shares

Dividend Policy..............  Holdings currently has a policy of paying quarterly cash dividends of $0.02 per share on each share of Holdings'
                               Common Stock, subject to declaration by Holdings' Board of
                               Directors and certain contractual and regulatory
                               constraints. See "Risk Factors-- Holding Company Structure"
                               and "Dividend Policy."

NYSE Symbol..................  KAP

Use of Proceeds..............  Holdings will not receive any proceeds from the Offering.

- ------------

(1) As of April 30, 1996. Excludes 2,301,213 shares issuable upon exercise of certain outstanding stock options at a weighted average exercise price of $15.42 per share, 2,230,024 shares issuable upon exercise of warrants at an exercise price of $13.33 per warrant and 460,392 unallocated ESOP shares.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following tables present summary consolidated financial data derived from the consolidated financial statements of Holdings and Original Holdings and the related notes thereto for each of the periods indicated. The summary historical information as of and for the year ended December 31, 1991, pro forma information for the year ended December 31, 1992, selected historical information for the three months ended March 31, 1995, and March 31, 1996, the adjusted book value per share, the Net Statutory P&I amounts and the policyholders' leverage ratio are unaudited. Although the financial statements for the year ended December 31, 1991 for Original Holdings are unaudited, the financial statements of CapMAC during that period have been audited. Certain amounts, ratios and statistics in the Company's financial statements relate solely to CapMAC and consequently, certain items of revenue and expense such as premium and loss information and selected financial statistics for the audited periods are directly related to CapMAC and have been audited. This information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

    The summary historical consolidated and pro forma financial statements were prepared in accordance with GAAP and include the accounts of Holdings and its consolidated subsidiaries, including CapMAC, CFS and CapMAC Asia. The selected financial statistics were prepared in accordance with GAAP or SAP, as indicated. All significant intercompany transactions have been eliminated in consolidation.

                                    THREE MONTHS
                                        ENDED
                                      MARCH 31,                        YEAR ENDED DECEMBER 31,
                                  -----------------   ----------------------------------------------------------
                                                                                         HOLDINGS
                                                                                       PRO FORMA(1)     ORIGINAL
                                                      HOLDINGS                        FOR ACQUISITION   HOLDINGS
                                  -------------------------------------------------   ---------------   --------
                                   1996      1995       1995       1994      1993          1992           1991
                                  -------   -------   ---------   -------   -------   ---------------   --------
                                     (UNAUDITED)                (AUDITED)                    (UNAUDITED)
                                  -----------------   -----------------------------   --------------------------
                                                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Gross premiums written..........  $15,029   $16,992    $ 57,476   $44,662   $24,894       $17,607       $ 18,077
Net premiums written............   13,119    13,899      41,484    33,593    21,308        13,359         13,807
Net premiums earned.............    8,828     7,101      29,242    23,103    17,483        12,222         12,088
Advisory fees...................    9,549     2,024      15,470    10,723     4,722         1,130          2,370
Net realized gains (losses).....      149         9       1,351      (117)    1,490           176          2,918
Net investment income...........    4,111     2,811      12,843    10,316    10,205        10,045         17,040
Total revenues..................   23,247    12,207      62,632    44,551    34,547        24,254         34,418
Total expenses..................    8,509     6,802      27,968    19,693    16,508        14,168         27,086
Income before income taxes......   14,738     5,405      34,664    24,858    18,039        10,086          7,332
Net income......................    9,900     3,840      23,528    17,066    12,469         7,853          6,983
Primary earnings per share(2)...     0.57      0.28        1.73      1.23      0.96        0.62(2)         --
Fully diluted earnings per
share(2)........................     0.57      0.28        1.65      1.23      0.96        0.62(2)         --
SELECTED FINANCIAL STATISTICS
- --GAAP BASIS(3):
Loss ratio......................     12.2%      9.8%       10.7%      6.2%      5.2%          7.2%           7.7%
Expense ratio...................     68.4      76.9        71.9      70.8      80.8          96.1           98.2
Combined ratio..................     80.6      86.7        82.6      77.0      86.0         103.3          105.9
- --SAP BASIS (3):
Loss ratio......................      0.0%      0.0%        0.0%      0.0%      0.0%          0.0%           0.0%
Expense ratio...................     64.3      71.0        77.1      81.8     112.2         141.9          116.5
Combined ratio..................     64.3      71.0        77.1      81.8     112.2         141.9          116.5

                          MARCH 31,                                       DECEMBER 31,
                         -----------   -----------------------------------------------------------------------------------
                                                                                                                ORIGINAL
                                                              HOLDINGS                                          HOLDINGS
                         -----------------------------------------------------------------------------------   -----------
                            1996            1995 (7)            1994          1993             1992(8)            1991
                         -----------   -------------------   -----------   -----------   -------------------   -----------
                         (UNAUDITED)                                 (AUDITED)                                 (UNAUDITED)
                         -----------   ---------------------------------------------------------------------   -----------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total investments(4)...  $   344,629       $       329,758   $   202,637   $   190,428       $       172,474   $   251,588
Total assets...........      406,118               391,273       244,404       212,992               184,693       283,458
Unearned premiums......       50,266                45,767        25,905        10,062                 6,038         4,900
Long term debt.........       15,000                15,000        15,000        15,000                15,000       115,000
Total liabilities......      103,022                95,191        63,743        41,564                29,983       195,895
Stockholders' equity...      281,698               276,519       180,661       171,428               154,710        87,563
Book value per share...        18.18                 17.86         15.38         14.72                 13.34       --
Shares
outstanding(5).........   15,498,889            15,478,729    11,745,186    11,646,290            11,599,935       --
SELECTED FINANCIAL
  STATISTICS (3):
Net Statutory P&I......  $16,808,000       $    15,138,000   $10,838,000   $ 6,846,000       $     4,933,000   $ 4,424,000
Qualified Statutory
Capital ...............  $   245,413       $       239,927   $   170,477   $   167,825       $       163,087   $   242,131
Policyholders' leverage
ratio..................         68:1                  63:1          64:1          41:1                  30:1          18:1
OTHER DATA:
Adjusted book value per
share(6)...............  $     23.66       $         21.91   $     19.50   $     17.48       $         15.82       --

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

(1) The following table presents the statements of income for (i) the six-month period ended June 30, 1992 for Original Holdings prior to the Acquisition;
    (ii) the six-month period ended December 31, 1992 for Holdings after the Acquisition and (iii) the condensed pro forma income statement for the year ended December 31, 1992 assuming that the Acquisition had occurred on January 1, 1992. The pro forma information reflects adjustments relating to
    (a) lower investment income due to the reduction in the investment portfolio as a result of the Distribution made in connection with the Acquisition; (b) higher benefits expense due to establishment of the ESOP; (c) lower policy acquisition costs due to the assumed write-off of deferred acquisition costs at January 1, 1992 and (d) lower interest expense due to recapitalization. The pro forma information does not purport to represent what the results of operations would actually have been if the Acquisition had occurred on January 1, 1992 or to be indicative of the future results of operations of Holdings.

                                                                                            HOLDINGS
                                                                                            PRO FORMA
                               ORIGINAL HOLDINGS        HOLDINGS                         FOR ACQUISITION
                                  JANUARY 1-             JULY 1-         ACQUISITION       YEAR ENDED
                                 JUNE 30, 1992      DECEMBER 31, 1992    ADJUSTMENTS    DECEMBER 31, 1992
                               -----------------    -----------------    -----------    -----------------
                                  (UNAUDITED)           (AUDITED)        (UNAUDITED)       (UNAUDITED)
                                                            ($ IN THOUSANDS)
REVENUES:
Net premiums earned.........        $ 5,969              $ 6,253           $--               $12,222
Net investment income.......          7,519                4,823            (2,297)           10,045
Net realized gains..........        --                       176            --                   176
Other income................            415                1,020               376             1,811
                                   --------             --------         -----------        --------
      Total revenues........         13,903               12,272            (1,921)           24,254
                                   --------             --------         -----------        --------
EXPENSES:
Losses and loss adjustment
expenses....................            460                  422            --                   882
Underwriting and operating
expenses....................          4,979                6,154               596            11,729
Policy acquisition costs....          2,911                  143            (2,686)              368
Interest expense............          6,425                  439            (5,676)            1,189
                                   --------             --------         -----------        --------
      Total expenses........         14,775                7,158            (7,765)           14,168
                                   --------             --------         -----------        --------
      Income before income
taxes.......................           (872)               5,114             5,844            10,086
                                   --------             --------         -----------        --------
      Income taxes..........          1,691                1,148             2,776             2,233
                                   --------             --------         -----------        --------
      Net Income............        $   819              $ 3,966           $ 3,068           $ 7,853
                                   --------             --------         -----------        --------
                                   --------             --------         -----------        --------

(2) Earnings per share ("EPS") has been computed using the modified treasury stock method and the market value of the shares has been determined by an independent consulting firm in connection with an annual valuation conducted for the ESOP, except for the market values subsequent to the IPO, which are based on quoted trading prices on the New York Stock Exchange. EPS for the six-month period ended December 31, 1992 was $0.62.

(3) These ratios and statistics relate solely to CapMAC. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the Supplemental Loss Reserve) divided by net premiums earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the Supplemental Loss Reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses and policy acquisition costs, divided by net premiums earned. The SAP expense ratio is SAP underwriting and operating expenses, divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(4) The Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.

(5) Shares outstanding do not include the common stock equivalents (i.e., warrants, stock options and unallocated ESOP shares).

(6) Adjusted book value per share is not based on GAAP and is not a substitute for GAAP book value per share of Common Stock. Due to the PFR embedded in CapMAC's existing book of business, the book value per share has been adjusted to present additional information concerning the value of CapMAC. The adjusted book value is determined by adding to the GAAP book value the PFR per share reduced by the deferred acquisition costs net of the related tax effects. However, PFR is not earned until subsequent periods, and the amount actually realized may be less than the amount estimated. See "Risk Factors--Realization of PFR." For a discussion of how PFR is computed see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General."

(7) On December 19, 1995 the Company completed an IPO in which it sold 2,500,000 shares and certain selling shareholders sold 1,766,437 shares. Contemporaneously with the IPO, the Company sold 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsidiary of The Zurich Insurance Company. The net proceeds to the Company of the IPO and the sale of shares to Centre Re, after commissions and fees, were $54.7 million, of which approximately $50 million was contributed to CapMAC to support planned growth. The balance was retained by Holdings for general purposes, including investments in international business ventures and strategic alliances.

(8) In connection with the Acquisition, CapMAC made a special distribution (the "Distribution") to Holdings in an aggregate amount that caused the total of CapMAC's statutory capital and surplus to decline to approximately $150 million. Holdings applied substantially all of the proceeds of the Distribution to repay the debt owed to Citicorp that was incurred in connection with the initial capitalization of CapMAC. The Acquisition, including the Distribution, was approved by the New York State Insurance Department, and CapMAC's triple-A claims-paying ability rating was reaffirmed by Moody's, S&P and DCR in connection with the Acquisition. The Acquisition was recorded using the "purchase method" of accounting, which requires the assets and liabilities to be recorded at fair market value. As a result, the investment portfolio was marked to market. In addition, the excess of fair value of the assets and liabilities over the purchase price was offset against Original Holdings' intangible assets and deferred acquisition costs ("DAC").

                                  RISK FACTORS

    Certain statements contained in "Prospectus Summary" and "The Company" such as statements concerning the Company's objectives and the future growth of the asset-backed securities market, certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" such as statements concerning PFR and sources of present and future liquidity, and certain statements contained in "Business" such as statements concerning estimated terms to maturity of insured obligations and adequacy of loss reserves, and other statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Securities Act); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Prospective purchasers of the Common Stock should consider carefully the following specific information, together with the other information set forth in this Prospectus, before purchasing any shares of Common Stock offered hereby.

CLAIMS-PAYING ABILITY RATING

    As is customary in the financial guaranty insurance industry, the rating agencies perform periodic assessments of CapMAC to confirm that it continues to meet the criteria established by such agencies for maintaining its triple-A claims-paying ability ratings. Such assessments focus on the insurer's underwriting policies and procedures and the quality of the obligations insured. Such ratings should not, however, be construed by prospective investors as an indication of the suitability or quality of an investment in the Company's Common Stock. Moreover, although CapMAC intends to comply with the requirements of such rating agencies to maintain such ratings, no assurance can be given that these requirements will not change or that, even if CapMAC complies with these requirements, one or more of such rating agencies will not reduce or withdraw their claims-paying ability ratings of CapMAC in the future. CapMAC's ability to attract new business and to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by any reduction in its ratings. See "Business--Rating Agencies."

COMPETITION

    The businesses engaged in by the Company are highly competitive. CapMAC faces competition from a number of providers of credit enhancement, as well as competition from alternative executions of transactions which do not employ third-party credit enhancement. CapMAC competes with other financial guaranty insurance companies on the basis of a number of factors, primary among which are evaluations of claims-paying ability by the major rating agencies, pricing, financial strength, reputation, service and capacity to underwrite large single risks. In addition, CapMAC competes with other providers of third-party credit enhancement, such as banks, and with alternative executions which do not employ third-party credit enhancement. In terms of statutory surplus plus contingency reserves, CapMAC is smaller than the other major financial guaranty insurers. Furthermore, although CapMAC is one of the leading writers of non-municipal financial guaranty insurance, there can be no assurance that insurers primarily engaged in the mature municipal financial guaranty business will not more aggressively pursue the non-municipal financial guaranty business and that CapMAC will not thereby lose its market share position. To the extent that there is no increase in the dollar volume of obligations that require guaranties, increased competition, either in terms of price or new providers of credit enhancement, would likely have an adverse effect on the Company's business. See "Business-- Competition."

MARKET AND OTHER FACTORS

    The demand for financial guaranty insurance depends upon many factors, some of which are beyond the control of CapMAC. Additionally, the demand for the advisory services rendered by CFS is highly dependent upon the number and nature of transactions done by CapMAC. Further, the advisory fees generated by such services are generally earned when a transaction closes; consequently the timing of such transactions and the amount of the related fees can result in significant fluctuations in revenues attributable to such fees from period to period.

    While all the major financial guaranty insurers have triple-A claims-paying ability ratings from the major rating agencies, investors may from time to time distinguish among financial guarantors on the basis of various factors, including size, insured portfolio concentration and financial performance. These distinctions may result in differentials in trading levels for securities insured by particular financial guarantors which, in turn, may provide a competitive advantage to those financial guarantors with better trading characteristics. Conversely, various investors may, due to regulatory or internal guidelines, lack additional capacity to purchase securities insured by certain financial guarantors, which may provide a competitive advantage to guarantors with fewer insured obligations outstanding.

    Prevailing interest rate levels affect demand for financial guaranty insurance to the extent that lower interest rates are accompanied by narrower spreads between insured and uninsured obligations. The purchase of insurance during periods of relatively narrower interest rate spreads will generally provide lower cost savings to the issuer than during periods of relatively wider spreads. These lower cost savings generally are accompanied by a corresponding decrease in demand for financial guaranty insurance.

    The perceived financial strength of financial guaranty insurers also affects demand for financial guaranty insurance. Should a major financial guaranty insurer, or the industry generally, have its claims-paying ability rating lowered, or suffer for some other reason a deterioration in investors' confidence, demand for financial guaranty insurance may be reduced or eliminated entirely.

    Premium rates are affected by factors such as the insurer's appraisal of the insured credit, the spread between interest rates prevailing on insured and uninsured obligations and capital charges associated with these exposures as determined by the rating agencies and regulators, as well as competition for such business among financial guaranty insurance providers and other forms of credit enhancement. Lower interest rates generally result in lower premium amounts to the extent that premium amounts are based on the total dollar amount of principal, interest and other amounts insured. In management's view, the current low interest rate environment has not resulted in a decrease in the demand for financial guaranty insurance, but the lower spread between insured and uninsured obligations has in certain cases resulted in lower premium rates for financial guaranties, primarily in the consumer segment of the market, which includes securitizations of home equity loans, automobile loans and credit card receivables.

REGULATION

    The financial guaranty insurance industry has historically been and will continue to be subject to the direct and indirect effects of governmental regulation, including changes in tax laws and legal precedents affecting asset-backed and municipal obligations. No assurance can be given that future legislative, regulatory or judicial changes will not adversely affect CapMAC's business. See "Insurance Regulatory Matters" for a description of current insurance regulations affecting CapMAC.

ADEQUACY OF LOSS RESERVES

    The financial guaranties issued by CapMAC insure the financial performance of the obligations guaranteed over an extended period of time, in some cases over 30 years, under policies that CapMAC cannot cancel. In general, CapMAC recognizes premium revenue over the life of the insured obligation in proportion to its exposure to loss. Case basis reserves for such financial guaranties are recorded when a payment default has occurred or, in management's judgment, is imminent and such default will ultimately result in a loss. As a result of the lack of statistical loss data due to the low level of losses in CapMAC's financial guaranty business and in the financial guaranty industry in general, particularly in the structured asset-backed area, the Company does not use traditional actuarial approaches to determine its loss reserves. Instead, a Supplemental Loss Reserve is established in an amount deemed adequate to cover the expected levels of losses and loss adjustment expense. Management's evaluation of the need for a Supplemental Loss Reserve and case basis reserves at any point in time is directly related to its monitoring of the insured portfolio for credit deterioration. The size of the Supplemental Loss Reserve is determined by a formula, the components of which are reviewed annually and which is based on a rating agency study of bond default frequency and severity factors and on capital charges established by S&P. Management believes that the current level of reserves is adequate to cover the estimated liability for claims and the related adjustment expenses with respect to financial guaranties issued by CapMAC. The establishment of the appropriate level of loss reserves is an inherently uncertain process involving numerous estimates and subjective judgments by management, and therefore there can be no assurance that losses in CapMAC's insured portfolio will not exceed the loss reserves. At March 31, 1996, CapMAC had a Supplemental Loss Reserve of $7.0 million and net case basis loss reserves of $0.3 million. Losses from future defaults, depending on their magnitude, could have a material adverse effect on the results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Loss Reserves."

REALIZATION OF PFR

    Due to the annuity nature of premium income, the Company has an embedded future revenue stream, the estimated present value of which is referred to as PFR. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." The amount of PFR actually realized by the Company could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or lower than anticipated utilization of insured structured programs, such as commercial paper conduits. Although increases in PFR due to renewals of existing insurance contracts historically have been greater than reductions in PFR due to factors such as those described above, there can be no assurance that future circumstances might not cause a net reduction in PFR, resulting in lower revenues.

HOLDING COMPANY STRUCTURE; DIVIDEND LIMITATIONS

    Holdings was formed as a holding company in connection with the Acquisition and does not have any material assets other than its interests in the common stock of CapMAC and CFS and certain other investments. While Holdings has paid quarterly dividends on its Common Stock of $.02 per share since the IPO, because the operations of Holdings are conducted primarily through CapMAC and CFS, its ability to continue to pay dividends on the Common Stock will be dependent upon the earnings and cash flow of such subsidiaries and their ability to pay cash dividends to Holdings. As of March 31, 1996, approximately $18.6 million was legally available for the payment of dividends by CFS and its subsidiary CFS (Europe). Although the Company receives an increasing proportion of its income from advisory and structuring fees earned by CFS, the Company's earnings and cash flow are expected to continue to be primarily attributable to CapMAC. Due to legal restrictions under New York insurance laws, CapMAC is currently unable to pay dividends, and its ability to pay dividends in subsequent periods will be dependent upon its future financial performance. Accordingly, to the extent funds are not available from other sources, Holdings will be dependent upon dividends from CFS to enable it to pay dividends on the Common Stock and meet its other obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Although the Company expects that CFS will be able to continue to pay dividends to Holdings in an amount sufficient to enable Holdings to continue to pay such dividends and meet its other obligations, no assurance can be given that this will be the case. CFS earns advisory and structuring fees generally for advisory and structuring services it renders in connection with transactions guaranteed by CapMAC, and the amount and frequency of such fees may be adversely affected by changes in the number and types of transactions guaranteed by CapMAC. While Holdings currently intends to continue paying quarterly cash dividends to its stockholders, its ability to do so is subject to authorization by Holdings' Board of Directors, certain contractual restrictions under a Note Purchase Agreement and regulatory constraints. See "Dividend Policy," "Insurance Regulatory Matters--Dividend Restrictions" and "Indebtedness."

REINSURANCE

    CapMAC's ability to maintain reinsurance capacity is important to its business. In order to comply with regulatory, rating agency or internal single risk retention limits for transactions of significant size, CapMAC needs access to sufficient reinsurance capacity to underwrite large transactions. If CapMAC were to become unable to obtain sufficient reinsurance, this could have an adverse impact on its ability to issue policies for large transactions. See "Business--Reinsurance." The Company remains liable for insurance ceded to reinsurers to the extent such reinsurers are unable to meet their obligations.

CONTROL BY ORIGINAL STOCKHOLDERS


    Upon completion of the Offering, the stockholders that held shares prior to the IPO, which include ORIX USA Corporation and Centre Re (the "Original Stockholders"), will own in the aggregate at least 64.6% of the outstanding Common Stock of the Company assuming exercise of the outstanding stock options and warrants (and 62.4% of the outstanding Common Stock if the Underwriters exercise their over-allotment option in full). Consequently, the Original Stockholders through their Common Stock holdings and through representation on the current Board of Directors, which includes a number of nominees designated by the Original Stockholders, may exercise significant influence over the policies and direction of the Company. See "Management--Biographies" and "Certain Relationships and Related Transactions."


MAJOR BUSINESS RELATIONSHIP

    The Company was established in 1987 as a subsidiary of Citicorp. Although Citicorp has no equity interest or other investment in the Company, Citicorp remains a major referral source of business to the Company. This includes both business where Citicorp or its affiliates are principals and business in which Citicorp or its affiliates are acting as arrangers of funding facilities that require credit enhancement, which is provided by CapMAC. During 1993, 1994 and 1995, approximately 12.8%, 14.3% and 11.7%, respectively, of the Company's total revenue resulted from transactions referred to the Company by Citicorp or its affiliates. Michael J. Horgan, a senior executive of Citibank, N.A., is a director of Holdings.

ANTI-TAKEOVER PROVISIONS

    Holdings' Certificate of Incorporation and Bylaws contain special notice and other provisions the effect of which could be to discourage non-negotiated takeover attempts, which takeovers some stockholders might otherwise deem to be in their interests. Furthermore, as a Delaware corporation the Company is subject to certain provisions of Delaware corporation law which may also discourage or make more difficult a takeover attempt. See "Description of Capital Stock--Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders." Given the importance of CapMAC's triple-A ratings to the Company's business, as a practical matter, a change of control would require confirmation in advance from the rating agencies that such transaction would not result in a downgrading of the claims-paying ability rating assigned to CapMAC.

    The insurance laws of New York provide that no person, other than an authorized insurer, may acquire control of the Company and thus indirect control of CapMAC, or any other New York-domiciled insurance subsidiary of the Company, unless it has given prior written notice to CapMAC and any such subsidiary and received the prior approval of the Superintendent of Insurance of the State of New York. Furthermore, any purchaser of 10% or more of the outstanding shares of Holdings' Common Stock would be presumed to have acquired such control unless the Superintendent of Insurance determined otherwise. Therefore, any takeover of the Company effectively requires regulatory approval. See "Insurance Regulatory Matters--Insurance Holding Company Laws." This regulatory restriction may effectively reduce the probability of a takeover without the cooperation of management. In addition, the significant Common Stock holdings of the ESOP and management may also deter takeovers.

SHARES ELIGIBLE FOR FUTURE SALE

    Holdings will have 20,497,232 shares of Common Stock outstanding on a fully-diluted basis after the Offering, of which Original Stockholders of Holdings will own at least 13,249,205 shares purchased prior to the IPO (the "Restricted Shares"), constituting 64.6% of the Common Stock outstanding on a fully diluted basis after the Offering (62.4% if the over-allotment option is exercised in full). The Restricted Shares may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. Subject to the arrangements described in the following paragraph, the Restricted Shares may be sold in accordance with the volume and manner-of-sale limitations of Rule 144, so long as such shares are held by affiliates of Holdings, and may be sold without restrictions if the holders are not affiliates and such shares have been held for the three year holding period required by Rule 144(k). In addition, under a Stockholders' Agreement, the Original Stockholders have certain "piggyback" rights to require Holdings to register under the Securities Act all or a portion of their Restricted Shares in connection with a registration of Common Stock effected by Holdings. See "Certain Relationships and Related Transactions--Stockholders' Agreement," "--Orix Investment" and "--Centre Re Investment."

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital at that time through the sale of additional equity securities. See "Shares Eligible for Future Sale."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


    The Company's Common Stock is listed on the NYSE under the symbol KAP. The following table sets forth for the periods indicated the high and low closing sale prices of the Company's Common Stock as reported on the NYSE Composite Tape through June 11, 1996 and the cash dividends paid per share of Common Stock for the periods indicated:



                                                                                      DIVIDENDS
                                                        HIGH              LOW           PAID
                                                    -------------    -------------    ---------
Year ended December 31, 1995
  Fourth Quarter (commencing December 14)........   $      25 1/8    $      21 3/8      $--
Year ending December 31, 1996
  First Quarter..................................          25 1/2            22  ]       0.02
  Second Quarter (through June 11, 1996).........          29 7/8           23 5/8       0.02



    On June 11, 1996, the closing sales price for the Company's Common Stock as reported on the NYSE Composite Tape was $28.00. On June 7, 1996, there were approximately 152 holders of record of the Common Stock.


                                DIVIDEND POLICY

    The Board of Directors of Holdings has established a policy of declaring quarterly dividends at the rate of $0.02 per share ($0.08 annually) on the Common Stock. The amount of dividends payable in the future will be reviewed periodically by the Board of Directors in light of the Company's earnings, financial condition and capital and other cash requirements. It is the policy of the Board of Directors that the Company retain an adequate portion of its earnings to support the growth of its business, and there is no requirement or assurance that dividends will be paid. See "Risk Factors--Holding Company Structure; Dividend Limitations," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Insurance Regulation--Dividend Restrictions" and "Indebtedness."

    Holdings will ordinarily be required to withhold United States federal income taxes in the amount of 30% of any dividends paid to non-United States shareholders not otherwise subject to United States federal income taxation, unless a tax treaty between the United States and the country of the shareholder's residence provides for withholding at a reduced rate. See "Certain United States Tax Considerations."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of March 31, 1996. This table should be read in conjunction with the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus.


                                                                                MARCH 31, 1996
                                                                                --------------
                                                                                    ($ IN
                                                                                  THOUSANDS)
Long-term debt...............................................................      $ 15,000
                                                                                --------------
Stockholders' equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized; none issued
  and outstanding............................................................       --
Common Stock, $0.01 par value; 50,000,000 shares authorized, 15,965,995
  shares outstanding(1)......................................................           160
Additional paid in capital...................................................       223,400
Unrealized depreciation on investments, net of tax...........................        (2,244)
Retained earnings............................................................        66,610
Unallocated ESOP shares......................................................        (6,227)
Cumulative translation adjustment, net of tax................................            (1)
                                                                                --------------
  Total stockholders' equity.................................................      $281,698
                                                                                --------------
    Total capitalization.....................................................      $296,698
                                                                                --------------
                                                                                --------------


- ------------

(1) Excludes 2,106,213 shares of Common Stock issuable upon exercise of certain outstanding stock options at a weighted average exercise price of $14.58 per share and 2,230,024 shares issuable upon exercise of warrants at an exercise price of $13.33 per warrant and includes unallocated ESOP shares.

                                USE OF PROCEEDS

    All the shares of Common Stock offered hereby are being sold by the Selling Stockholders and, accordingly, the Company will not receive any proceeds from the Offering.

                                  THE COMPANY

    The Company provides financial guaranty insurance, principally of asset-backed obligations, through its wholly owned subsidiary CapMAC; advisory and structuring services in connection with asset-backed financings, through its wholly owned subsidiary CFS; and access to funding for its customers through securitization funding vehicles. The Company was established in 1987 as a subsidiary of Citicorp and was acquired from Citicorp in 1992 by the Company's management and a group of institutional and other investors.

    On December 19, 1995 the Company completed an initial public offering of its Common Stock (the "IPO") in which it sold 2,500,000 shares and certain selling shareholders sold 1,766,437 shares. Contemporaneously with the IPO, the Company sold 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsidiary of The Zurich Insurance Company. The net proceeds to the Company of the IPO and the sale of shares to Centre Re, after commissions and fees, were $54.7 million, of which approximately $50 million was contributed to CapMAC to support planned growth. The balance was retained by Holdings for general corporate purposes, including investments in international business ventures and strategic alliances.

    CapMAC, a New York financial guaranty insurance company, is a leading insurer of asset-backed obligations in both the domestic and international capital markets. As of March 31, 1996, obligations backed by consumer, trade and corporate receivables and other taxable obligations constituted approximately 95% of CapMAC's insured portfolio. CapMAC's claims-paying ability is rated triple-A by Moody's, S&P, DCR and Nippon Investors Service, Inc. CapMAC is licensed in 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam.


    The Company's total revenue for the three month period ended March 31, 1996 was $23.2 million, a 90% increase from $12.2 million in the same period of 1995, with net income of $9.9 million, a 158% increase from $3.8 million in the three month period ended March 31, 1995. The significant increase in revenues and net income for the three month period ended March 31, 1996 was primarily due to the payment to CFS of advisory fees with respect to the closing of certain transactions. Such fees may fluctuate significantly from period to period. See "Risk Factors--Market and Other Factors." Total revenue in 1995 was $62.6 million, a 41% increase from $44.6 million in 1994, with net income of $23.5 million, a 37.9% increase from $17.1 million in 1994. The Company's total assets have grown from $184.7 million at December 31, 1992 to $406.1 million at March 31, 1996. From its inception through March 31, 1996, CapMAC has issued guarantees with respect to $61.1 billion principal amount of securities.


    The Company's objective is to expand its leadership position in the asset-backed securities market as a credit enhancer and as a provider of innovative solutions for the credit risk management, funding, accounting and regulatory issues facing financial institutions and other customers. As part of its growth strategy, the Company intends to apply its expertise in credit risk management to new products and markets and to emphasize the development of customized funding options and enhancements that it can offer its customers, regardless of whether those solutions require the issuance by CapMAC of a financial guaranty policy. The Company has historically been an innovator in the financial guaranty market for asset-backed obligations, utilizing the insurance policies issued by CapMAC to enable customers holding diverse pools of assets to obtain low-cost funding. In addition to the corporate and consumer assets which have been widely securitized in recent years, CapMAC's insurance policies have guaranteed obligations backed by, among other things, delinquent tax receivables, premium receivables of property/casualty insurance companies, healthcare receivables, recreational vehicle and boat loans and student loans originated by banks. In order to generate repeat business and thus a significant flow of steady revenues and profits, the Company intends to concentrate on building long term relationships with certain targeted customers. The Company will continue to pursue opportunities that provide superior returns rather than those that merely increase market share or business volume. In particular, the Company believes that its most frequent and profitable customers, who will require the Company's services on a regular basis, will be major international banks, life insurance companies, money management firms and investment banks.

    The Company believes the asset-backed securities market will continue to grow both domestically and internationally in future years because securitization benefits both issuers and investors. Issuers will continue to take advantage of asset-backed issuance because securitization provides funding flexibility and increases asset diversification and, for certain financial institutions, facilitates compliance with regulatory capital requirements. Investors will continue to be attracted to asset-backed securities because they represent high-quality investments that provide an attractive risk/reward profile and protection from event and corporate credit risk. This growth in the asset-backed securities market is expected to fuel an increased demand for financial guaranty insurance because fixed income investors are expected to continue to demand the enhanced credit quality and potential for liquidity provided by financial guaranty insurance, particularly in connection with new applications of securitization.

    The asset-backed obligations insured by CapMAC are generally issued in structured transactions and are backed by pools of assets such as consumer or trade receivables, securities, residential mortgage loans, or other assets having an ascertainable cash flow. Financial guaranty insurance written by CapMAC guarantees payment, when due, of scheduled payments on an issuer's obligations. In the case of a payment default on an insured obligation, CapMAC is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis. CapMAC underwrites insurance policies by applying a "zero loss" standard, meaning that risks are insured only if there is an expectation at the time a policy is issued based on the Company's underwriting criteria at such time, that there will be no loss during the term of the policy. CapMAC's underwriting criteria require that asset-backed transactions insured by CapMAC be structured to provide protection to CapMAC through excess collateral, cash reserve accounts, third party credit support and other appropriate mechanisms designed to cover expected credit losses, even under adverse scenarios. However, there can be no assurance that losses for CapMAC's account will not occur in its insured portfolio, and such losses may have a material adverse effect on the Company.

    In order to be able to offer its customers a variety of funding options in addition to credit enhancement, the Company, together with two investment banks, participated in the formation of Triple-A One Funding Corporation, Triple-A One Plus Funding Corporation and Hemispheres Funding Corporation. Triple-A One Funding Corporation and Triple-A One Plus Funding Corporation (collectively, "Triple-A One Funding") are third party owned and managed special purpose conduits that issue asset-backed commercial paper, and Hemispheres Funding Corporation ("Hemispheres") is a third party owned and managed special purpose conduit that issues asset-backed medium term notes. Each of these conduits provides multiple sellers/borrowers with access to the commercial paper and medium term note markets on better terms than they could obtain by issuing securities directly. The Company provides administrative and referral services to these conduits, and CapMAC guarantees the underlying asset-backed transactions. As of March 31, 1996, the aggregate principal amount of commitments issued by Triple-A One Funding was approximately $3.1 billion and the commercial paper outstanding under such commitments was approximately $1.7 billion, while the total notes issued by Hemispheres amounted to approximately $1.0 billion. The Company intends to continue to develop additional funding vehicles so that it can expand the diversity of the product offerings which are available to its customers.

    Holdings has entered into a strategic alliance with The Mutual Life Assurance Company of Canada and three of its derivatives products subsidiaries (such subsidiaries, the "TMG Group"). TMG Group provides a broad range of derivative products, with a special emphasis on "municipal derivatives," including investment agreements and long dated interest rate swaps. In addition, TMG Group provides interest rate swaps and currency swaps. Since the obligations of the TMG Group under its derivative transactions are guaranteed by The Mutual Life Assurance Company of Canada, TMG Group is rated AA by S&P and Aa3 by Moody's. It is intended that the relationship with TMG Group will facilitate the hedging of risks inherent within particular structured transactions insured by CapMAC and help CapMAC better evaluate such risks. See "Business--Derivatives."

    In recognition of the increasing potential for securitization in certain foreign markets, the Company has selectively expanded its activities in Europe and Asia. The percentage of revenues from international sources was approximately 29.8% and 46.7% for 1995 and for the three month period ended March 31, 1996, respectively. The significant increase in percentage of revenues from international sources for the first quarter of 1996 is primarily due to the payment of advisory fees from certain large international transactions which closed during such period. Such percentage will fluctuate from period to period to the extent that advisory fees are a significant portion of international revenues. See "Risk Factors--Market and Other Factors." Since the inception of European operations in 1990, the principal amount of obligations supported by CapMAC's policies in Europe has increased to $13.9 billion. In addition, given the growing importance and growth prospects of Asia's economies, the Company has undertaken a number of initiatives to expand in that region. By entering into alliances with local entities, the Company intends to become a leading participant in the emerging Asian securitization business, while limiting the capital investment required and the business risks incurred. In Japan, the Company has entered into a strategic alliance with Mitsui Marine, one of the major property and casualty insurance companies in Japan with a triple-A rating from both S&P and Moody's. The 1995 cooperation agreement among CapMAC, CFS and Mitsui Marine is designed to establish, among other things, the joint pursuit of financial guaranty business with respect to obligations that are backed by assets originated in Japan or that are issued by Japanese entities. In Indonesia, the Company is a minority shareholder in P.T. Citimas Capital (Pte) Ltd. ("CMCI"), a corporation established to develop securitization for obligations that are backed by assets originated in Indonesia or that are issued by Indonesian entities. Additionally, CFS has agreed to provide technical and advisory assistance to CMCI. The Company initiated the formation of Asia Services and ASIA Ltd, located in Singapore, which provide guarantees of debt securities in the Asian emerging markets and advisory and structuring services in connection with Asian securitization transactions. The Company has made an investment in Asia Services and, through seconded personnel located in Singapore and its offices in New York, provides technical advice and assistance to both Asia Services and ASIA Ltd. See "Business-- International Operations."

    The Company derives its revenue primarily from net premiums earned on insurance policies written by CapMAC, advisory and structuring fees earned by CFS and income earned on investments. CFS earns fees in connection with providing advisory and structuring services to clients who may also be purchasers of CapMAC's insurance policies. Premiums for financial guaranty insurance policies written by CapMAC on asset-backed obligations are generally payable on an installment basis over the life of the policy. Accordingly, the premiums from CapMAC's existing in force insurance policies provide it with an identifiable source of future revenues. At March 31, 1996, the total estimated present value of future revenues ("PFR"), consisting of premiums (net of ceded premiums) and ceding commission income contractually due to or to be earned by CapMAC in the future under outstanding policies, was estimated to be $168.3 million. See "Risk Factors--Realization of PFR" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    In managing its investment portfolio, the Company places a high priority on credit quality and liquidity. The Company's current investment policy generally permits investment only in U.S. Government and agency obligations, fixed income securities rated "A" or better and short-term investments rated A1/P1 or higher by the major U.S. rating agencies. A security whose rating falls below "A" subsequent to purchase may continue to be held in the investment portfolio provided that no more than 40% of the portfolio is rated "A" or lower. At March 31, 1996, 72.4% of the Company's investment portfolio consisted of fixed income securities rated triple-A or the equivalent or obligations issued by the

U.S. Government or its agencies or instrumentalities. The Company's investment portfolio had an average credit quality rating of at least "AA" or the equivalent as of March 31, 1996.


    Citicorp established the predecessor to Holdings ("Original Holdings") in 1987 to focus primarily on the taxable structured asset-backed market. As a result of the implementation of the new Bank for International Settlements ("BIS") risk-based capital guidelines shortly thereafter, Citicorp directed CapMAC to slow its new business growth substantially as a way of mitigating the need for regulatory capital under the BIS guidelines and started the process of arranging for the sale of Original Holdings, resulting in the June 25, 1992 Acquisition. In the Acquisition, Original Holdings was merged into CapMAC Acquisition Corp., and CapMAC Acquisition Corp. changed its name to CapMAC Holdings Inc. Since Citicorp's sale of CapMAC in 1992, the investor group in Holdings has remained substantially the same. Through the Company's ESOP, stock option plans and direct equity investments, management and employees own approximately 16.6% of Holdings' Common Stock on a fully diluted basis. Upon consummation of the Offering, the other original investors in the Acquisition will own at least 43.1% of Holdings' Common Stock on a fully diluted basis (40.9% if the Underwriters' over-allotment option is exercised in full). Those original investors owning 5% or more of Holdings' Common Stock are named in "Principal and Selling Stockholders." See also "Risk Factors--Control by Original Stockholders."


    The principal executive offices of the Company are located at 885 Third Avenue, 14th Floor, New York, New York 10022. The telephone number is (212) 755-1155.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following tables present selected consolidated financial data derived from the consolidated financial statements of Original Holdings and Holdings and the related notes thereto for each of the periods indicated. The selected historical information as of and for the year ended December 31, 1991, pro forma information for the year ended December 31, 1992, selected historical information for the three months ended March 31, 1995 and March 31, 1996, the adjusted book value per share, and the Net Statutory P&I amounts and the policyholders' leverage ratio are unaudited. Although the financial statements for the year ended December 31, 1991 for Original Holdings are unaudited, the financial statements of CapMAC during that period have been audited. Certain amounts, ratios and statistics in the Company's financial statements relate solely to CapMAC and consequently, certain items of revenue and expense such as premium and loss information and selected financial statistics for the audited periods are directly related to CapMAC and have been audited. This information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

    The selected historical consolidated and pro forma financial statements were prepared in accordance with GAAP and include the accounts of Holdings and its consolidated subsidiaries, including CapMAC, CFS and CapMAC Asia. The selected financial statistics were prepared in accordance with GAAP or SAP, as indicated. All significant intercompany transactions have been eliminated in consolidation.

                                  THREE MONTHS
                                      ENDED
                                    MARCH 31,                        YEAR ENDED DECEMBER 31,
                                -----------------   ----------------------------------------------------------
                                                                                       HOLDINGS
                                                                                     PRO FORMA(1)     ORIGINAL
                                                    HOLDINGS                        FOR ACQUISITION   HOLDINGS
                                -------------------------------------------------   ---------------   --------
                                 1996      1995       1995       1994      1993          1992           1991
                                -------   -------   ---------   -------   -------   ---------------   --------
                                   (UNAUDITED)                (AUDITED)                    (UNAUDITED)
                                -----------------   -----------------------------   --------------------------
                                                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Gross premiums written........  $15,029   $16,992    $ 57,476   $44,662   $24,894       $17,607       $ 18,077
Net premiums written..........   13,119    13,899      41,484    33,593    21,308        13,359         13,807
Net premiums earned...........    8,828     7,101      29,242    23,103    17,483        12,222         12,088
Advisory fees.................    9,549     2,024      15,470    10,723     4,722         1,130          2,370
Net realized gains (losses)...      149         9       1,351      (117)    1,490           176          2,918
Net investment income.........    4,111     2,811      12,843    10,316    10,205        10,045         17,040
Total revenues................   23,247    12,207      62,632    44,551    34,547        24,254         34,418
Total expenses................    8,509     6,802      27,968    19,693    16,508        14,168         27,086
Income before income taxes....   14,738     5,405      34,664    24,858    18,039        10,086          7,332
Net income....................    9,900     3,840      23,528    17,066    12,469         7,853          6,983
Primary earnings per
share(2)......................     0.57      0.28        1.73      1.23      0.96        0.62(2)         --
Fully diluted earnings
  per share (2)...............     0.57      0.28        1.65      1.23      0.96        0.62(2)         --
SELECTED FINANCIAL STATISTICS
- --GAAP BASIS(3):
Loss ratio....................     12.2%      9.8%       10.7%      6.2%      5.2%          7.2%           7.7%
Expense ratio.................     68.4      76.9        71.9      70.8      80.8          96.1           98.2
Combined ratio................     80.6      86.7        82.6      77.0      86.0         103.3          105.9
- --SAP BASIS (3):
Loss ratio....................      0.0%      0.0%        0.0%      0.0%      0.0%          0.0%           0.0%
Expense ratio.................     64.3      71.0        77.1      81.8     112.2         141.9          116.5
Combined ratio................     64.3      71.0        77.1      81.8     112.2         141.9          116.5

                       MARCH 31,                               DECEMBER 31,
                      -----------   -------------------------------------------------------------------
                                                                                             ORIGINAL
                                                   HOLDINGS                                  HOLDINGS
                      -------------------------------------------------------------------   -----------
                         1996         1995(7)        1994          1993         1992(8)        1991
                      -----------   -----------   -----------   -----------   -----------   -----------
                      (UNAUDITED)                         (AUDITED)                         (UNAUDITED)
                      -----------   -----------------------------------------------------   -----------
                                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total
investments(4)......  $   344,629   $   329,758   $   202,637   $   190,428   $   172,474   $   251,588
Total assets........      406,118       391,273       244,404       212,992       184,693       283,458
Unearned premiums...       50,266        45,767        25,905        10,062         6,038         4,900
Long term debt......       15,000        15,000        15,000        15,000        15,000       115,000
Total liabilities...      103,022        95,191        63,743        41,564        29,983       195,895
Stockholders'
equity..............      281,698       276,519       180,661       171,428       154,710        87,563
Book value per
share...............        18.18         17.86         15.38         14.72         13.34       --
Shares
outstanding(5)......   15,498,889    15,478,729    11,745,186    11,646,290    11,599,935       --
SELECTED FINANCIAL
  STATISTICS (3):
Net Statutory P&I...  $16,808,000   $15,138,000   $10,838,000   $ 6,846,000   $ 4,933,000   $ 4,424,000
Qualified Statutory
Capital ............  $   245,413   $   239,927   $   170,477   $   167,825   $   163,087   $   242,131
Policyholders'
leverage ratio......         68:1          63:1          64:1          41:1          30:1          18:1
OTHER DATA:
Adjusted book value
per share(6)........  $     23.66   $     21.91   $     19.50   $     17.48   $     15.82       --

- ------------

(1) The following table presents the statements of income for (i) the six-month period ended June 30, 1992 for Original Holdings prior to the Acquisition;
    (ii) the six-month period ended December 31, 1992 for Holdings after the Acquisition and (iii) the condensed pro forma income statement for the year ended December 31, 1992 assuming that the Acquisition had occurred on January 1, 1992. The pro forma information reflects adjustments relating to
    (a) lower investment income due to the reduction in the investment portfolio as a result of the Distribution made in connection with the Acquisition; (b) higher benefits expense due to establishment of the ESOP; (c) lower policy acquisition costs due to the assumed write-off of deferred acquisition costs at January 1, 1992 and (d) lower interest expense due to recapitalization. The pro forma information does not purport to represent what the results of operations would actually have been if the Acquisition had occurred on January 1, 1992 or to be indicative of the future results of operations of Holdings.

                                                                                            HOLDINGS
                                                                                            PRO FORMA
                               ORIGINAL HOLDINGS        HOLDINGS                         FOR ACQUISITION
                                  JANUARY 1-             JULY 1-         ACQUISITION       YEAR ENDED
                                 JUNE 30, 1992      DECEMBER 31, 1992    ADJUSTMENTS    DECEMBER 31, 1992
                               -----------------    -----------------    -----------    -----------------
                                  (UNAUDITED)           (AUDITED)        (UNAUDITED)       (UNAUDITED)
                                                            ($ IN THOUSANDS)
REVENUES:
Net premiums earned.........        $ 5,969              $ 6,253           $--               $12,222
Net investment income.......          7,519                4,823            (2,297)           10,045
Net realized gains..........        --                       176            --                   176
Other income................            415                1,020               376             1,811
                                   --------             --------         -----------        --------
      Total revenues........         13,903               12,272            (1,921)           24,254
                                   --------             --------         -----------        --------
EXPENSES:
Losses and loss adjustment
expenses....................            460                  422            --                   882
Underwriting and operating
expenses....................          4,979                6,154               596            11,729
Policy acquisition costs....          2,911                  143            (2,686)              368
Interest expense............          6,425                  439            (5,676)            1,189
                                   --------             --------         -----------        --------
      Total expenses........         14,775                7,158            (7,765)           14,168
                                   --------             --------         -----------        --------
      Income before income
taxes.......................           (872)               5,114             5,844            10,086
                                   --------             --------         -----------        --------
      Income taxes..........          1,691                1,148             2,776             2,233
                                   --------             --------         -----------        --------
      Net Income............        $   819              $ 3,966           $ 3,068           $ 7,853
                                   --------             --------         -----------        --------
                                   --------             --------         -----------        --------

(2) Earnings per share ("EPS") has been computed using the modified treasury stock method and the market value of the shares has been determined by an independent consulting firm in connection with an annual valuation conducted for the ESOP, except for the market values subsequent to the IPO which are based on quoted trading prices on the New York Stock Exchange. EPS for the six-month period ended December 31, 1992 was $0.62.

(3) These ratios and statistics relate solely to CapMAC. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the Supplemental Loss Reserve) divided by net premiums earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the Supplemental Loss Reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses and policy acquisition costs, divided by net premiums earned. The SAP expense ratio is SAP underwriting and operating expenses, divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(4) The Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.

(5) Shares outstanding do not include the common stock equivalents (i.e., warrants, stock options and unallocated ESOP shares).

(6) Adjusted book value per share is not based on GAAP and is not a substitute for GAAP book value per share of Common Stock. Due to the PFR embedded in CapMAC's existing book of business, the book value per share has been adjusted to present additional information concerning the value of CapMAC. The adjusted book value is determined by adding to the GAAP book value the PFR per share reduced by the deferred acquisition costs net of the related tax effects. However, PFR is not earned until subsequent periods, and the amount actually realized may be less than the amount estimated. See "Risk Factors--Realization of PFR." For a discussion of how PFR is computed see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General."

(7) On December 19, 1995 the Company completed an IPO in which it sold 2,500,000 shares and certain selling shareholders sold 1,766,437 shares. Contemporaneously with the IPO, the company sold 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsididary of The Zurich Insurance Company. The net proceeds to the Company of the IPO and the sale of shares to Centre Re, after commissions and fees, were $54.7 million, of which approximately $50 million was contributed to CapMAC to support planned growth. The balance was retained by Holdings for general purposes, including investments in which international business ventures and strategic alliances.

(8) In connection with the Acquisition, CapMAC made a special distribution (the "Distribution") to Holdings in an aggregate amount that caused the total of CapMAC's statutory capital and surplus to decline to approximately $150 million. Holdings applied substantially all of the proceeds of the Distribution to repay the debt owed to Citicorp that was incurred in connection with the initial capitalization of CapMAC. The Acquisition, including the Distribution, was approved by the New York State Insurance Department, and CapMAC's triple-A claims-paying ability rating was reaffirmed by Moody's, S&P and DCR in connection with the Acquisition. The Acquisition was recorded using the "purchase method" of accounting, which requires the assets and liabilities to be recorded at fair market value. As a result, the investment portfolio was marked to market. In addition, the excess of fair value of the assets and liabilities over the purchase price was offset against Original Holdings' intangible assets and deferred acquisition costs ("DAC").

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    Holdings was previously called CapMAC Acquisition Corp. and is the successor by merger to Original Holdings. Original Holdings was established in 1987 as a wholly owned subsidiary of Citicorp. On June 25, 1992, Citicorp sold Original Holdings to CapMAC Acquisition Corp., a newly formed corporation owned by a group of institutional investors including certain CapMAC management and employees. The aggregate purchase price of Original Holdings was based on the total consolidated stockholders' equity as of June 25, 1992 as defined by the purchase agreement for the Acquisition. On June 26, 1992, Original Holdings was merged into CapMAC Acquisition Corp., and changed its name to CapMAC Holdings Inc. Holdings, a Delaware corporation, is the sole stockholder of CapMAC and CFS.

    On December 19, 1995 the Company completed an initial public offering of its Common Stock (the "IPO") in which it sold 2,500,000 shares and certain selling shareholders sold 1,766,437 shares. Contemporaneously with the IPO, the Company sold 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsidiary of The Zurich Insurance Company. The net proceeds to the Company of the IPO and the sale of shares to Centre Re, after commissions and fees, were $54.7 million, of which approximately $50 million was contributed to CapMAC to support planned growth. The balance was retained by Holdings for general purposes, including investments in international business ventures and strategic alliances.

    A significant portion of the Company's revenues for each period has been attributable to a small number of originators and other customers. However, there is fluctuation in the identity of these customers from year to year and the effect of a loss of one or more of these customers would be mitigated by the embedded nature of future premium revenue. Due in part to its historical relationship to the Company, Citicorp and its affiliates, through referrals or otherwise, have consistently accounted for more than 10% of the Company's revenues. See "Risk Factors--Major Business Relationship."

    Premiums. Premiums that are payable monthly to CapMAC are reflected in income when due, net of amounts payable to reinsurers. Premiums that are payable quarterly, semi-annually or annually are reflected in income, net of amounts payable to reinsurers, on an equal monthly basis over the corresponding policy term. Premiums that are collected as a single premium at the inception of the policy and have a term longer than one year are earned, net of amounts payable to reinsurers, by allocating premium to each bond maturity based on the principal amount and earning it straight-line over the term of each bond maturity.


    Due to the annuity nature of premium income, CapMAC has an embedded future revenue stream which will be collected and recognized over the term of the book of business, not only in the year the business is written. CapMAC reflects a relatively small portion of the expected future revenue on the business written in the current period as premium earnings in the same period. The total estimated present value of future revenues, "PFR," includes premiums (net of ceded premiums) and ceding commission income contractually due to or to be earned by CapMAC in the future under outstanding policies. PFR is not a GAAP measure. The determination of the amount of PFR for a given policy is based primarily on the premium rate specified for such policy, the contractual term of the policy and the expected outstanding amount of the obligations insured under such policy discounted to present value at an assumed discount rate. The discount rate used for purposes of the PFR calculation is substantially equivalent to the pre-tax yield on the Company's investment portfolio adjusted to reflect the tax benefit applicable to the interest earned on the tax-exempt securities in the Company's investment portfolio. The discount rate is adjusted annually to reflect changes in the interest rate environment, as reflected in the Company's yield on its investment portfolio. The expected term of an insurance policy is based on the contractual term of the policy without giving effect to any potential renewals or early terminations of the policy. For amortizing obligations, the expected outstanding amount of the insured obligations is based on the initial outstanding amount of such obligations reduced over time by any scheduled payments and expected prepayments of the insured obligation. The expected outstanding amount of insured obligations backed by revolving pools of receivables, which are primarily commercial paper programs, is based on indications of expected usage from the ultimate borrower. Once it is determined that a transaction has terminated or will terminate, or that no premiums will be received due to an elimination of any future projected exposure, all future revenues relating to such transaction are removed from the PFR calculation. Conversely, if a transaction is renewed for a certain period of time, the incremental additional projected revenue is included in the PFR calculation based on the extended contractual term of the policy. In the event of a loss on a policy where the premium is payable in installments, the present value of the expected loss will be accrued for on the financial statements in accordance with GAAP, and there may be a resulting reduction in PFR. The Company believes that the PFR provides useful information in evaluating its business growth during a given period. However, the actual amount of future revenue may differ from the estimates due to various factors such as early termination, renewal of insurance contracts, changes in projected rates at which insured obligations are repaid, or variations in the utilization of insured structured programs. See "Risk Factors--Realization of PFR."


    Advisory Fees. Advisory fees received by CFS or CapMAC Financial Services (Europe) Ltd. ("CFS (Europe)") are generally earned when a transaction closes; consequently the timing of such transactions can result in significant fluctuations in revenues attributable to such fees from period to period. Such amounts are non-refundable and are paid for services provided prior to the close of a transaction.

    Investment Income. All of the Company's investment portfolio has been classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Available-for-sale securities are recorded at fair value, which is based upon quoted market prices. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

    Deferred Acquisition Costs. Certain costs incurred by CapMAC that vary with and are primarily related to the production of new business are deferred in accordance with GAAP. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes. Deferred acquisition costs ("DAC") are amortized over the period in proportion to the related premium earnings.

    Reserve for Losses and Loss Adjustment Expenses. CapMAC maintains a reserve for losses and loss adjustment expenses which consists of a Supplemental Loss Reserve and, if appropriate, a case basis reserve for expected levels of defaults resulting from credit failures on currently insured issues. The Supplemental Loss Reserve is based on estimates of the portion of earned premiums required to cover those claims. A case basis loss reserve is established for insured obligations when, in the judgment of management, a default in the timely payment of debt service is imminent. For defaults considered temporary, a case basis loss reserve is established in an amount equal to the present value of the anticipated defaulted debt service payments over the expected period of default. If the default is judged not to be temporary, the present value of all remaining defaulted debt service payments is recorded as a case basis loss reserve. Anticipated salvage recoveries are considered in establishing case basis loss reserves when such amounts are reasonably estimable.

RESULTS OF OPERATIONS

    Presented below are selected financial and statistical data for 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996.

                              SELECTED STATISTICS
                                ($ IN THOUSANDS)

                                               THREE MONTHS ENDED             YEAR ENDED
                                                   MARCH 31,                 DECEMBER 31,
                                               ------------------    -----------------------------
                                                1996       1995       1995       1994       1993
                                               -------    -------    -------    -------    -------
Gross premiums written......................   $15,029    $16,992    $57,476    $44,662    $24,894
    Period to period change.................       (12%)    --            29%        79%     --
Net premiums earned.........................     8,828      7,101     29,242     23,103     17,483
    Period to period change.................        24%     --            27%        32%     --
Advisory fees...............................     9,549      2,024     15,470     10,723      4,722
    Period to period change.................       372%     --            44%       127%     --
Total revenues..............................    23,247     12,207     62,632     44,551     34,547
    Period to period change.................        90%     --            41%        29%     --
Net income..................................     9,900      3,840     23,528     17,066     12,469
    Period to period change.................       158%     --            38%        37%     --
PFR written(1)..............................    13,114     16,723     89,585     50,921     38,152
    Period to period change.................       (22%)    --            76%        33%     --
Amount of guarantees issued ($ in
millions)...................................     1,330      2,771     16,945      9,572      5,041
    Period to period change.................       (52%)    --            77%        90%     --

                                                         AS OF
                                                       MARCH 31,          AS OF DECEMBER 31,
                                                       ---------    ------------------------------
                                                         1996         1995       1994       1993
                                                       ---------    --------    -------    -------
PFR outstanding.....................................   $ 168,266    $155,411    $98,059    $64,028
    Period to period change.........................           8%         58%        53%     --
Net par outstanding ($ in millions).................      14,019      12,628      9,397      5,606
    Period to period change.........................          11%         34%        68%     --

- ------------

(1) A portion of the PFR written for a given period, as reflected above, is included in net premiums earned for such period.

Quarter Ended March 31, 1996 versus Quarter Ended March 31, 1995

    The Company reported record net income of $9.9 million, a 158% increase over net income of $3.8 million reported during the first quarter of 1995. Primary earnings per share and earnings per share on a fully diluted basis were $0.57 during the first quarter of 1996, a 104% increase over $0.28 during the first quarter of 1995.

    Total revenues during the first quarter of 1996 were $23.2 million, an increase of 90% from $12.2 million during the first quarter of 1995. This increase was primarily due to higher advisory fees, premiums earned and net investment income.

    For the first quarter of 1996, gross premiums written were $15.0 million, a decrease of 12% from $17.0 million for the same period in 1995. The decrease in gross premiums written was the result of a lower volume of secondary market transactions which typically collect premiums in a single payment on the policy inception date. Offsetting the decrease in gross premiums written was a decrease in premiums ceded to reinsurers from $3.1 million during the first quarter of 1995 to $1.9 million in the first quarter of 1996. On January 1, 1996, CapMAC reassumed the liability for all policies previously reinsured by Winterthur Swiss Insurance Company ("Winterthur"). As a result, CapMAC reassumed approximately $1.4 billion of principal insured by Winterthur as of December 31, 1995. In connection with this reassumption of liability, Winterthur returned to CapMAC the corresponding unearned premiums, net of ceding commission and federal excise tax, of $2.0 million. Net premiums earned were $8.8 million for the first quarter of 1996, an increase of 24% from $7.1 million for the corresponding period in 1995.

    Business originated or renewed in the first quarter of 1996 was estimated to generate $13.1 million of PFR, a decrease of 22% over the same period in 1995. Correspondingly, the amount of guarantees issued (gross par written) decreased from $2.8 billion in the first quarter of 1995 to $1.3 billion in the first quarter of 1996, representing a decrease of 52%. The amount of guarantees issued in the first quarter of 1995 resulted from CapMAC insuring several conduits and one large consumer receivable transaction during such period. At March 31, 1996, CapMAC had 493 policies outstanding which are expected to generate $168.3 million of PFR, up approximately 8% from $155.4 million at December 31, 1995 relating to 476 policies outstanding at such date.

    At March 31, 1996, Net Par insured and outstanding was $14.0 billion, up 11% from $12.6 billion at December 31, 1995. Unearned premiums representing premiums collected but not yet earned increased by $4.5 million from December 31, 1995 to a total of $50.3 million at March 31, 1996. The remaining weighted average life of the insured portfolio was estimated to be 6.3 years at March 31, 1996 and 6.0 years at December 31, 1995.

    Advisory fees increased 372% from $2.0 million in the first quarter of 1995 to $9.5 million in the first quarter of 1996. The increase in advisory fees received by CFS related to the closing of certain transactions which involved significant advisory and structuring services provided by CFS. Because advisory fees are generally earned upon the closing of certain transactions, the timing of transactions generating fees as well as the amount of such fees may result in significant fluctuations in revenues attributable to such fees from period to period.

    Other income increased $0.3 million from $0.3 million in the first quarter of 1995 to $0.6 million in the first quarter of 1996.


    Net investment income was $4.2 million in the first quarter of 1996 and $2.8 million for the corresponding period in 1995. Average assets available for investment increased from $216.1 million at March 31, 1995 to $301.0 million at March 31, 1996. The increase was primarily due to the investment of the proceeds of (i) the initial public offering of the Company's Common Stock completed in December 1995, (ii) the private placement of the Company's Common Stock to Centre Reinsurance Limited concurrent with the public offering and (iii) the private placement of the Company's Common Stock to ORIX USA Corporation in July 1995. The average annualized pre-tax yield on the investment portfolio increased from 5.3% in the first quarter of 1995 to 5.6% in the first quarter of 1996. The average annualized after-tax yield on the investment portfolio increased from 4.4% in the first quarter of 1995 to 4.5% in the first quarter of 1996. Net realized capital gains in the first quarter of 1996 were $0.1 million higher than in the same period in 1995. The amount of tax-exempt securities held in the Company's investment portfolio decreased slightly from 60% at March 31, 1995 to 59% at March 31, 1996. The average duration of the Company's investment portfolio was 3.9 years and 4.3 years at March 31, 1996 and March 31, 1995, respectively.


    Total expenses were $8.5 million in the first quarter of 1996, an increase of 25% from $6.8 million in the first quarter of 1995. Total expenses included additions to the reserve for losses and loss adjustment expenses, underwriting and operating expenses, policy acquisition costs, and interest expense.


    Corresponding to the growth in the insured portfolio, the losses and loss adjustment expenses were $1.1 million in the first quarter of 1996 compared to $0.7 million in the first quarter of 1995. At March 31, 1996, the Company had a net case basis loss reserve of $295,000, which resulted from CapMAC's first claim on a financial guaranty policy which occurred in 1995. See --"Year Ended December 31, 1995 versus Year Ended December 31, 1994."


    Underwriting and operating expenses were $5.1 million in the first quarter of 1996, a 24% increase from $4.1 million in the first quarter of 1995. Underwriting and operating expenses consisted of gross underwriting and operating expenses, reduced by the deferral to future periods of certain costs related to CapMAC's acquisition of new business and ceding commission income. Gross underwriting and operating expenses were $9.5 million and $8.5 million in the first quarter of 1996 and 1995, respectively. The increase in underwriting and operating expenses was due to increased compensation costs and other operating costs. Staff and benefit-related expenses, including discretionary bonuses to employees, constituted approximately 71% of gross underwriting and operating expenses in the first quarter of 1996 compared to 69% in the first quarter of 1995. The Company maintains a discretionary bonus plan under which annual bonuses are awarded to employees. As of March 31, 1996 and March 31, 1995, $2.5 million and $1.9 million were accrued, respectively, for payment of bonuses under such plan. Underwriting and operating expenses deferred by CapMAC were $4.4 million for each of the first quarter of 1996 and 1995.

    Policy acquisition costs represent the amortization of DAC. The increase in policy acquisition costs from $1.7 million in the first quarter of 1995 to $2.1 million in the first quarter of 1996 relates to the increase in premiums earned in the corresponding periods. Interest expense related to the senior debt was $0.3 million in the first quarter of 1996 and 1995. In the first quarter of 1996 and 1995, the Company had net tax expense of $4.9 million and $1.6 million, respectively. The Company's effective tax rate was 33.2% and 29.0% for the first quarter of 1996 and 1995, respectively. The effective tax rates during these periods were lower than the statutory tax rate of 35% in 1996 and 1995 primarily due to tax-exempt interest income. As of March 31, 1996, tax-exempt interest income of $2.3 million represented 16% of earnings before taxes ("EBT") compared to $1.7 million which represented 31% of EBT in the first quarter of the prior year.

Year Ended December 31, 1995 Versus Year Ended December 31, 1994

    The Company continued to demonstrate a pattern of strong growth in 1995. The Company reported net income of $23.5 million or $1.73 per share during 1995, a 38% increase over net income of $17.1 million or $1.23 per share reported in 1994. Primary earnings per share and earnings per share on a fully diluted basis were $1.73 and $1.65, respectively, in 1995, a 41% and 34% increase, respectively, over primary earnings per share and earnings per share on a fully diluted basis of $1.23 in 1994.

    Total revenues in 1995 were $62.6 million, an increase of 41% from $44.6 million in 1994. This increase was primarily due to higher premiums earned and advisory fees.

    In 1995, gross premiums written were a record $57.5 million, an increase of 29% from $44.7 million for the same period in 1994. Net premiums earned were $29.2 million in 1995, an increase of 27% from $23.1 million in 1994. In 1995 and 1994, premiums collected on an installment basis constituted 91% and 96%, respectively, of net premiums earned.

    Business originated and renewed in 1995 was estimated to generate $89.5 million of PFR, an increase of $38.6 million, or 76%, over the same period in 1994. Correspondingly, the amount of guarantees issued (gross par written) increased from $9.6 billion in 1994 to $16.9 billion in 1995, representing an increase of 77%. At December 31, 1995, CapMAC had 476 policies outstanding which are expected to generate $155.4 million of PFR, up approximately 58% from $98.1 million at December 31, 1994 which related to 358 policies outstanding at such date.

    At December 31, 1995, Net Par insured and outstanding was $12.6 billion, up 34% from $9.4 billion at December 31, 1994. Unearned premiums, representing premiums collected but not yet earned, increased by $19.9 million from December 31, 1994 to a total of $45.8 million at December 31, 1995. The remaining weighted average life of the insured portfolio was estimated to be 6.0 years at December 31, 1995 and 5.0 years at December 31, 1994.

    Advisory fees increased 44% from $10.7 million in 1994 to $15.5 million in 1995. The increase in advisory fees received by CFS related to the closing of several transactions which involved extensive advisory and structuring services provided by CFS.

    Other income increased $3.2 million from $0.5 million in 1994 to $3.7 million in 1995. The increase was primarily due to the Company's sale without recourse in 1995 of its interest in potential future cash flows from certain transactions included in its insured portfolio for a net amount of $2.2 million.

    Net investment income was $12.8 million in 1995 and $10.3 million in 1994. Average assets available for investment increased from $198.0 million in 1994 to $238.4 million in 1995. The increase was primarily due to investment of the proceeds of the IPO and the private placements of stock to ORIX and Centre Re. The average annualized pre-tax yield on the investment portfolio increased from 5.3% in 1994 to 5.5% in 1995 due to a higher interest rate environment. The average after-tax yield on the investment portfolio increased from 4.3% in 1994 to 4.5% in 1995. Net realized capital gains in 1995 were $1.5 million higher than in 1994. The amount of tax-exempt securities held in the Company's investment portfolio decreased from 61% at December 31, 1994 to 57% at December 31, 1995. The average duration of the Company's investment portfolio was 3.5 years and 4.7 years at December 31, 1995 and December 31, 1994, respectively.

    Total expenses were $28.0 million in 1995, an increase of 42% from $19.7 million in 1994. Total expenses included additions to the reserve for losses and loss adjustment expenses, underwriting and operating expenses, policy acquisition costs, and interest expense.


    In September 1995, CapMAC incurred its first claim on a financial guaranty policy. Based on its current estimate, the Company expects the aggregate amount of the claim and related loss adjustment expenses with respect to such policy not to exceed $2.7 million, although no assurance can be given that such claims and related expenses will not exceed that amount. Such amount was covered through a recovery under a quota share reinsurance agreement of $0.2 million and a reduction in the Supplemental Loss Reserve of $2.5 million. The portion of the claim and related expenses not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account. (See--"Business--Reinsurance" for a discussion of the Lureco Trust Account.) At December 31, 1995, the Company had a net case basis loss reserve of $0.6 million. Corresponding to the growth in the insured portfolio, the losses and loss adjustment expenses were $3.1 million in 1995 compared to $1.4 million in 1994.


    Underwriting and operating expenses were $16.4 million in 1995, a 31% increase from $12.5 million in 1994. Underwriting and operating expenses consisted of gross underwriting and operating expenses, reduced by the deferral to future periods of certain costs related to CapMAC's acquisition of new business and ceding commission income. Gross underwriting and operating expenses were $33.9 million and $26.7 million in 1995 and 1994, respectively. The increase in underwriting and operating expenses was due to increased compensation costs and other operating costs offset by increased ceding commission income. Staff and benefit-related expenses, including for payment of discretionary bonuses to employees, constituted approximately 73% of gross underwriting and operating expenses in 1995 compared to 69% in 1994. The Company maintains a discretionary bonus plan under which aggregate annual bonuses of $7.8 million and $5.3 million were awarded to employees in 1995 and 1994, respectively. Underwriting and operating expenses deferred by CapMAC were $14.1 million and $17.5 million in 1995 and 1994, respectively.

    Policy acquisition costs represent the amortization of DAC. The increase in policy acquisition costs from $4.5 million in 1994 to $7.2 million in 1995 relates to the increase in premiums earned in the corresponding periods. In 1995 and 1994, the Company had net tax expense of $11.1 million and $7.8 million, respectively. Interest expense related to the senior debt was $1.2 million in 1995 and 1994. The Company's effective tax rate was 32.0% and 31.4% for 1995 and 1994, respectively. The effective tax rates during these periods were lower than the statutory tax rate of 35% in 1995 and 34% in 1994 primarily due to tax-exempt interest income. As of December 31, 1995, tax-exempt interest income of $7.8 million represented 22.5% of EBT compared to $5.7 million which represented 22.9% of EBT in the prior year.

Year Ended December 31, 1994 versus Year Ended December 31, 1993

    The Company continued to demonstrate a pattern of strong growth in 1994. This growth was evidenced by an increase of 37% in net income to $17.1 million from $12.5 million in 1993. Excluding capital gains and losses realized, net income increased by 50% from $11.5 million in 1993 to $17.1 million in 1994. Primary earnings per share and earnings per share on a fully diluted basis were $1.23 in 1994, a 28% increase over $0.96 in 1993. The increased earnings were attributable to higher premiums earned and advisory fees, partially offset by increased underwriting and operating expenses, increased policy acquisition costs and an increase in the Supplemental Loss Reserve.

    Total revenues in 1994 were $44.6 million, an increase of 29% from $34.5 million in 1993. This increase was primarily due to higher premiums earned and advisory fees, partially offset by lower net realized capital gains.

    In 1994, gross premiums written were at a record high of $44.7 million, $19.8 million or 79% higher than in 1993. Net premiums earned were $23.1 million in 1994, $5.6 million or 32% higher than in 1993. In 1994 and 1993, premiums collected on an installment basis constituted 96% and 91%, respectively, of net premiums earned.

    During 1994, the Company's enhancement of structured finance transactions grew at a strong pace. The Company continued to focus on high value-added transactions where it could apply its specialized structuring and underwriting expertise. In 1994, CapMAC insured 192 transactions (including renewal of policies previously issued), a 63% increase over 1993. Correspondingly, the amount of guaranties issued, in terms of Gross Par, increased by 90% from $5.0 billion in 1993 to $9.6 billion in 1994. At the end of 1994, the Company had 358 transactions insured and outstanding which were expected to generate over $98.1 million of PFR, up 53% from approximately $64.0 million at December 31, 1993. Business originated or renewed in 1994 was expected to generate $50.9 million of PFR, an increase of $12.8 million or 33% over the prior year. Unearned premium, representing premiums collected but not yet earned, increased by $15.8 million from December 31, 1993 to a total of $25.9 million at December 31, 1994. The remaining weighted average life of the insured portfolio was estimated to be 5.0 years at December 31, 1994 and 4.8 years at December 31, 1993.

    Advisory fees increased 127% from $4.7 million in 1993 to $10.7 million in 1994. The increase in advisory fees received by CFS related to the closing of several transactions which involved providing extensive advisory and structuring services.

    Net investment income was $10.3 million in 1994 and $10.2 million in 1993. Average assets available for investment increased from $178.7 million in 1993 to $198.0 million in 1994. Offsetting this increase was a decline in the average pre-tax yield on the investment portfolio from approximately 5.8% in 1993 to 5.3% in 1994. The decrease in the yield was primarily due to a decline in the dividend income received from mutual funds. Excluding dividend income, average pre-tax yield increased from 5.6% in 1993 to 5.8% in 1994. The average after-tax yield on the investment portfolio declined from 4.5% in 1993 to 4.3% in 1994. Net realized capital gains (losses) in 1994 were ($0.1) million and $1.5 million in 1993. The amount of tax-exempt securities held in the Company's investment portfolio increased from 44% at December 31, 1993 to 61% at December 31, 1994. The average duration of the Company's investment portfolio was 4.7 years at December 31, 1994.

    Total expenses were $19.7 million in 1994, an increase of 19% from $16.5 million in 1993. Total expenses included additions to the reserve for losses and loss adjustment expenses, underwriting and operating expenses, policy acquisition costs and interest expense.

    Corresponding to the increase in the premiums earned from the insured portfolio, the Supplemental Loss Reserve increased by $1.4 million in 1994 to $5.2 million.

    Underwriting and operating expenses were $12.5 million in 1994, a 7% increase from $11.7 million in 1993. Underwriting and operating expenses consisted of gross underwriting and operating expenses, reduced by the deferral to future periods of certain costs incurred by CapMAC related to the acquisition of new business and by ceding commission income. Gross underwriting and operating expenses were $26.7 million in 1994, up 10% from $24.2 million in 1993. The increases in underwriting and operating expenses were due to higher compensation costs and other operating costs, offset by increased ceding commission income. Staff and benefit-related expenses, including for payment of discretionary bonuses to employees, constituted approximately 69% and 63% of gross underwriting and operating expenses in 1994 and 1993, respectively. The Company maintains a discretionary bonus plan under which aggregate annual bonuses of $5.3 million and $3.5 million were awarded to employees in 1994 and 1993, respectively. Underwriting and operating expenses deferred by CapMAC were $14.2 million in 1994 and $12.5 million in 1993.

    Policy acquisition costs represent the amortization of DAC. The increase in policy acquisition costs from $2.7 million in 1993 to $4.5 million in 1994 relates to the increase in premiums earned in the corresponding years.

    Interest expense related to the senior debt was $1.2 million in both 1994 and 1993. In 1994 and 1993, the Company had a net tax expense of $7.8 million and $5.6 million, respectively. The Company's effective tax rate was 31.4% in 1994 and 30.9% in 1993, respectively. The effective tax rates during these periods were lower than the statutory tax rate of 34% primarily due to tax-exempt interest income. In 1994, tax-exempt interest income of $5.7 million represented 22.9% of EBT compared to $3.4 million which represented 18.8% of EBT in 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company and Holdings. The operations of the Company are conducted primarily through CapMAC and CFS, wholly owned subsidiaries of Holdings. The liquidity of Holdings both on a short-term (less than twelve months) and long-term basis (twelve months or longer) will be dependent on several factors including borrowings, equity issuances and dividends from CFS and CapMAC. Holdings requires liquidity for payment of dividends to shareholders, investment in international business ventures and debt service. See "Business--International Operations," "Indebtedness" and "Dividend Policy." Additionally, Holdings is required to purchase common stock in TMG Group for approximately $13 million no later than February 27, 2000. See "Business--Derivative Products." In addition, Holdings has agreed to invest, subject to the satisfaction of certain conditions, up to an additional $5.8 million in CapMAC Asia for the purpose of funding an investment in Asia Services. See "Business-- International Operations." Currently, no near-term dividends are expected to be received by Holdings from CapMAC. See "Risk Factors--Holding Company Structure; Dividend Limitations."

    Management believes that the Company's operating liquidity needs, both on a short-term basis and long-term basis, can be funded exclusively from its operating cash flow. The Company has a number of sources of liquidity which it expects to have available to pay claims on a short- and long-term basis: the cash flow from its written premiums, advisory fees collected, its investment portfolio and the earnings thereon, its bank line of credit, its reinsurance arrangements with third-party reinsurers, the capital markets and, under certain circumstances, realizations from collateral underlying its insured transactions.

    The Company has no material commitments for capital expenditures, although it has the strategic alliance investment commitments referred to above. The total liquidity resources of the Company represented by its investment income, its premium and advisory fees collections and its liquidity arrangements are, in management's opinion, adequate to meet the Company's cash needs.

    CapMAC. CapMAC's primary sources of funds are from premiums received and earnings from its investment portfolio. Currently CapMAC's primary use of funds is to pay operating expenses. In the event of a default by an issuer of an insured obligation and upon exhaustion of other liquidity sources in the transaction, such as the cash flow from the collateral underlying such obligations, funds from CapMAC's investment portfolio may be required to satisfy claims. CapMAC generally insures asset-backed transactions which have been structured to address liquidity risks through, among other measures, the addition of other liquidity sources, such as banks, to transactions. The insurance policies issued by CapMAC provide, in general, that payment of principal, interest and other amounts insured by CapMAC may not be accelerated by the holder of the obligation but are paid by CapMAC in accordance with the obligation's original payment schedule or, at CapMAC's option, on an accelerated basis. These policy provisions prohibiting acceleration of certain claims are mandatory under Article 69 of the New York Insurance Law and serve to reduce CapMAC's liquidity requirements.

    The Company has a conservative investment strategy of investing in U.S. government and agency obligations and securities that are rated "A" or better by the major rating agencies. The Company has readily marketable, high quality, fixed income securities and short-term investments in its investment portfolio. The average contractual maturity of securities within the investment portfolio was 6.3 years and 4.7 years at March 31, 1996 and December 31, 1995, respectively. The average duration of the investment portfolio at March 31, 1996 and December 31, 1995 was 3.9 years and 3.5 years, respectively. At March 31, 1996, the amortized cost of the Company's investment portfolio was approximately $309.3 million (fair value of $309.6 million). The Company manages its investments with the objectives of preserving its capital and claims-paying ability, maintaining a high level of liquidity, minimizing taxes and, within these constraints, optimizing the return on its investment portfolio.

    CapMAC has available a $100 million, standby corporate liquidity facility presently scheduled to terminate in June 1998 which, if necessary, is available (subject to satisfaction of customary drawing conditions) to provide funds for any claim payments under its policies. Such drawing conditions include a requirement that CapMAC maintain at least $140 million of "Tangible Net Worth", which is defined as the difference between the market value of CapMAC's portfolio of marketable securities plus the amount of its cash on hand and the total liabilities and reserves of CapMAC determined in accordance with GAAP, excluding any loans made under the liquidity facility. As of March 31, 1996, CapMAC's Tangible Net Worth was $222.1 million. The liquidity facility is provided by a consortium of banks headed by Bank of Montreal, as agent, which is rated A1+ and P1 by S&P and Moody's, respectively. As of March 31, 1996, CapMAC has not borrowed under this corporate liquidity facility.

    Reinsurance arrangements provide a further source of liquidity to CapMAC. CapMAC actively pursues reinsurance as a means of diversifying and reducing risk, enhancing return on capital and adding underwriting capacity. In addition to its facultative and treaty reinsurance agreements, CapMAC has a "stop-loss" reinsurance treaty which indemnifies CapMAC for a specified amount of losses incurred above a certain amount. At March 31, 1996, the majority of CapMAC's reinsurance capacity was held by reinsurers who were rated AA or better by S&P. CapMAC monitors the creditworthiness of all of its reinsurers on a regular basis. See "Business--Reinsurance."

    At March 31, 1996, December 31, 1995 and December 31, 1994, CapMAC had statutory qualified capital, which consisted of statutory capital, unassigned surplus and contingency reserves, of $245 million, $240 million and $170 million, respectively. CapMAC's policyholders' leverage ratio, which is measured by the ratio of net principal and interest insured to statutory qualified capital was 68 to 1 at March 31, 1996, 63 to 1 at December 31, 1995 and 64 to 1 at December 31, 1994. These ratios were within aggregate limits permissible under New York State Financial Guaranty Law. See "Business-- Insurance Regulatory Matters." CapMAC's claims-paying resources as defined by the Company (which includes statutory qualified capital, PFR and stop-loss reinsurance) stood at $463.7 million at March 31, 1996, $445.3 million at December 31, 1995, and $318.6 million at December 31, 1994.

    CapMAC Financial Services. The primary sources of funds for CFS are payments by CapMAC under a service agreement between CFS and CapMAC (the "CFS Servicing Agreement") and the collection of advisory fees for providing advisory and structuring services to third parties. In addition, both CFS and CFS (Europe) generate earnings from their respective investment portfolios. At March 31, 1996, the amortized cost and fair value of the consolidated CFS portfolio was $14.2 million. The entire portfolio was highly liquid with maturities of less than one year. The primary use of the funds of CFS is to pay its operating expenses. All of the Company's personnel are employed by CFS. Under the CFS Servicing Agreement, CFS allocates expenses to CapMAC for services provided to the respective companies. It is intended that a portion of CFS' funds be used to pay dividends to Holdings in order that Holdings will have funds available to pay dividends and satisfy its obligations. See "Dividend Policy."

                               INDUSTRY OVERVIEW

    The securitization market has continued to expand every year since 1987, as measured both by the aggregate principal amount of asset-backed obligations issued and the variety of assets which have been securitized. While mortgages, home equity loans, credit card receivables and auto loans constitute the largest percentage of assets backing asset-backed securities, the variety of asset-backed obligations available to investors has continued to expand dramatically, as corporations, financial institutions and even state and local governments have sought to access the capital markets by securitizing their respective assets.

    The principles of securitization have been increasingly applied in overseas markets, although development in particular countries has varied due to the sophistication of the capital markets and the impact of financial regulatory requirements, accounting standards and legal systems. Recently, securitization has been used to finance assets and originators located in Europe, Japan, Hong Kong, and in various other Asian countries, as well as in South America. It is anticipated that securitization will continue to expand internationally, albeit at varying rates in each country.

    Asset-backed obligations are typically issued in connection with structured financings or securitizations, in which the securities being issued are secured by or payable from a specific pool of assets having an ascertainable cash flow and held by a special purpose issuing entity. While most asset-backed obligations are secured by or represent interests in pools of assets, such as residential and commercial mortgages and credit card and auto loan receivables, financial guaranty insurance companies have also insured asset-backed obligations secured by one or a few assets, such as utility mortgage bonds, project finance bonds and multifamily or commercial real estate.

    In general, asset-backed obligations are payable only from cash flow generated by a pool of assets and take the form of either "pass-through" obligations, which represent interests in the related assets, or "pay-through" obligations, which generally are debt obligations which are collateralized by the related assets. Both types of asset-backed obligations also generally have the benefit of overcollateralization or one or more forms of credit enhancement to cover credit risks associated with the related assets.

    The following table sets forth certain industry information relating to selected asset-backed obligations issued for the periods indicated:

               NEW U.S. ISSUANCES OF ASSET-BACKED OBLIGATIONS(1)

                                                                YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------
                                                      1991      1992      1993      1994      1995
                                                     ------    ------    ------    ------    ------
                                                                    ($ IN BILLIONS)
Credit Cards......................................   $ 21.6    $ 15.8    $ 19.6    $ 31.9    $ 47.0
Auto Loans........................................     16.9      23.2      24.8      17.5      24.7
Home Equities.....................................     10.2       6.2       7.1      10.1      16.1
Manufactured Housing..............................      1.3       2.8       2.5       4.3       5.6
Other(2)..........................................      0.8       3.2       5.9      12.0      14.4
                                                     ------    ------    ------    ------    ------
Public Asset-Backed Insurance.....................     50.8      51.2      59.9      75.8     107.8
Private Asset-Backed Insurance....................      9.5      11.5      13.1      12.7      17.9
Asset-Backed Commercial Paper.....................     45.0      47.0      58.0      71.0      99.0
                                                     ------    ------    ------    ------    ------
      Total.......................................   $105.3    $109.7    $131.0    $159.5    $224.7
                                                     ------    ------    ------    ------    ------
                                                     ------    ------    ------    ------    ------

- ------------

(1) Source: Various industry participants.

(2) Student loans; recreational vehicle loans; boat loans; unsecured consumer loans; agricultural equipment loans; loans to small businesses; various equipment, auto, computer, railcar and aircraft leases; and trade and real estate tax receivables.

    Based on data compiled by the Association of Financial Guaranty Insurors, the Company wrote approximately 32% of the financial guaranty insurance directly written (excluding business assumed through reinsurance) by financial guaranty insurers during 1995 on taxable asset-backed obligations.


    The recent rapid growth in the issuance of asset-backed obligations has been due in part to increased capital requirements of commercial banks and insurance companies and the contraction of credit extended to corporations. Banks have responded to increased capital requirements by selling certain of their assets, such as credit card receivables and automobile loans, in securitized structures to the financial markets. Moreover, many corporations have found securitization of their assets to be a funding alternative less costly than traditional forms of borrowing.

    Asset-backed obligations generally entail two forms of risks: asset risk, which concerns the amount and quality of asset coverage; and structural risk, which concerns the extent to which the transaction structure protects the interests of the investors (and therefore the insurer). In general, the amount and quality of asset coverage required is determined by the historical performance of the assets. The future performance of the underlying pool of assets (for example, loss and delinquency rates, yield and the rate at which payments are received on the assets) will generally determine whether the amount of overcollateralization or other credit enhancement ultimately was sufficient to protect investors (and therefore the insurer) against adverse asset performance. The ability of the servicer of the assets to properly service and collect the underlying assets often is a factor in determining future asset performance.

    Structural risks addressed by asset-backed transactions include bankruptcy and tax risks. Asset-backed structures are usually designed to protect the investors (and therefore the insurer) from the bankruptcy or insolvency of the entity that originated the underlying assets as well as from the bankruptcy or insolvency of the servicer of those assets (which may be receiving the cash payments from the underlying obligors). Related issues that often raise concerns are whether the sale of the assets by the originator to the issuer of the asset-backed obligations would be respected in the event of the bankruptcy or insolvency of the originator and whether the servicer of the assets may be permitted or required to delay the remittance to investors of any cash collections held by it at, or received by it after, the time it becomes subject to bankruptcy or insolvency proceedings. In addition, because the cash flow generated by the underlying assets is the primary source for the repayment of the asset-backed obligations, asset-backed transactions are structured to take into account the tax status of the issuing entity and the tax characterization (debt or equity) of the asset-backed obligations which are issued. CapMAC endeavors to address these risks through its credit underwriting guidelines, standards and procedures. See "Business--Underwriting Procedures and Guidelines."

    Municipal obligations comprise bonds, notes and other evidences of indebtedness issued by states and their political subdivisions (such as counties, cities, or towns), utility districts, public universities and hospitals, public housing and transportation authorities and other public and quasi-public entities. Municipal obligations are supported by the issuer's taxing power in the case of general obligation bonds, or by the issuer's ability to impose and collect fees and charges for public services or specific projects in the case of most special revenue bonds. Although insurance of municipal obligations represents the largest portion of the financial guaranty insurance business, as of December 31, 1995 it formed only 6.0% of the Net Par insured by CapMAC. CapMAC's share of the market for the insurance of directly issued municipal bonds was less than 0.3% in 1995 and 0.9% in 1994.

    Financial guaranty insurance generally provides an unconditional and irrevocable guaranty to the holder of an insured obligation to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at the option of the insurance company, on an accelerated basis in the event of a payment default on the underlying issued obligation. The insurer generally has recourse against the issuer and/or any related collateral for amounts paid under the terms of the policy. Each subsequent purchaser of the obligation generally receives the benefit of such guaranty.

    Financial guaranty insurance benefits both issuers and investors. The principal economic value of financial guaranty insurance to an issuer of an obligation is the savings in interest costs resulting from the difference between the interest rates on an insured obligation (taking into account premiums paid for the insurance) and the interest rate on the same obligation on an uninsured basis. In addition, for complex financings and for obligations of issuers that are not well known by the investment community, insured obligations generally receive greater market acceptance than uninsured obligations. Investors benefit from the greater marketability of the insured obligation and a reduction in the risks of loss associated with an issuer's default, as well as greater retention of value of their investment should the issuer experience adversity. See "Risk Factors--Market and Other Factors" for a discussion of factors affecting the demand for and supply of financial guaranty insurance.

    Financial guaranty insurance in the past was provided by both monoline insurers, which limit their business to the issuance of financial guaranties, and multiline insurers, which offer both financial guaranty insurance and other kinds of property and casualty insurance. As a result of the enactment of
Article 69 of the New York Insurance Law in 1989, multiline insurers, whether or not organized in New York, are prohibited from writing financial guaranty insurance on a direct basis in the state, except during a transitional period which, subject to certain conditions, will expire in May 1997. Multiline insurers may in the future write such business by establishing monoline subsidiaries, although, under the New York Insurance Law and rating agency guidelines for triple-A claims-paying ability ratings, any such subsidiaries will require significant initial capital and surplus. See "Business--Competition" and "Industry Overview."

    The financial guaranty insurance companies have increasingly sought to diversify their product base as the market for the traditional provision of insurance for asset-backed and municipal transactions has become more competitive. This diversification has been in the form of an expansion of the core businesses and in the provision of nontraditional new products.

    In general, financial guarantors insure a higher proportion of obligations backed by new asset classes than obligations backed by assets which have been securitized in large quantities and are therefore familiar to investors. This is because investors particularly value the additional security provided by a financial guarantor when the asset securitized is unfamiliar. While CapMAC has pursued opportunities throughout the securitization market, it has concentrated particularly on providing guaranties with respect to structures and obligations backed by assets which are less familiar to investors, and which therefore command higher fees. Recent examples include securitization of delinquent tax receivables, recreational vehicle loans, boat loans, student loans, healthcare receivables and premium payments due to property/casualty insurers.

                                    BUSINESS

OVERVIEW

    The Company provides financial guaranty insurance through CapMAC and advisory and structuring services through CFS, primarily in connection with transactions in which CapMAC issues guarantees. Historically, the Company has focused on the higher quality and low risk sectors of the asset-backed market while participating on a limited basis in selected transactions in the primary municipal market. As of March 31, 1996, 94.6% of the Net Par consisted of guaranteed obligations backed by consumer, trade or corporate receivables and other taxable obligations and 5.4% of the Net Par consisted of municipal and government obligations.


    Until March, 1996, the Company was organized into three primary product groups--Consumer Structured Finance, Corporate Structured Finance and Municipal Finance, and three separate geographic groups outside of the United States--Europe, Asia and Latin America, each of which was headed by a "Product Manager." In March, 1996, the Company reorganized internally to improve its ability to deliver credit enhancement and financial structuring expertise to its clients. The Company is now organized into two separate business units--Credit Enhancement and Financial Engineering, and four separate business development units--US/Japan, Europe, Asia and Latin America. The Business Units and the Business Development Units are supported by four support units--Finance/Distribution, Research and Development, Risk Management and Legal/Administration. The Credit Enhancement business unit is intended to cover the credit enhancement of transactions utilizing more standardized structures and more traditional assets such as credit card receivables, home equity loans, auto loans and corporate trade receivables. The Credit Enhancement business unit also covers the credit enhancement of municipal obligations and utility first mortgage bonds. The Financial Engineering business unit is intended to cover transactions involving highly structured and novel solutions to financial, regulatory or accounting problems of financial institutions or corporations.


    Financial guaranty insurance written by CapMAC generally guarantees to the holder of the guaranteed obligation the timely payment of principal and interest in accordance with the obligation's original payment schedule. In the case of a default on the insured obligation, payment under the insurance policy generally may not be accelerated by the holder without the consent of CapMAC, even though the underlying obligation may be accelerated.

    The structured asset-backed transactions guaranteed by CapMAC include securities backed by trade and lease receivables, automobile loans, credit card receivables, home equity loans, recreational vehicle loans, residential mortgages and, to a limited extent, commercial real estate. CapMAC also insures securitizations backed by senior bank loans, premium receivables of property/casualty insurance companies, and obligations of counterparties under hedging contracts such as interest rate swaps and obligations of special purpose derivative product subsidiaries of financial institutions.

    For primary issues, the Company works with issuers to structure asset-backed transactions into investment grade obligations which it believes would satisfy investment grade criteria of the rating agencies before the addition of CapMAC's guarantee. The Company relies on a diversified pool of underlying assets and structural and first loss protection to minimize credit and legal risks. Protection to CapMAC against losses can be provided by excess collateral, cash reserve accounts, and third party credit support. The amount of such protection is sized to cover expected credit losses on the underlying collateral pool, even under adverse scenarios. Consequently, CapMAC insured issues are structured to meet a "zero-loss" underwriting standard. Unlike underwriting used in connection with life, property and casualty and other insurance products, where a certain level of loss is expected for a portfolio of business written, "zero-loss" underwriting is a method of underwriting in which no losses are expected on the insurance policy at the time it is issued, based on worst-case assumptions.

    The Company also has a secondary market insurance program in which CapMAC provides guarantees of securities, primarily utility first mortgage bonds and municipal obligations, that are already issued and trading in the secondary markets.

    CapMAC issues both full and partial guarantees of securities. Full guarantees provide a guarantee of all payments of principal and interest on the insured security. Partial guarantees provide a guarantee of payments of principal and interest on a security up to a specified percentage (less than 100%) of the outstanding principal amount of the security.

    Debt obligations insured by CapMAC typically carry a triple-A rating due to CapMAC's triple-A claims-paying ability ratings. Moody's and S&P generally review transactions guaranteed by CapMAC before they are closed.

UNDERWRITING PROCEDURES AND GUIDELINES

    CapMAC specializes in the credit enhancement of structured asset-backed obligations. These generally represent a lower risk of loss than the credit enhancement of obligations which are neither backed by a dedicated pool of assets nor structured to protect against bankruptcy risks because they: (i) typically involve a large pool of diverse, high quality assets; (ii) employ structural protections which segregate the underlying assets from the credit risk of the seller/servicer; and (iii) have a first loss protection built into the transaction, the amount of which is based on the historical performance of the assets and is usually in the form of (a) overcollateralization or cash collateral/reserves, (b) retention of risk by the seller/servicer or (c) assumption of risk by a third party other than CapMAC. Structured asset-backed obligations are typically subject to independent review and oversight by a variety of third parties (rating agencies, underwriters, reinsurers, liquidity banks and legal counsel).

    CapMAC has developed strict and highly specific underwriting procedures for the various types of obligations CapMAC insures, consistent with its standard of "zero-loss" underwriting. The Company's underwriting policies, procedures and guidelines outline the process for analyzing, approving and monitoring all prospective and booked transactions. The underwriting policies and procedures encompass the approval process and the portfolio limits.

    Each potential transaction is first assigned to either the Financial Engineering or Credit Enhancement business unit. Transactions assigned to a business unit are analyzed and negotiated by a transaction team headed by the appropriate business manager determined on the basis of the underlying risk being insured.

    A formal written analysis is prepared and is included in the presentation to CapMAC's Underwriting Committee (the "Underwriting Committee"), which must approve all transactions other than certain transactions for established customers or financing programs, which may be approved outside of the Underwriting Committee by the transaction team leader and at least two members of the Underwriting Committee. The Underwriting Committee is comprised of ten senior underwriting officers, including the Chairman/Chief Executive Officer. In addition to the Underwriting Committee, the Underwriting Committee of CapMAC's Board of Directors' must approve all transactions which have an aggregate exposure greater than $250 million or which are certain first-time transactions. Upon approval by the applicable underwriting committees, the transaction team is responsible for documenting and closing the transaction.

    While the underwriting process necessarily varies depending on the transaction, all evaluations for structured asset-backed transactions (whether in the Credit Enhancement or Financial Engineering business unit) generally include: a review of the transaction structure, an asset analysis, a financial review of the issuer and/or seller/servicer, on-site due diligence and visits with management of the seller/servicer.

    The transaction team determines the appropriate structure for the obligation being guaranteed and the assets being securitized, and works closely with external and/or internal legal counsel to review the structure and to analyze the legality, perfection of security interests and first loss protection of the transaction. It also evaluates the seller and the servicer of the assets to determine their ability to fulfill their obligations, both in general and with respect to the specific proposed transaction. This analysis focuses both on quantitative and qualitative elements of the performance of the proposed seller/servicer.

    For structured asset-backed securities, the transaction team performs a detailed analysis of the receivables, how they were originated, how they have performed historically, how they are serviced and how the cash is collected by the servicer. The transaction team analyzes the probable performance of the assets underlying the obligations applying various factors which may affect asset performance. For pools of consumer receivables, "stress tests" are run to determine the asset pool's performance in the event of extreme economic downturns, volatile interest rate environments, and other significant changes in variables affecting asset performance. These stress tests are based on those performed by the rating agencies. CapMAC applies strict potential loss guidelines generated by these scenarios in structuring acceptable-risk transactions. For pools of corporate receivables, liquidation analyses are performed under distress and bankruptcy scenarios.

    CapMAC also typically audits the pool of assets before each transaction is closed, often using external auditors for assistance. For example, in considering a portfolio of consumer loans, a number of loans is randomly sampled to assure that all necessary documentation is in place and each loan in the sample is examined individually to ensure that it was originated and is being serviced in accordance with the originator's credit criteria. In addition, a sample of such loans is selected and obligors are contacted to ensure that the loans exist.

    The Company has developed a pricing model that for each transaction takes into account various factors, such as estimated prepayments on consumer transactions, and incorporates the level of capital required by insurance regulators and the rating agencies, the estimated incremental expenses to underwrite and monitor the transaction, an allocation of general and administrative expenses, a statistically determined assessment of probable losses based on industry experience, and the impact of any reinsurance and taxes. Using this pricing model, the earnings from the transaction and the transaction's projected return on capital are calculated. The underwriting memorandum presented to the Underwriting Committee for each transaction is accompanied by the pricing model's summary of transaction terms and profitability, which sets forth pricing information and calculations regarding the projected return on allocated capital, determined independently by a unit reporting to the Chief Financial Officer of CapMAC.

    Each transaction is also reviewed by members of the Risk Management support unit in the context of CapMAC's existing insured portfolio to ensure compliance with general guidelines. Regulatory and rating agency guidelines generally limit the amount of exposure that CapMAC can retain with respect to any transaction guaranteed, and CapMAC sets internal limits on its exposure, such as limits for each transaction and the type of assets securitized. CapMAC also actively uses reinsurance to manage its exposure. See "--Reinsurance."

    On occasion, CapMAC reinsures other financial guaranty insurers. CapMAC provides such reinsurance only on a transaction-by-transaction basis pursuant to the underwriting standards and procedures utilized in direct writings.

MONITORING PROCEDURES

    CapMAC monitors each transaction on an ongoing basis. The responsibility for monitoring completed transactions rests primarily with the Exposure Management Group, which reports to the head of the Risk Management support unit. Typically, an officer from the Exposure Management

Group is assigned to each transaction and is responsible for continuous monitoring of events and conditions which could affect the transaction until the end of the term of CapMAC's policy.

    Upon closing a transaction, the Exposure Management Group and the transaction team create a credit file, a document inventory and a schedule of key dates and prepare a monitoring report which, depending on the nature of the transaction, may include a monthly servicing report to be completed by the seller/servicer, an outline of covenants and other performance measurements, and a schedule of required quarterly and annual financial and other statements. The monitoring report serves as a form of compliance checklist and assists the Company in determining that each party is meeting its contractual obligations, that the portfolio is performing as anticipated, and that there is no potential or actual deterioration in the credit quality of the issuer, collateral or other parties to a transaction.

    For structured asset-backed transactions, servicer reports provide details on the status of the receivables pool including outstandings, collections, level of loss protection (size of overcollateralization or spread account), delinquencies, dilution, loss-to-liquidation, write-offs and recoveries.

    The culmination of the formal and informal monitoring plus periodic reviews of the asset pools, if appropriate, is a formal "Annual Review" which summarizes how the transaction has performed since the last review. These reviews are approved by the designated officer(s) of the Risk Management support unit and two members of the Underwriting Committee. If the term of a transaction is to be extended or the amount of the policy increased, then the review is formally presented and approved by the Underwriting Committee or, under certain limited circumstances, by the appropriate business manager and two members of the Underwriting Committee.

    If a transaction is not performing according to expectations, or an external event has occurred which had or may have an adverse effect, the Exposure Management Group performs an "Event Review." An Event Review identifies the condition or event giving rise to the Event Review, analyzes its effect on the transaction, and recommends corrective action or special monitoring.


    Changes in condition can range from a deterioration in the asset pool performance, as measured by delinquencies, losses, and prepayments or by a change in servicer management ability, such as faulty reports. Additional reasons for special monitoring include deterioration in the financial condition of any significant party in the transaction (e.g., seller/servicer, trustee, third party guarantor, major obligors) and adverse regulatory, political, economic or environmental events.


    Upon completion of an Event Review, the Underwriting Committee approves an action plan. An action plan, depending on the transaction, may also include exercising CapMAC's rights under the transaction documentation, which vary but may include replacing the servicer, liquidating the program or taking other actions to protect CapMAC's collateral.

    Placing a transaction on "special monitoring" does not necessarily imply an expectation of potential loss, but rather is part of the program of the Risk Management Unit to identify specific transactions where there is a change from the initial conditions under which the transaction was underwritten. As of May 31, 1996, CapMAC had five transactions which were subject to special monitoring.

    CapMAC has paid claims in connection with one of the transactions subject to special monitoring in the amount of $2.4 million through May 31, 1996. This was the first financial guarantee policy in respect of which CapMAC incurred claims. The aggregate claim and related loss adjustment expenses expected to be made on the insurance policy in connection with this transaction are estimated to be $2.7 million, although no assurance can be given that the claims and related loss adjustment expenses will not exceed this amount. This amount is expected to be covered through a recovery under a quota share reinsurance agreement of $0.2 million and a reduction in the Supplemental Loss Reserve of $2.5 million. The portion of such claims and related expenses not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account. See "Business-- Reinsurance" for a discussion of the Lureco Trust Account.

    In order to assist it in the monitoring of its portfolio, CapMAC has implemented a proprietary computer system called "CapMASTER," which enables CapMAC to analyze its total portfolio exposure according to product types, insurers, geographic concentrations, trustees, transaction structures, maturities and a variety of other factors. CapMASTER and other production software applications such as the general ledger and accounts payable are run on computer hardware located in the data center on CapMAC's premises. Frequent systems backups are made of all critical data, and the resulting tapes are stored offsite for contingency purposes.


PORTFOLIO OF INSURED OBLIGATIONS AND POLICYHOLDERS' LEVERAGE RATIO

    CapMAC uses several methods to measure and report exposure and business volume under its financial guaranty policies. One method used to determine exposure under a policy is the principal amount guaranteed under the policy ("Par"), since CapMAC's liability for principal under the policy is limited to the face amount of the policy. For example, if CapMAC issues a 10% guarantee on a $100 million par amount asset-backed security, the Par exposure is $10 million. In addition, for statutory and other purposes, CapMAC measures the principal plus interest guaranteed under its policies, or statutory principal and interest ("Statutory P&I"). In the above example, the Statutory P&I is $10 million plus interest based upon the terms of the policy, since that is the maximum amount of claims that CapMAC will have to pay. For purposes of measuring certain business volume, CapMAC uses the principal amount of the obligation that is supported by the CapMAC policy, whether a full or partial guarantee; this is referred to as "Inforce Par." In the example above, the Inforce Par would be reported as $100 million.

    Reinsurance that meets certain regulatory and rating agency requirements is used to reduce exposure. CapMAC reports Par and Statutory P&I exposure both before ("Gross") and after ("Net") giving effect to reinsurance. (See "--Reinsurance.") The following table shows CapMAC's policies outstanding as of December 31, 1993, 1994 and 1995 and March 31, 1996.

                               INSURED PORTFOLIO
                              POLICIES OUTSTANDING
                                ($ IN MILLIONS)

                                                                                           AS OF
                                                             AS OF DECEMBER 31,          MARCH 31,
                                                        -----------------------------    ---------
                                                         1993       1994       1995        1996
                                                        -------    -------    -------    ---------
Inforce Par(1).......................................   $14,386    $23,578    $32,278     $31,484
Net Par(2)...........................................     5,606      9,397     12,628      14,019
Net Statutory P&I(3).................................     6,846     10,838     15,138      16,808

- ------------

(1) Inforce Par--the full amount of principal, commitment or other obligations (excluding interest portion) of the securities or obligations in respect of which an insurance policy or a reinsurance agreement has been issued, whether or not the full amount is guaranteed by such policy or agreement.

(2) Net Par--the amount of principal or other obligations (excluding interest portion) guaranteed under an insurance policy or a reinsurance agreement, net of ceded reinsurance.

(3) Net Statutory P&I--the amount of principal or other obligations and interest guaranteed under an insurance policy or a reinsurance agreement, net of ceded reinsurance, determined in accordance with rules and procedures prescribed or permitted by state insurance regulatory authorities.

    Net Par is lower than Inforce Par because exposure is reduced due to ceded reinsurance and because of the significant portion of partial guarantees issued by CapMAC. At March 31, 1996, 41% of Inforce Par constituted full (100%) guarantees and the remaining 59% was associated with partial guarantees. The following table displays the insured portfolio exposure written for the years ended December 31, 1993, 1994 and 1995 and the three month periods ended March 31, 1995 and 1996.

                               INSURED PORTFOLIO
                                POLICIES WRITTEN
                                ($ IN MILLIONS)

                                                                       THREE MONTHS
                                                                          ENDED
                                       YEAR ENDED DECEMBER 31,          MARCH 31,
                                    -----------------------------    ----------------
                                     1993       1994       1995       1995      1996
                                    -------    -------    -------    ------    ------
Inforce Par......................   $10,399(1) $15,685(2) $27,069(3) $3,060(4) $2,755(5)
Net Par..........................     4,085      8,186     15,769     2,115       773
Net Statutory P&I................     4,561      8,871     17,040     2,806     1,075

- ------------

(1) Inforce Par written in 1993 included the issuance of a partial guarantee on a large asset-backed commercial paper conduit. By excluding this conduit, Inforce Par written would have been $8.4 billion.

(2) Inforce Par written in 1994 included the issuance of partial guarantees on two large asset-backed commercial paper conduits. If these conduits were excluded, Inforce Par written would have been $11.5 billion.

(3) Inforce Par written in 1995 included the issuance of a guarantee with respect to the assets held by an asset-backed investment vehicle. If the guarantee relating to this vehicle was excluded, Inforce Par written would have been $20.9 billion.

(4) Inforce Par written during three months ended March 31, 1995 included the issuance of a partial guarantee on a large consumer obligation transaction. By excluding this transaction Inforce Par written would have been $2.1 billion.

(5) Inforce Par written in 1996 included the issuance of a partial guarantee on a large asset-backed commercial paper conduit. If such guarantee was excluded, Inforce Par written would have been $1.5 billion.

    Management believes CapMAC's insured portfolio is well diversified in terms of type and size of obligations and geographic concentration.

    The Company's management tracks the geographic distribution of its insured obligations using a methodology developed internally. Management believes that economic deterioration within one state or region will have less of an impact on structured obligations backed by diversified pools of assets located in such state or region and having significant first loss protection than on non-structured obligations of a single issuer. Furthermore, in the case of collateral pools backed by corporate obligations, the scope of an originator's or corporate obligor's business may, if diversified geographically, minimize the risk due to the economic deterioration in a state or region. Consequently, the Company's management considers geographic exposure to be less meaningful for structured obligations than for municipal or other single issuer obligations.

    In reporting geographic exposure associated with structured asset-backed securities, CapMAC looks at the underlying collateral pool. If the pool consists of corporate obligations with no clear concentration in a particular state or region, then the transaction will be assigned to a category called "nationally diversified corporate assets." For collateral pools of consumer obligations, the transaction will be assigned to a category called "nationally diversified consumer assets" provided that no more than 20% of the collateral is associated with a particular state and provided that no more than 40% of the collateral falls into a particular region of states. If these limitations are exceeded, then the entire transaction will be assigned to specific states depending on the distribution of the underlying collateral.

    The following table sets forth the geographic distribution of CapMAC's insured portfolio in terms of Net Par as of December 31, 1993, 1994 and 1995 and March 31, 1996.

                               INSURED PORTFOLIO
                           GEOGRAPHIC DISTRIBUTION(1)
                              NET PAR OUTSTANDING
                                ($ IN MILLIONS)

                                               AS OF DECEMBER 31,
                                -------------------------------------------------   AS OF MARCH 31,
    STATE/REGION                     1993             1994             1995              1996
- ------------------------------  --------------   --------------   ---------------   ---------------
Nationally Diversified
Consumer Assets...............  $  614    10.9%  $1,121    11.9%  $ 2,197    17.4%  $ 2,591    18.5%
Nationally Diversified
Corporate Assets..............   1,203    21.5    2,023    21.5     2,064    16.3     2,000    14.3
California....................     646    11.5    1,019    10.8     1,257    10.0     1,326     9.5
New York......................     537     9.6      769     8.2       810     6.4       882     6.3
Maryland......................     251     4.5      326     3.5       356     2.8       378     2.7
Texas.........................     126     2.2      117     1.3       299     2.4       344     2.5
Pennsylvania..................     129     2.3      276     2.9       301     2.4       326     2.3
New Jersey....................     154     2.7      223     2.4       236     1.9       303     2.2
Virginia......................     131     2.3      159     1.7       300     2.4       291     2.1
Florida.......................     170     3.0      203     2.2       285     2.3       284     2.0
Ohio..........................      83     1.5      199     2.1       154     1.2       155     1.1
Other U.S.(2).................   1,210    21.7    1,745    18.5     2,568    20.2     2,786    19.7
Europe........................     346     6.2      923     9.9     1,444    11.4     1,984    14.2
Other Non-U.S.................       6     0.1      294     3.1       357     2.9       369     2.6
                                ------   -----   ------   -----   -------   -----   -------   -----
      Total...................  $5,606   100.0%  $9,397   100.0%  $12,628   100.0%  $14,019   100.0%
                                ------   -----   ------   -----   -------   -----   -------   -----
                                ------   -----   ------   -----   -------   -----   -------   -----

- ------------

(1) The geographic information presented above is based on the latest such data available to CapMAC, which for asset-backed transactions is based on information received from the seller/servicer and therefore may not necessarily be the actual distribution as of the above indicated dates.

(2) No state in the "other category" accounts for more than 2% of total Net Par outstanding.

    The table below shows the implied credit quality of CapMAC's insured portfolio, where credit quality is assessed without giving effect to CapMAC's insurance policy. Rating assessments are determined based on an assessment from one of the U.S. rating agencies or by CapMAC's own evaluation where such assessments have not yet been received. The proposed transaction is then evaluated thoroughly to ensure that it meets CapMAC's underwriting/credit standards. Each accepted transaction undergoes continuous review to ensure that no material changes occur which would affect the quality of the transaction. (See "--Monitoring Procedures.")

                               INSURED PORTFOLIO
                         DISTRIBUTION BY CREDIT QUALITY
                              NET PAR OUTSTANDING
                                ($ IN MILLIONS)

                                         AS OF DECEMBER 31,                      AS OF MARCH 31,
                       ------------------------------------------------------
STATE/REGION                1993               1994                1995                1996
- --------------------   ---------------    ---------------    ----------------    ----------------
AAA.................   $  171      3.1%   $  166      1.8%   $   363      2.9%   $   425      3.0%
AA..................      195      3.5       453      4.8        636      5.0        556      4.0
A...................    1,648     29.4     2,122     22.6      3,145     24.9      3,112     22.2
BBB.................    3,592     64.0     6,640     70.7      8,318     65.9      9,765     69.6
Non-investment
grade...............     --       --          16      0.1        166      1.3        161      1.2
                       ------    -----    ------    -----    -------    -----    -------    -----
      Total.........   $5,606    100.0%   $9,397    100.0%   $12,628    100.0%   $14,019    100.0%
                       ------    -----    ------    -----    -------    -----    -------    -----
                       ------    -----    ------    -----    -------    -----    -------    -----

    The obligations insured by CapMAC are divided into three general categories: consumer receivables, trade/corporate receivables and municipal/government obligations.

    Obligations insured by CapMAC and primarily backed by consumer receivables include pass-through and pay-through securities, commercial paper obligations and other, more highly structured products. The consumer receivables backing such obligations include automobile loans and leases, credit card receivables, home equity loans, recreational vehicle loans, residential mortgage loans, student loans and other consumer obligations.

    Obligations insured by CapMAC and primarily backed by trade/corporate receivables include obligations collateralized by corporate debt securities, corporate loans and other corporate receivables and other products underwritten primarily on the basis of the cash flow or market value of the assets dedicated to the payment of the insured obligations. These assets include corporate bonds, trade receivables, equity securities, securities which are backed by senior bank loans, utility first mortgage bonds and other assets which are neither consumer receivables nor municipal/government obligations. CapMAC classifies as trade/corporate receivables insurance issued by it to guarantee counterparty risk in areas such as interest rate swaps and special purpose derivative products subsidiaries of financial institutions and insurance issued which guarantees payment of previously issued bonds at a stated maturity date.

    Obligations backed by municipal/government obligations insured by CapMAC include, with respect to municipal obligations, general obligation bonds, housing revenue bonds, municipal utility revenue bonds, health care revenue bonds, transportation revenue bonds, tax-backed revenue and lease bonds and with respect to government obligations, bonds of public and quasi-public agencies of the United States and obligations of local and national governments outside of the United States.

    The following table displays the insured portfolio breakdown by type of underlying obligation insured by CapMAC in terms of Net Par outstanding as of December 31, 1993, 1994 and 1995 and as of March 31, 1996.

                               INSURED PORTFOLIO
                        BY TYPE OF UNDERLYING OBLIGATION
                              NET PAR OUTSTANDING
                                ($ IN MILLIONS)


                                                AS OF DECEMBER 31,                      AS OF MARCH 31,
                              ------------------------------------------------------
                                   1993               1994                1995                1996
                              ---------------    ---------------    ----------------    ----------------
Consumer Receivables.......   $2,950     52.6%   $4,740     50.4%   $ 6,959     55.1%   $ 7,650     54.6%
Trade/Corporate
Receivables................    2,275     40.6     4,039     43.0      4,912     38.9      5,614     40.0
Municipal/Government
Obligations................      381      6.8       618      6.6        757      6.0        755      5.4
                              ------    -----    ------    -----    -------    -----    -------    -----
      Total................   $5,606    100.0%   $9,397    100.0%   $12,628    100.0%   $14,019    100.0%
                              ------    -----    ------    -----    -------    -----    -------    -----
                              ------    -----    ------    -----    -------    -----    -------    -----

    The following table provides a further breakdown by category of asset, measured by Net Par outstanding as of March 31, 1996.

                               INSURED PORTFOLIO
                              BY CATEGORY OF ASSET
                              NET PAR OUTSTANDING
                              AS OF MARCH 31, 1996
                                ($ IN MILLIONS)

    CATEGORY OF ASSET                                          NET PAR      %        ASSET TYPE
Home Equity Loans and Residential Mortgages.................   $ 4,617     32.8%    Consumer
International...............................................     2,265     16.2     International
Overcollateralized Corporate Pools..........................     1,875     13.4     Corporate
Credit Cards................................................     1,301      9.3     Consumer
Other Consumer..............................................     1,021      7.3     Consumer
Municipal...................................................       611      4.4     Municipal
Noncollateralized Corporate Obligations.....................       539      3.8     Corporate
Auto Loans..................................................       526      3.8     Consumer
Utilities...................................................       516      3.7     Corporate
Other Corporate.............................................       397      2.8     Corporate
Recreational Vehicle & Marine...............................       207      1.5     Consumer
Government/Sovereign........................................       144      1.0     Municipal
                                                               -------    -----
      Total.................................................   $14,019    100.0%
                                                               -------    -----
                                                               -------    -----

    The table below shows distribution of CapMAC's insured portfolio by size of transaction insured on a Net Par basis as of March 31, 1996.

                               INSURED PORTFOLIO
                         BY SIZE OF TRANSACTION INSURED
                              NET PAR OUTSTANDING
                              AS OF MARCH 31, 1996
                                ($ IN MILLIONS)

                                                      NUMBER OF      PERCENTAGE               PERCENTAGE
                                                     TRANSACTIONS     OF TOTAL     NET PAR     OF TOTAL
                                                     ------------    ----------    -------    ----------
Greater than $200.................................         15             3.0%     $ 5,238        37.4%
$101-$200.........................................         19             3.9        2,673        19.1
$51-$100..........................................         37             7.5        2,714        19.4
$25-$50...........................................         49             9.9        1,819        13.0
Less than $25.....................................        373            75.7        1,575        11.1
                                                          ---           -----      -------       -----
      Total.......................................        493           100.0%     $14,019       100.0%
                                                          ---           -----      -------       -----
                                                          ---           -----      -------       -----

    The remaining weighted average life based upon Net Par of CapMAC's insured portfolio as of March 31, 1996 was approximately 6.3 years, which reflects CapMAC's focus on asset-backed securities. Financial guarantee insurance companies which focus on the credit enhancement of municipal obligations have insured portfolios with a weighted average life that is typically longer than CapMAC's portfolio. The following table sets forth the estimated terms to maturity of CapMAC's policies as of December 31, 1993, 1994 and 1995 and as of March 31, 1996.

                               INSURED PORTFOLIO
             ESTIMATED TERMS TO MATURITY OF INSURED OBLIGATIONS(1)
                                ($ IN MILLIONS)

                                                          AS OF DECEMBER 31,
                                                      ---------------------------        AS OF
    ESTIMATED TERMS TO MATURITY                        1993      1994      1995      MARCH 31, 1996
- ---------------------------------------------------   ------    ------    -------    --------------
Due in five years or less..........................   $4,046    $5,861    $ 6,163       $  7,121
Due after five years through ten years.............      861     1,789      4,067          4,428
Due after ten years through fifteen years..........      194       948      1,002          1,022
Due after fifteen years through twenty years.......      158       246        384            385
Due after twenty years.............................      347       553      1,012          1,063
                                                      ------    ------    -------    --------------
      Total........................................   $5,606    $9,397    $12,628       $ 14,019
                                                      ------    ------    -------    --------------
                                                      ------    ------    -------    --------------

- ------------

(1) Based on estimates by the issuers of the insured obligations as of the original issuance dates of such obligations. Actual maturities could differ from the contractual maturities because borrowers in certain issuances have the right to call or prepay certain obligations with or without call or prepayment penalties.

    Another important measure of exposure is the "policyholders' leverage ratio." By convention in the monoline financial guaranty industry, the policyholders' leverage ratio is calculated by using the ratio of Net Statutory P&I outstanding to Qualified Statutory Capital. "Qualified Statutory Capital" is the sum of policyholders' surplus and contingency reserve. As indicated below, CapMAC's policyholders' leverage ratio has increased significantly since December 31, 1993, due primarily to the commensurate growth in CapMAC's insured portfolio.

    The following table sets forth CapMAC's policyholders' leverage ratio as of December 31, 1993, 1994 and 1995 and as of March 31, 1996:

                         POLICYHOLDERS' LEVERAGE RATIO
                                ($ IN MILLIONS)

                                                          AS OF DECEMBER 31,
                                                     ----------------------------        AS OF
                                                      1993      1994       1995      MARCH 31, 1996
                                                     ------    -------    -------    --------------
Net Statutory P&I.................................   $6,846    $10,838    $15,138       $ 16,808
Qualified Statutory Capital.......................      168        170        240            245
Policyholders' Leverage Ratio.....................     41:1       64:1       63:1           68:1

LOSS RESERVES

    CapMAC maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured. For a description of the methodology employed by CapMAC in establishing case basis reserves and the Supplemental Loss Reserve, see "Accounting--Reserves--Reserves under GAAP." From CapMAC's commencement of operations in 1987 through March 31, 1996, CapMAC had incurred gross losses and loss adjustment expenses (exclusive of additions to the Supplemental Loss Reserve) of $2.7 million with respect to insured obligations, all of which related to a single transaction. Such losses and expenses were recovered under a quota share reinsurance arrangement of $0.2 million and a reduction in the Supplemental Loss Reserve of $2.5 million. The portion of the loss not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account.

    Because reserves are necessarily based on estimates and because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty insurance industry generally to establish a meaningful statistical base, there can be no assurance that the case basis reserves or the Supplemental Loss Reserve will be adequate in light of subsequent experience with respect to defaults to cover losses in CapMAC's insured portfolio. Losses from future defaults, depending on their magnitude, could have a material adverse effect on the results of operations and financial condition of the Company. See "Risk Factors--Adequacy of Loss Reserves," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview" and "Accounting--Reserves."

REINSURANCE

    Reinsurance is a commitment by one insurance company, the "reinsurer," to reimburse another insurance company, the "ceding company," for a specified portion of the insurance risks underwritten by the ceding company on one or more specified policies in consideration for a portion of the premiums received for the policy or policies being reinsured. The ceding company generally receives from the reinsurer a commission based on a percentage of the reinsurance premium (a "ceding commission") to cover the cost incurred by the ceding company to generate the business being reinsured. The reinsurance does not relieve the ceding company from any obligation under the policy reinsured even if the reinsurer fails to pay the ceding company under the reinsurance agreement.

    The Company actively pursues reinsurance as a means of diversifying and reducing risk, enhancing its return on capital and adding underwriting capacity. Reinsurance of CapMAC's insured obligations is done both on a facultative (transaction-by-transaction) and treaty (automatic cession) basis. CapMAC uses both quota share reinsurance and excess of loss reinsurance. Quota share reinsurance provides that the reinsurer reimburses the ceding company for a specified percentage of all losses incurred under the policy reinsured starting with the first loss incurred. Excess of loss or stop-loss reinsurance provides that the reinsurer reimburses the ceding company for all or a specified percentage of losses incurred by the ceding company in excess of a specified amount of losses.

    CapMAC monitors the creditworthiness of all of its reinsurers on a continual basis. As of March 31, 1996, 97% of CapMAC's reinsurance was ceded to reinsurers who were rated AA or better by S&P. CapMAC reinsures with two triple-A rated monoline financial guarantee reinsurance companies in the United States and with a number of international companies located in Europe and Japan. As of March 31, 1996, 20% of CapMAC's Gross Statutory P&I outstanding was reinsured, of which no single entity reinsured more than 9% of Gross Statutory P&I outstanding.

    In connection with the sale of the Company by Citicorp in June 1992, CapMAC had entered into a Stop-loss Reinsurance Agreement and a Quota Share Insurance Agreement with Winterthur Swiss Insurance Company ("Winterthur") pursuant to which Winterthur had the right to reinsure on a quota share basis 10% of each policy written by CapMAC. Because Winterthur notified CapMAC that, effective June 30, 1996, as a result of a strategic decision to stop writing reinsurance for financial guaranty policies, it was not going to extend these agreements, CapMAC, effective January 1, 1996, reassumed Winterthur's liability for such policies under the quota share agreement and exercised its right to terminate the stop-loss agreement on a "cut-off" basis, under which Winterthur has no further liability after the termination.

    To replace the stop-loss insurance provided by Winterthur, CapMAC entered into a Stop-loss Reinsurance Agreement with Mitsui Marine and Fire Insurance Co., Ltd. ("Mitsui Marine") as reinsurer (the "Mitsui Stop-loss Agreement"), effective December 1, 1995, pursuant to which Mitsui Marine is required to pay any losses in excess of $100 million in the aggregate incurred by CapMAC during the term of the Mitsui Stop-loss Agreement on the insurance policies in effect on December 1, 1995 and written during the one year period thereafter, up to an aggregate limit of $50 million. The Mitsui Stop-loss Agreement has an initial term of one year and is subject to automatic one year extensions unless either party provides the other with 180 days notice that it does not intend to renew the agreement. The Mitsui Stop-loss Agreement is also subject to early termination by CapMAC in certain circumstances.

    In order to diversify its sources of stop-loss reinsurance, CapMAC is undertaking to engage additional providers of stop-loss reinsurance on a renewable basis such that no single stop-loss reinsurer would account for more than $30 million of the $50 million of stop-loss protection. In this regard,

CapMAC has an agreement in principle with Mitsui Marine whereby, starting no later than December 1, 1996, Mitsui Marine would provide up to $30 million of stop-loss protection for losses in excess of $100 million, and such stop-loss protection would be renewable and otherwise similar to the stop-loss protection currently provided under the Mitsui Stop-loss Agreement. The additional providers of stop-loss reinsurance would provide the balance up to $50 million.

    Effective April 1, 1994, CapMAC and Luxembourg European Reinsurance LURECO S.A. ("Lureco"), entered into a Per Annum Aggregate Reinsurance Treaty (the "Lureco Treaty") pursuant to which Lureco reinsures CapMAC for certain losses and related expenses, including all amounts which have been incurred by CapMAC for anticipated settlement of claims regardless of whether such amounts have been paid by CapMAC. The Lureco Treaty provides that the annual reinsurance premium payable by CapMAC to Lureco, after deduction of the reinsurer's fee payable to Lureco, be deposited in a trust account (the "Lureco Trust Account") to be applied by CapMAC, at its option, to offset losses and loss expenses incurred by CapMAC in connection with incurred claims. Amounts on deposit in the Lureco Trust Account which have not been applied against claims are contractually due to CapMAC at the termination of the treaty. The agreement is renewable annually at CapMAC's option, subject to certain conditions.

    The premium deposit amounts in the Lureco Trust Account have been reflected as assets by CapMAC during the term of the agreement. Premiums in excess of the deposit amounts have been recorded as ceded premiums in the statements of operations. In the 1995 policy year, the agreement provided $5 million of loss coverage in excess of the premium deposit amount of $4.5 million retained in the Lureco Trust Account. In September of 1995, claims incurred of approximately $2.5 million on an insurance policy were applied against the Lureco Trust Account. In the 1996 policy year, the Lureco Trust Agreement was renewed with a provision for $7 million of loss coverage in excess of the premium deposit amount of $5 million. In addition to the loss coverage in excess of premium deposit amounts, the Lureco Treaty provides additional coverage for losses incurred in excess of 200% of the net premiums earned up to $4 million for any one agreement year.

    Although the reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders, it is the industry practice of insurers for financial statement purposes to treat reinsured risks as though they were risks for which the ceding insurer was only contingently liable. A contingent liability exists with respect to the aforementioned reinsurance arrangements which may become a liability of CapMAC in the event the reinsurers are unable to meet obligations assumed by them under the reinsurance contracts.

CAPMAC FINANCIAL SERVICES

    CFS is engaged in the business of providing advisory and structuring services to third parties in connection with asset securitization transactions. Clients of CFS generally are clients of CapMAC and include banks, large and mid-sized corporations, insurance companies and other financial institutions. CFS provides customers with advice as to the most appropriate structure to use for a given securitization transaction based on the nature of the assets and financial objective of the customer. Depending on the structure of the transaction, CFS will provide advice regarding the most advantageous available funding mechanism, the hedging of certain risks through third-parties and liquidity facilities in transactions involving issuance of commercial paper. CFS' sole role with respect to hedging contracts is to provide advisory services, and neither CFS nor the Company takes any offsetting position with respect to any such hedging contracts. CFS also provides clients with guidance on the review process by the rating agencies with respect to transactions.

    The structuring of complex and innovative asset securitization transactions in which CapMAC participates generally involve advisory and structuring services for which fees are generally paid upon closing of the transaction. The growth of this segment of the industry is expected to follow, if not exceed, that of the overall asset-backed securities market given that clients continue to focus on seeking customized solutions to their financing problems, regardless of whether those solutions require the issuance of a financial guaranty insurance policy. Transactions may involve more than one advisor and

CFS competes with a number of advisors including financial guarantors, investment banks and advisory boutiques for advisory assignments that typically culminate in insured funding and/or restructuring solutions. Generally, CFS receives larger fees in connection with transactions which require an increased expenditure of time and effort to achieve a satisfactory execution. These transactions typically involve unfamiliar assets or structures. Advisory fees received by CFS increased from $10.7 million for the year ended December 31, 1994 to $15.5 million for the year ended December 31, 1995 and from $2.0 million for the three months ended March 31, 1995 to $9.5 million for the three months ended March 31, 1996.

    CFS is a wholly owned subsidiary of Holdings and was incorporated in Delaware in 1992 in connection with the Acquisition. CFS was created to provide various services to CapMAC and to engage in other activities in support of CapMAC's business. At the time of the Acquisition, the CFS Servicing Agreement detailing the terms and conditions of the services to be provided by CFS for CapMAC was executed and approved by the Insurance Department of the State of New York. Under the CFS Servicing Agreement, CFS bills CapMAC at cost for providing administrative services to CapMAC, including activities related to underwriting, reinsurance, accounting, data processing and other services.

INVESTMENT PORTFOLIO

    The Company invests in high quality, intermediate-term taxable and tax-exempt securities to obtain an optimal portfolio mix of liquidity, quality, maturity and earnings. CapMAC has a conservative investment strategy of limiting investment to government obligations and securities that are rated A or better and short-term investments rated A1+/P1 or higher by the major U.S. rating agencies. Any investment in a security rated below A requires special approval. If a security's rating falls below A subsequent to purchase, a case-by-case determination is made as to whether the security should be sold. Under CapMAC's investment guidelines the amount of securities rated single-A or lower is restricted to 40% of the total portfolio, with the remainder comprised of double-A and triple-A rated securities, and U.S. Government and federal agency securities. Currently, CapMAC's investment guidelines do not allow investments in equity securities, securities issued by affiliates and securities that CapMAC insures, without prior approval of the Investment Committee of the Board of Directors. The Company's investment portfolio has an average credit quality of at least AA as of March 31, 1996. The Company's investment portfolio is managed by the firm of Standish, Ayer & Wood, Inc.

    As of March 31, 1996, the carrying value of the Company's investments was $309.6 million. The investment portfolio consisted of marketable, investment grade and fixed income securities. Based upon their respective estimated fair values at March 31, 1996, approximately 60.4% of the Company's investments were in obligations of states, municipalities and political subdivisions, 34.3% in U.S. Treasury obligations and mortgage-backed securities of U.S. government corporations and agencies, and 5.3% in corporate and asset-backed securities. As of March 31, 1996, all of the Company's investments were classified as available-for-sale securities.

    The following tables set forth certain information concerning the investment portfolio of the Company:

                              INVESTMENT PORTFOLIO
                         DISTRIBUTION BY CREDIT RATINGS
                              AS OF MARCH 31, 1996
                                ($ IN THOUSANDS)

                                                                          ESTIMATED     PERCENTAGE
                                                                          FAIR VALUE     OF TOTAL
                                                                          ----------    ----------
U.S. Treasury obligations and mortgage-backed securities of U.S.
government instrumentalities and agencies (1)..........................    $ 106,258        34.3%
AAA....................................................................      117,876        38.1
AA.....................................................................       39,210        12.7
A......................................................................       46,262        14.9
                                                                          ----------       -----
      Total............................................................    $ 309,606       100.0%
                                                                          ----------       -----
                                                                          ----------       -----

- ------------

(1) Mortgage-backed securities consist entirely of Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and other federal agency securities.

                              INVESTMENT PORTFOLIO
                             BY TYPE OF SECURITIES
                              AS OF MARCH 31, 1996
                                ($ IN THOUSANDS)

                                                                                             WEIGHTED
                                                                               ESTIMATED     AVERAGE
    INVESTMENT CATEGORY                                      AMORTIZED COST    FAIR VALUE     YIELD
- ----------------------------------------------------------   --------------    ----------    --------
U.S. Treasury obligations.................................      $  4,130        $   4,157       6.1%
Mortgage-backed securities of U.S. government
instrumentalities and agencies............................        65,747           64,429       6.4
Obligations of states, municipalities and political
subdivisions..............................................       185,267          186,925       5.4
Corporate and asset-backed securities.....................         3,730            3,715       6.7
                                                             --------------    ----------       ---
      Total long-term investments.........................       258,874          259,226       5.7
Short term investments....................................        50,380           50,380       5.2
                                                             --------------    ----------       ---
      Total...............................................      $309,254        $ 309,606       5.6%
                                                             --------------    ----------       ---
                                                             --------------    ----------       ---

                    DISTRIBUTION OF INVESTMENTS BY MATURITY
                              AS OF MARCH 31, 1996
                                ($ IN THOUSANDS)

                                                                                        ESTIMATED
    MATURITY                                                          AMORTIZED COST    FAIR VALUE
- -------------------------------------------------------------------   --------------    ----------
Due in one year or less(1).........................................      $ 50,380        $  50,380
Due after one year through five years..............................        46,055           46,764
Due after five years through ten years.............................       109,225          110,021
Due after ten years................................................        37,847           38,012
                                                                      --------------    ----------
      Sub-total....................................................      $243,507        $ 245,177
Mortgage-backed securities.........................................        65,747           64,429
                                                                      --------------    ----------
      Total (2)....................................................      $309,254        $ 309,606
                                                                      --------------    ----------
                                                                      --------------    ----------

- ------------

(1) Includes short-term mortgage backed securities in the amount of $37.7 million.

(2) The average contractual maturity of the Company's investment portfolio was approximately 6.3 years.

FUNDING VEHICLES

    In order to be able to offer its customers a variety of funding options in addition to credit enhancement, the Company, together with two investment banks, participated in the formation of Triple-A One Funding Corporation, Triple-A One Plus Funding Corporation and Hemispheres Funding Corporation. Triple-A One Funding Corporation and Triple-A One Plus Funding Corporation (collectively, "Triple-A One Funding") are third party owned and managed special purpose conduits that issue asset-backed commercial paper, and Hemispheres Funding Corporation ("Hemispheres") is a third party owned and managed special purpose conduit that issues asset-backed medium term notes. Neither the Company nor any of its subsidiaries or affiliates controls, has an ownership interest in, or appoints any of the officers or directors of, Triple-A One Funding or Hemispheres and, except for liabilities under CapMAC's insurance policies issued in connection with Triple-A One Funding and Hemispheres, the Company has no financial liabilities or commitments to Triple-A One Funding or Hemispheres. Each of these conduits provides multiple sellers/borrowers with access to the commercial paper and medium term note markets on better terms than they could obtain by issuing securities directly. The Company provides administrative and referral services to these conduits, and CapMAC guarantees the underlying asset-backed transactions. In general, customers of the Company transfer or pledge receivables to the conduits in exchange for funds which are raised either by the sale of commercial paper (in the case of Triple-A One Funding) or medium term notes (in the case of Hemispheres). Typically, payment of principal and interest on the obligations issued by the conduits is dependent on the performance of the underlying assets, as supported by one or more guarantees issued by CapMAC. As of March 31, 1996, the aggregate principal amount of commitments issued by Triple-A One Funding was approximately $3.1 billion and the commercial paper outstanding under such commitments was approximately $1.7 billion, while the total notes issued by Hemispheres amounted to approximately $1.0 billion. The Company intends to continue to develop additional funding vehicles so that it can expand the diversity of the product offerings which are available to its customers.

DERIVATIVE PRODUCTS

    Holdings has entered into a strategic alliance with The Mutual Life Assurance Company of Canada ("MLC"), and three of its derivatives products subsidiaries (each such subsidiary, a "TMG Subsidiary" and such subsidiaries collectively, "TMG Group"). TMG Group provides a broad range of derivative products, with a special emphasis on "municipal derivatives," including investment agreements and long dated interest rate swaps. In addition, TMG Group provides interest rate swaps and currency swaps. Because the obligations of TMG Group under its derivative transactions are guaranteed by MLC, TMG Group is rated AA by S&P and Aa3 by Moody's. It is intended that the relationship with TMG Group will facilitate the hedging of risks inherent within particular structured transactions insured by CapMAC and help CapMAC better evaluate such risks.


    Holdings has warrants to purchase shares of stock in each TMG Subsidiary for an aggregate initial exercise price of $10 million. Holdings may exercise its warrants in whole or in part (subject to a 25% minimum) at any time and is obligated to exercise such warrants (i) at any time on or after February 27, 2000 if demanded by any TMG Subsidiary, (ii) upon the bankruptcy or insolvency of any TMG Subsidiary, (iii) upon the occurrence of certain events which constitute a change in control of the Company or any of its subsidiaries, unless the Company, after providing advance notice of such change in control, is able to demonstrate that such change in control will not have a material adverse effect on the business, results of operation or financial or other condition of the Company, and (iv) upon the occurrence of certain other events (as described below) affecting the Company which require the Company after such exercise, as a holder of the stock of a TMG Subsidiary, to sell such stock to MLC if MLC so elects.

    The events referred to in clause (iv) above include the reduction of CapMAC's rating below triple-A by either of Moody's or S&P, the breach by the Company of a material obligation under the subscription and stockholders agreement among TMG Group, MLC and Holdings (the "TMG Agreement") or the Company's entering into a business arrangement with a competitor of a TMG Subsidiary.

    In addition, the Company must exercise its warrants if it elects to require MLC to purchase the Company's equity interest in TMG Group. The Company will have the option to require MLC to purchase the Company's equity interest if MLC's rating is reduced below "AA-" by S&P or "A1" by Moody's, either MLC or any TMG Subsidiary breaches a material obligation under the TMG Agreement or the warrants, MLC breaches any of its obligations under any agreement to provide credit support to any TMG Subsidiary, or MLC or any TMG Subsidiary enters into a business arrangement with a competitor of the Company.

    The price at which the warrants are exercised depends on the date of such exercise, and is increased each month from the initial exercise price of $10 million by an amount equal to the product of the previous month's exercise price and the sum of one plus a fraction, the numerator of which is the London interbank offered rate for deposits in U.S. dollars ("LIBOR") as of the most recent monthly adjustment date and the denominator of which is 12. It is management's current expectation, although there can be no assurance, that Holdings will not be required to exercise the warrants until February 27, 2000, at which time it is estimated (assuming a constant LIBOR rate of 5%) that the total cost to exercise the warrants will be approximately $13 million.

    The Company may require MLC to purchase the shares in the TMG Group held by it after exercise of the warrants during the six month period beginning on February 27, 2002. The price to be paid by MLC for such shares would be their book value, unless MLC demands that they be sold to it for the market value as determined in an appraisal (in which case the purchase price will be the lower of book value and the appraised market value). It is management's present expectation that the Company will exercise its warrants on February 27, 2000, hold the stock for two years and, depending on management's evaluation of the value of its investment, sell the shares to MLC during the six-month period beginning on February 27, 2002.

    The TMG Agreement contains covenants restricting the Company's ability to incur liens on its property, other than certain permitted liens, or incur debt (other than certain permitted debt) which would result in the Company's total debt (other than certain permitted debt) to capital ratio exceeding 25%.

INTERNATIONAL OPERATIONS

    The Company has expanded its international operations in recent years by establishing offices in Europe and entering into joint ventures and other business arrangements in Asia. The aggregate Net Par resulting from international transactions totaled $2.3 billion as of March 31, 1996, $1.7 billion as of December 31, 1995 and $1.2 billion as of December 31, 1994. An obligation insured by CapMAC is deemed to involve an "international transaction" when the assets underlying the insured obligations are primarily located outside the United States.

  Europe

    CapMAC established its representative office in London in 1990. The office presently has a staff of four professionals. Activities in Europe are based out of the London office. CapMAC transactions which are originated through the London office are issued insurance policies out of CapMAC's New York headquarters. CapMAC's representative office in Paris, with two professionals, works closely with the London office and focuses on those aspects of transactions which involve assets, investors or clients located in continental Europe. The Company is in the process of obtaining a license to issue financial guaranty insurance directly out of a newly established French subsidiary of CapMAC. A substantial portion of the policies written by such subsidiary would be reinsured by CapMAC. Upon receipt of requisite licenses, such subsidiary would be permitted to write financial guaranty insurance in France and in other countries that are members of the European Economic Community.

  Asia

    Given the growing importance and growth prospects of Asia's economies, the Company has undertaken a number of initiatives to expand into Asia. These initiatives have resulted in separate arrangements with respect to Japan, the Asian emerging markets and Indonesia. By entering into alliances with local entities, the Company intends to become a leading participant in the emerging business of providing financial guaranty insurance in Asia, while minimizing both the capital investment required and the risk incurred.

    In June 1995, CapMAC and CFS entered into a cooperation agreement (the "Mitsui Cooperation Agreement") with Mitsui Marine regarding the development of the financial guaranty business in Japan, including the provision of financial guaranties and other credit enhancements in connection with securities or obligations that are backed by assets originated in Japan or which are issued by Japanese entities ("Japanese Obligations"). Mitsui Marine is one of the major property and casualty insurance companies in Japan and is rated AAA and Aaa by S&P and Moody's, respectively. The Mitsui Cooperation Agreement requires CFS to make financial technology available to Mitsui Marine and provides for mutual business development, reinsurance, business promotion, employee exchanges and related training, and office sharing. The Mitsui Cooperation Agreement includes provisions regarding the reinsurance of transactions related to the provision of credit enhancement for financial obligations offered and sold in Japan and Japanese financial obligations which are offered and sold outside of Japan. It also includes provisions regarding treaty reinsurance, facultative reinsurance and stop-loss reinsurance by Mitsui Marine of obligations which are not related to Japan and which are primarily insured by CapMAC. See "--Reinsurance."

    The Company has agreed that neither it nor any of its controlled affiliates will enter into any cooperation agreement or similar arrangement with any Japanese insurance company, other than Mitsui Marine, in respect of the Japanese market for the financial guaranty business or Japanese-related securities. In addition, the Mitsui Cooperation Agreement provides that with respect to Japanese Obligations, subject to certain limited exceptions, Mitsui has the exclusive right to issue policies within Japan and CapMAC has the right to reinsure up to 50% of such policies and that CapMAC has the right to issue policies outside of Japan and Mitsui has the right to reinsure up to 50% of such policies. The term of the Mitsui Cooperation Agreement is ten years, subject to automatic renewals two years prior to the expiration date. The Mitsui Cooperation Agreement is subject to early termination if Mitsui Marine is unable to obtain regulatory approval to issue financial guaranty insurance within four years from the date of the agreement, if the claims paying ability of either of Mitsui Marine or CapMAC is rated below "AAA," if either party files for bankruptcy or makes an assignment for the benefit of creditors, or in the event of certain breaches of terms, provisions and covenants of such agreement.


    As part of its strategy to expand into Asia, the Company promoted the establishment of and, through its affiliate, CapMAC Asia Ltd. ("CapMAC Asia"), invested $12.3 million in Asia Credit Services (Pte) Ltd ("Asia Services"), which owns all of the stock of Asian Securitization & Infrastructure Assurance
(Pte) Ltd ("ASIA Ltd."), a new regional financial guaranty company located in Singapore. The Company committed to invest an additional $5.8 million if necessary in CapMAC Asia for the purpose of funding an investment in Asia Services. ASIA Ltd. was formed to provide guarantees of high quality debt securities in the primary and secondary Asian fixed income capital markets, and together with Asia Services, to engage in related business activities in the Asian capital markets and to provide technical advice and assistance in connection with Asian securitization transactions.


    CapMAC Asia is a Bermuda corporation. The Company owns all of the ordinary shares of CapMAC Asia. CapMAC Asia has issued $34.0 million par value of preference share, of which the Company has subscribed for $12.3 million, representing 36% of the outstanding preference shares of CapMAC Asia. The remaining preference shares of CapMAC Asia are owned by private investors, including an affiliate of ORIX USA Corporation. The Company anticipates selling up to $1.0 million par value of the CapMAC Asia preference shares held by it to a selected group of its employees and directors. See "Certain Relationships and Related Transactions--ORIX Investment" and "-- CapMAC Asia Investment."

    The subscribed capital of Asia Services is $150 million, of which $102 million, or 68.0% of the subscribed capital, has been paid. CapMAC Asia's share of the paid in capital to date is $34.0 million, of which the Company's share is approximately $12.3 million. The board of directors of Asia Services has the right to require all shareholders of Asia Services to put in up to $48 million of additional capital, if such additional capital is required by ASIA Ltd. to make payments under any of its guarantees or for any other reason. The total amount of the Company's additional commitment to invest in CapMAC Asia is $5.8 million (without giving effect to the planned sale to CapMAC employees and directors of CapMAC Asia preference shares).

    In addition to CapMAC Asia, Asia Services is owned by the Asian Development Bank, Apmac Investment Pte Ltd. (a wholly-owned subsidiary of the Government of Singapore Investment Corporation Pte Ltd.), the Employees Provident Fund Board of Malaysia, American International Assurance Co. Ltd., the Korea Long Term Credit Bank, and two European investment and development companies, Deutsche Investitions und Entwicklungsgesellschaft GmbH of Germany and the Netherlands Development Finance Company. By entering into alliances with its investor partners and acting through Asia Services, the Company intends to become a leading participant in the emerging Asian capital markets.

    CFS has entered into a technical assistance and cooperation agreement, pursuant to which CFS or its designated affiliate will provide certain technical, advisory and structuring services to Asia Services and ASIA Ltd. This agreement also provides, among other things, for certain employee exchanges between CFS and Asia Services and ASIA Ltd., the right of CapMAC to reinsure certain transactions entered into by ASIA Ltd. and to participate in ASIA Ltd.'s treaty reinsurance. The agreement also limits the Company's ability to compete in Asia directly with Asia Services and ASIA Ltd. As of April 30, 1996, in connection with the commitment to provide technical assistance, the Company had seconded three employees to Asia Services and ASIA Ltd.

    In consideration for its role in the creation of Asia Services and ASIA Ltd. and in connection with the technical assistance being provided by CFS, the Company will have options to purchase for a nominal price shares of Asia Services representing up to 10% of its paid-in capital, the amount of such options to be determined based on the internal rate of return to the investors in Asia Services at the time of public offering or sale of the stock of Asia Services.

    In April 1995, Holdings became a minority shareholder in P.T. Citimas Capital (Pte) Ltd. ("CMCI"), a corporation established to develop securitization in Indonesia for obligations that are backed by assets originated in Indonesia or that are issued by Indonesian entities. CMCI participates as a principal in the securitization markets in Indonesia, but does not intend to offer financial guaranty insurance in Indonesia. Simultaneously with the execution of the joint venture agreement with the other investors in CMCI, CFS entered into a technical assistance agreement with CMCI to provide technical and advisory assistance to CMCI, including making employees of the Company available to CMCI on a short-term basis to provide technical assistance with respect to securitizations and training CMCI professional staff in New York and elsewhere as agreed upon by CMCI and CFS. In addition to the receipt by CFS of a fee for its activities, CapMAC has the right to reinsure transactions which are executed by CMCI and to provide direct insurance on those transactions which CMCI chooses not to underwrite. Each of CFS and CMCI have agreed that they will not enter into any cooperation or arrangement similar to the technical assistance agreement with any other party with respect to the development of securitization in Indonesia or the issuance of Indonesian asset-backed securities.

    The other investors in CMCI include Citi Growth Funds, L.P., Tyler Inc., RHTC (S) Pte Ltd, P.T. Perindustrian Dan Perdagangan Tumbakmas and the International Finance Corporation.

    The Company accounts for Asia Services and CMCI under the equity method of accounting.

COMPETITION

    The Company faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. Because the majority of asset-backed (and municipal) obligations are sold without third party credit enhancement, each transaction proposed to be insured by CapMAC generally must compete with an alternative structure which does not employ third party credit enhancement. CapMAC also competes with other monoline primary financial guaranty insurers. Historically, the primary competitor of CapMAC in asset-backed obligations has been Financial Security Assurance Inc. Recently, however, Financial Guaranty Insurance Company, Municipal Bond Investors Assurance Corporation, and AMBAC Indemnity Corporation, each of which have traditionally focused on providing guarantees for municipal obligations, have increased their levels of participation in the asset-backed market, and the Company expects such competition to continue. The Company expects to face increased competition in its primary business of providing financial guarantees with respect to asset-backed obligations both from other monoline primary financial guaranty insurers and from alternative structures which do not employ credit enhancement. Competition for the credit enhancement of asset-backed obligations is also provided by traditional credit enhancers such as mortgage pool insurers and bank letter of credit providers. CapMAC also competes with other forms of credit enhancement, including senior/subordinated structures, cash collateralized issues and the collateral invested amount. See "Risk Factors--Competition."

    Insurance law generally restricts multiline insurance companies, such as the large property and casualty insurers and life insurance companies, from engaging in the financial guaranty insurance business on a direct basis other than through separately capitalized affiliates. Entry requirements include (i) assembling the group of experts required to operate a financial guaranty business, (ii) establishing the triple-A claims-paying ability ratings with the statistical rating agencies, (iii) complying with substantial capital requirements, (iv) developing name recognition and market acceptance with issuers, investment bankers and investors and (v) developing an understanding of financial guaranty insurance regulatory matters. Multiline insurance companies are not major participants in the financial guaranty business in the United States.

RATING AGENCIES

    Moody's, S&P, DCR and Nippon Investors Service, Inc. periodically review the business and financial condition of CapMAC and other companies providing financial guaranty insurance. These rating agency reviews focus on the insurer's underwriting policies and procedures and the quality of the obligations insured. The rating agencies frequently perform assessments of the credits insured by CapMAC to confirm that CapMAC continues to meet the criteria considered necessary by the particular rating agency to maintain CapMAC's triple-A claims-paying ability rating. See "--Underwriting Procedures and Guidelines." CapMAC's ability to engage in business as currently conducted, and its results of operations and financial condition, would be materially adversely affected by any reduction in its ratings.

EMPLOYEES

    As of May 31, 1996, the Company had 131 full-time employees. None of the employees are covered by collective bargaining agreements. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

    There are no material legal proceedings pending against the Company or any of its affiliates.

PROPERTIES

    Holdings, CFS and CapMAC maintain their principal executive offices at 885 Third Avenue, New York, New York 10022. CapMAC also maintains offices in London, England and Paris, France. The Company does not own any real property.

                          INSURANCE REGULATORY MATTERS

GENERAL LAW


    CapMAC is licensed to engage in insurance business in all 50 states, the District of Columbia, Puerto Rico and Guam. As a domestic insurer, CapMAC is subject to the insurance laws of New York, including the New York Insurance Law. CapMAC is also subject to the insurance laws and regulations of the other states in which it is licensed to transact an insurance business. These laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction, but generally require insurance companies to maintain minimum standards of business conduct and solvency, to meet certain financial tests, to file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition, and to require prior approval of certain changes in control of domestic insurance companies and their direct and indirect parents and the payment of certain dividends and distributions. In addition, these laws and regulations require approval of certain intercorporate transfers of assets and certain transactions between insurance companies and their direct and indirect parents and affiliates, and generally require that all such transactions have terms no less favorable than terms that would result from transactions between parties negotiating at arm's length. CapMAC is required to file quarterly and annual SAP financial statements in each jurisdiction in which it is licensed, and is subject to single and aggregate risk limits and other statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. In addition, CapMAC's accounts and operations are subject to periodic examination by the New York Superintendent of Insurance (the "New York Superintendent") (the last such examination having been conducted in 1995 for the five years ended December 31,
1993) and other state insurance regulatory authorities. No material deficiencies were indicated in the report issued in connection with the last examination.


    The Company believes that CapMAC is in substantial compliance with insurance laws and regulations applicable to it.

INSURANCE HOLDING COMPANY LAWS

    Holdings and CapMAC are subject to regulation under the insurance holding company statute of New York (where CapMAC is domiciled) as well as of other jurisdictions where CapMAC is licensed to conduct an insurance business. The requirements of holding company statutes vary from jurisdiction to jurisdiction but generally require insurance holding companies and their insurance subsidiaries to register and file certain reports describing, among other information, their capital structure, ownership and financial condition. The holding company statutes impose standards on certain transactions with related companies, which require that all transactions be fair and reasonable and that specified types of transactions and those exceeding specified limits require prior notice to or approval by insurance regulators.

    Under the insurance holding company laws in effect in New York, any acquisition of control of Holdings, and thereby indirect control of CapMAC, requires the prior approval of the New York Superintendent. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Any purchaser of 10% or more of the outstanding voting securities of a corporation is presumed to have acquired control of that corporation and its subsidiaries, although the insurance regulator may find that "control" in fact does or does not exist when a person owns or controls either a lesser or greater amount of voting securities.

NEW YORK FINANCIAL GUARANTY INSURANCE LAW

    In 1989, New York enacted Article 69 ("Article 69") of the New York Insurance Law, a comprehensive financial guaranty insurance statute, which governs all financial guaranty insurers licensed to do business in New York, including CapMAC. This statute limits the business of financial guaranty insurers to financial guaranty insurance and related lines (such as credit, surety and residual value insurance).

    Article 69 requires that financial guaranty insurers maintain a special SAP reserve called the "contingency reserve" to protect policyholders against the effects of adverse economic developments or cycles or other unforeseen circumstances. Article 69 requires a financial guaranty insurer to provide a contingency reserve (i) with respect to policies written prior to July 1, 1989 in an amount equal to 50% of earned premiums and (ii) with respect to policies written on and after July 1, 1989, quarterly on a pro rata basis over a period of 20 years for municipal bonds and 15 years for all other obligations, in an amount equal to the greater of 50% of premiums written for the relevant category of insurance or a percentage of the principal guaranteed, varying from 0.55% to 2.50%, depending upon the type of obligation guaranteed, until the contingency reserve amount for the category equals the applicable percentage of net unpaid principal. This reserve must be maintained for the periods specified above, except that reductions by the insurer may be permitted under specified circumstances in the event that actual loss experience exceeds certain thresholds or if the reserve accumulated is deemed excessive in relation to the insurer's outstanding insured obligations. Financial guaranty insurers are also required to maintain reserves for losses and loss adjustment expenses on a case-by-case basis and reserves against unearned premiums.

    Article 69 establishes single risk limits for financial guaranty insurers applicable to all obligations issued by a single entity and backed by a single revenue source. For example, under the limit applicable to qualifying asset-backed securities, the lesser of (i) the insured average annual debt service for a single risk or (ii) the insured unpaid principal (reduced by the extent to which the unpaid principal of the supporting assets exceeds the insured unpaid principal) divided by nine, net of qualifying reinsurance and collateral, may not exceed 10% of the aggregate of the insurer's surplus to policyholders and contingency reserve, subject to certain conditions. Under the risk limit applicable to municipal obligations the insured average annual debt service for a single risk, net of qualifying reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserve, and the insured principal, net of qualifying reinsurance and collateral, may not exceed 75% of the sum of the insurer's policyholders' surplus and contingency reserve. Single risk limits are also specified for other categories of insured obligations.

    Article 69 also establishes aggregate risk limits on the basis of aggregate net liability insured as compared to the sum of policyholders' surplus and contingency reserves. "Aggregate net liability" is defined as outstanding principal and interest of guarantied obligations insured, net of qualifying reinsurance and collateral. Under these limits, policyholders' surplus and contingency reserves must not be less than a percentage of aggregate net liability equal to the sum of various percentages of aggregate net liability for various categories of specified obligations. The percentage varies from a low of 0.33% for municipal obligations to 4% for certain non-investment grade obligations.

    Article 69 also requires that CapMAC, as a New York-domiciled insurer, maintain (a) at least 60% of its required minimum capital or required minimum policyholders' surplus, whichever is greater, in obligations of the U.S. government, state governments or their political subdivisions and (b) the balance of its required minimum capital or required minimum policyholders' surplus in certain types of mortgage loans.

FINANCIAL GUARANTY INSURANCE REGULATION IN OTHER JURISDICTIONS

    CapMAC is subject to laws and regulations of jurisdictions other than the State of New York concerning the transaction of financial guaranty insurance. The laws and regulations of these other jurisdictions are generally not more stringent in any material respect than the New York Insurance Law.

    The London office of CapMAC operates as a marketing and sales office with underwriting activities conducted through the Company's New York office under a no-action response by the U.K. Department of Trade and Industry to the Company's filings. The Paris office of CapMAC is presently a representative office and its activities are limited pending final regulatory authorization.

DIVIDEND RESTRICTIONS

    Pursuant to the insurance laws of New York, CapMAC may declare dividends, subject to any restriction in its articles of incorporation, only out of its earned surplus. Earned surplus is defined as the portion of policyholders' surplus that represents the net earnings, gains or profits, after deduction of all losses, that have not been distributed to the shareholders as dividends, or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. The Offering and the use of proceeds thereof will not affect CapMAC's earned surplus. CapMAC may not declare or distribute any dividend to shareholders which, together with all dividends declared or distributed by it during the preceding 12 months, exceeds the lesser of (i) 10% of policyholders' surplus as of the date of its last statement on file with the New York Superintendent or
(ii) adjusted net investment income during such period unless, upon prior application therefor, the New York Superintendent approves a greater dividend distribution based upon his finding that CapMAC will retain sufficient policyholders' surplus to support its obligations and writings. "Adjusted net investment income" is defined as net investment income for the 12 months immediately preceding the declaration or distribution of the current dividend increased by the excess, if any, of net investment income over dividends declared or distributed during the period commencing 36 months prior to the declaration or distribution of the current dividend and ending 12 months prior thereto.

    Based upon CapMAC's statutory financial statements for the quarter ended March 31, 1996, under current New York insurance laws, CapMAC is presently unable to pay any dividends to Holdings without the prior approval of the New York Superintendent because it has a negative earned surplus under SAP. See "Accounting--Reserves." Since the IPO, Holdings has paid, and expects to continue to pay, quarterly dividends at the annual rate of $0.08 per share per year on the Common Stock (or approximately $1.3 million per year based on the number of shares currently outstanding) from other sources. See "Dividend Policy."

                                   ACCOUNTING

GENERAL

    The consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles ("GAAP"). For reporting to certain regulatory authorities, the financial statements of CapMAC are prepared in accordance with statutory accounting practices ("SAP"), which consist of recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities.

REVENUE RECOGNITION

    Revenue for the Company consists of (i) premiums earned over the life of obligations insured by CapMAC, (ii) non-refundable advisory fees earned by CFS when collected and (iii) investment and other income earned when due.

    Premiums that are payable monthly to CapMAC are reflected in income when due, net of amounts payable to reinsurers. Premiums that are payable quarterly, semi-annually or annually are reflected in income, net of amounts payable to reinsurers, on an equal monthly basis over the corresponding policy term. Premiums that are collected as a single premium at the inception of the policy and have a term longer than one year ("up-front premiums") are earned, net of amounts payable to reinsurers, by allocating premium to each bond maturity based on the principal amount and earning it straight-line over the term of each bond maturity.

    Advisory fees represent fees earned by CFS or CFS (Europe) for providing advisory and structuring services and are generally earned when a transaction closes. Such amounts are non-refundable and are for services provided prior to the close of a transaction.

    Dividend and interest income are recognized when earned. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Realized gains and losses are included in earnings and are derived using the FIFO (first-in, first-out) method for determining the cost of securities sold.

DEFERRED ACQUISITION COSTS

    CapMAC defers certain policy acquisition costs in accordance with GAAP which vary with and are directly related to the production of new business, in order to match expenses with revenues. These deferred costs are amortized over the period in which the related premiums are earned. Deferred acquisition costs comprise those expenses, generally incurred at the commencement of the term of the insurance policy, that vary with and are primarily related to the production of new business. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, offset by reinsurance commissions on up-front premiums ceded to reinsurers.

RESERVES

    Reserves Under GAAP. Under GAAP, CapMAC defers recognition of the premium received from an up front insurance policy by crediting the premium to its unearned premiums and amortizing the premium over the life of the underlying insured obligation. CapMAC's unearned premium reserve, net of reinsurance, as of March 31, 1996 was $36.9 million.

    CapMAC establishes a reserve for losses and loss adjustment expenses which consists of a Supplemental Loss Reserve and case basis reserves for expected levels of defaults resulting from credit failures on currently insured issues. The Supplemental Loss Reserve is based on estimates of the portion of earned premiums required to cover those claims. The Supplemental Loss Reserve and net case basis reserves amounted to $7.0 million and $0.3 million, respectively, at March 31, 1996. A case basis loss reserve is established for insured obligations when, in the judgement of management, a default in the timely payment of debt service is imminent. For defaults considered temporary, a case basis loss reserve is established in an amount equal to the present value of the anticipated defaulted debt service payments over the expected period of default. If the default is judged not to be temporary, the present value of all remaining defaulted debt service payments is recorded as a case basis loss reserve. Anticipated salvage recoveries are considered in establishing case basis loss reserves when such amounts are reasonably estimable.

    Reserves Under SAP. CapMAC establishes a reserve for unearned premiums relating to premiums received from an up-front insurance policy but not earned. These premiums are earned in accordance with regulatory requirements over the term of the obligations to which the premiums relate. At March 31, 1996, CapMAC's SAP reserve for unearned premiums, net of reinsurance, was $38.9 million.

    The New York financial guaranty insurance statute applicable to CapMAC requires that financial guaranty insurers maintain a special SAP reserve called the "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. See "Insurance Regulatory Matters--New York Financial Guaranty Insurance Law." The statutory contingency reserve with respect to CapMAC's insured portfolio has not been utilized since CapMAC's inception. At March 31, 1996 CapMAC had statutory contingency reserves totaling $49.5 million.

                                  INDEBTEDNESS

    Pursuant to a Note Purchase Agreement dated as of December 15, 1992 (the "Note Agreement") Holdings issued an aggregate principal amount of $15,000,000 in 7.52% Senior Notes due December 15, 2002 (the "Senior Notes") in a private placement with institutional investors. The terms of the Senior Notes are as follows:

    Redemption. Holdings may elect to prepay the Senior Notes on any semi-annual interest payment date, in whole or in part. In the event of prepayment, Holdings will pay a redemption price equal to the interest accrued to the redemption date and an amount defined as the greater of (a) $0, if the yield on U.S. Treasury Notes with a maturity corresponding most closely to the weighted average life of the principal being prepaid plus fifty basis points (the "Make-Whole Discount Rate") equals or exceeds 7.52%, or, (b) if the Make-Whole Discount Rate is less than 7.52%, then (i) the sum of the present values of the then remaining scheduled payments of principal and interest that would be payable in respect of such principal amount but for such prepayment or acceleration, minus (ii) such principal amount and the amount of interest accrued on such principal amount since the then most nearly preceding scheduled interest payment date; provided, that in determining such present values, the discount rate will be equal to the Make-Whole Discount Rate divided by two, with a discount period of six months of 30 days each.

    Holdings is required to make annual principal payments in the amount of $3,750,000 on December 15 of each year beginning December 15, 1999 and ending on December 15, 2002 plus accrued interest to each date of payment.

    Holdings may be required, at the option of any holder of the Senior Notes, to redeem all (but not part) of such holder's Senior Notes if the rating issued by either of S&P or Moody's of CapMAC's ability to pay claims has been reduced below "AA" (in the case of S&P) or "Aa2" (in the case of Moody's) or either of Moody's or S&P shall no longer rate CapMAC's ability to pay claims.

    Restrictions on Dividends and Distributions. Holdings may not declare or pay any dividend or make any distribution on its capital stock to its shareholders (other than dividends or distributions payable in capital stock of Holdings which has a dividend or liquidation preference which is no more favorable to the holders of such capital stock than the capital stock in respect of which such dividend or distribution is being made), or purchase or redeem any shares of Holdings' capital stock if, after giving effect to such dividend or distribution, the ratio of the Adjusted Unassigned Surplus (as defined in the Note Agreement) to the Pro Forma Debt Service Payment (as defined in the Note Agreement) would be less than 100% or a default shall have occurred and be continuing or Holdings would not be permitted to incur any additional debt because it would cause a violation of the restrictions on additional indebtedness specified below. Under the applicable restriction, as of March 31, 1996 Holdings could pay aggregate dividends of $8.7 million.

    Debt Service Coverage and Restrictions on Additional Debt. The Note Agreement prohibits Holdings from allowing the ratio (expressed as a percentage) of Adjusted Available Unassigned Surplus (as defined in the Note Agreement) to interest expense, determined in respect of the four fiscal quarters ended of the last day of the most recent fiscal quarter, to be less than 200%. The Note Agreement also prohibits Holdings, on any date on or after September 30, 1999, from allowing the ratio (expressed as a percentage) of Adjusted Available Unassigned Surplus to the aggregate amount of all principal payments in respect of indebtedness of Holdings that either became due or were paid during the period of four fiscal quarters ended on the last day of such fiscal quarter, to be less than 200%. The Note Agreement does not allow Holdings to incur any additional Debt (as defined in the Note Agreement) other than unsecured Debt not in excess of 25% of Total Capitalization (as defined in the Note Agreement), or to have indebtedness of CapMAC incurred for the purpose of funding claims payments outstanding on any day unless there was at least a 30 day period during the preceding 365 days when the amount of Debt of Holdings did not exceed the 25% of Total Capitalization specified above.

    As of the date of this Prospectus, Holdings has no outstanding indebtedness other than the Senior Notes.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of Holdings and their ages and positions with Holdings are set forth below:


    NAME                        AGE                   POSITION OR AFFILIATION
John B. Caouette.............   51    Chairman of the Board of Directors, President and Chief
                                        Executive Officer
Michael L. Hein..............   52    Managing Director
C. Jackson Lester............   46    Managing Director
C. Thomas Meyers.............   58    Managing Director
Maryam H. Muessel............   38    Managing Director
Jan Nicholson................   51    Managing Director
Paul V. Palmer...............   46    Managing Director and Chief Financial Officer
Joyce S. Richardson..........   51    Managing Director
Ram D. Wertheim..............   42    Managing Director, General Counsel, Secretary and Chief
                                        Administrative Officer
Ruth D. Whaley...............   40    Managing Director and Chief Underwriting Officer
Bryan A. Bowers..............   43    Director
Todd G. Cole.................   74    Director-Vice Chairman
Charles P. Durkin, Jr........   57    Director
David D. Elliman.............   44    Director
Stephen L. Green.............   44    Director
Michael J. Horgan............   64    Director
George Merritt Jenkins.......   43    Director
James H. Laird...............   37    Director
Dr. Rosita Leong, M.D........   54    Director
Robert Model.................   53    Director
Leif Olsen...................   69    Director
Arthur S. Penn...............   60    Director-Vice Chairman
Homer McK. Rees..............   65    Director
Doren W. Russler.............   67    Director
Akira Seko...................   51    Director
John T. Shea.................   45    Director
Richard Yancey...............   69    Director


    All of the executive officers of Holdings are also executive officers of CapMAC. The Board of Directors of Holdings is currently comprised of eighteen directors. Pursuant to subscription agreements between ORIX and Holdings and between Centre Re and Holdings, each of ORIX and Centre Re are entitled to designate one nominee each to Holdings' Board of Directors. See "Certain Relationships and Related Transactions--ORIX Investment" and "--Centre Re Investment."

COMPENSATION OF DIRECTORS

    As an independent director of Holdings, Messrs. Cole, Horgan, Rees, Russler and Olsen each receive $10,000 per year and $500 per Board meeting attended. Each also receives $4,000 per year for service on each committee (other than the Executive Committee) of the Board on which such director serves. All directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with Board meetings. Directors who are officers of the Company receive no additional compensation for serving as directors.

BOARD CLASSIFICATION AND COMMITTEES

    The Holdings' Board of Directors is divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. Holdings' classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. The Audit Committee, which is composed entirely of directors who are not officers or employees of Holdings or any of its subsidiaries, makes recommendations to the Board of Directors regarding the independent auditors to be nominated for election by the shareholders, reviews the independence of such auditors, approves the scope of the annual audit activities and reviews audit results. Messrs. Russler, Laird and Jenkins are the members of the Audit Committee. Mr. Russler is the Chairman.

    The Compensation Committee, composed entirely of directors who are not officers or employees of the Company or any of its subsidiaries, has authority to establish and approve compensation and employee benefit programs for employees of the Company and its subsidiaries. The Compensation Committee also reviews and approves the terms and conditions (including price and vesting) of awards under the Stock Option Plans of the Company. Messrs. Jenkins, Laird, Horgan, Green and Russler are members of the Compensation Committee. Mr. Laird is the Chairman.

    The Executive Committee has the power to exercise all authority of the Board of Directors in the management and affairs of Holdings when the Board of Directors is not in session, subject to certain restrictions. Messrs. Caouette, Cole, Laird and Penn are members of the Executive Committee. Mr. Caouette is the Chairman.

    The New Business Committee is authorized to approve equity investments, either through the subscription for shares or other equity interests or through capital contributions or through similar means, in new business ventures (each a "New Business Investment") recommended by the Chief Executive Officer of up to $5,000,000 in the aggregate for all New Business Investments and has the authority to exercise, subject to applicable provisions of law, all the powers of the Board of Directors for purposes of approving New Business Investments. Messrs. Caouette, Elliman, Green, Horgan, Jenkins and Laird are members of the New Business Committee. Mr. Caouette is the Chairman.

    The Board of Directors may from time to time establish other committees to assist it in the discharge of its responsibilities.

BIOGRAPHIES

    The present principal occupations and five-year employment history of each of the executive officers and directors of Holdings listed above, as well as other directorships of publicly held corporations currently held by each such director, are set forth below:

    Mr. Caouette is Chairman of the Board of Directors, President and Chief Executive Officer of Holdings and CapMAC. He has been President and Chief Executive Officer since Holdings and CapMAC were established in 1987. He has been a director of CapMAC since 1987 and of Holdings since 1991. He was named Chairman of CapMAC and Holdings in 1992. From 1982 to 1986, Mr. Caouette was Senior Vice President and General Manager of the Foreign Exchange and Money Market Division of the Continental Grain Company. From 1970 through 1982, Mr. Caouette held a variety of positions at Citicorp, including Vice President and General Manager in the Swaps and Eurosecurities Department from 1979 to 1982 and Executive Director of the Asia Pacific Capital Corporation (a joint venture of Citibank and Fuji Bank) in Hong Kong from 1974 through 1979.

    Mr. Hein is Managing Director of Holdings and CapMAC and is currently responsible for US/Japan business deveopment. From 1989 through March, 1996, Mr. Hein was head of Corporate Structured Finance. He joined CapMAC in 1988 as Senior Vice President and was named Managing

Director in 1989. From 1970 to 1987, Mr. Hein served Citicorp in a variety of positions, including from 1985 to 1987 as Vice President of Citicorp's investment bank. He currently serves on the Board of Directors of Delta Government Options Corp., a registered clearing agency.

    Mr. Lester is Managing Director of Holdings and CapMAC and is currently responsible for business development in Europe and Global Project Finance. He is also President of CFS (Europe) and President of CapMAC Assurance, S.A. Mr. Lester joined CapMAC in 1988 and was named Managing Director in 1989. From 1981 to 1987, Mr. Lester was in the Special Projects and Project Finance Groups at Morgan Stanley. Previously, from 1976 to 1981, Mr. Lester was with Citibank in New York and in the Hong Kong-based Merchant Banking Group.

    Mr. Meyers is Managing Director and the head of the Credit Enhancement business unit of Holdings and CapMAC. Previously he was head of Consumer Structured Finance from 1989 through March, 1996. Mr. Meyers joined CapMAC in 1987 as Senior Vice President and was named Managing Director in 1989. From 1960 to 1974, Mr. Meyers was employed by General Electric Company and from 1973 to 1987 he held a number of positions at General Electric Capital Corp. in the consumer lending area, leading to the position of Manager, Financial Operations.

    Ms. Muessel is Managing Director of CapMAC and Holdings with responsibility for the Financial Engineering business unit. She joined CapMAC in 1988 and was Senior Vice President in the Corporate Structured Finance group until March, 1996. Before joining CapMAC, Ms. Muessel was in the Corporate Finance Group of Mellon Bank.

    Ms. Nicholson is Managing Director of CapMAC and Holdings with responsibility for new product development. From 1988 through 1990 she was Managing Director in charge of real estate securitization at CapMAC. In 1990, Ms. Nicholson left CapMAC to join Citicorp, where she held various positions including Senior Credit Officer and Department Head of Citicorp Real Estate before returning to CapMAC in her current position in 1994. From 1976 through 1988, Ms. Nicholson held various positions at Citicorp. Ms. Nicholson serves as a director of Rubbermaid, Inc. and Ball Corporation.

    Mr. Palmer is Managing Director and Chief Financial Officer of Holdings and CapMAC. He joined CapMAC in 1990, was named Managing Director in 1990 and was appointed Chief Financial Officer in 1995. From 1988 to 1990, Mr. Palmer was Head of the Mortgage Department for the North American Investment Bank of Citicorp. From 1979 to 1988, Mr. Palmer held a number of positions at Goldman, Sachs & Co. leading to the position of President of Goldman Sachs Real Estate Funding Corporation.

    Mrs. Richardson is Managing Director currently responsible for business development in Latin America. She has been Managing Director of Holdings and CapMAC since CapMAC was established in 1987. From 1987 through January, 1996, Mrs. Richardson was the Chairman of the Underwriting Committee of CapMAC. From 1967 to 1987, Mrs. Richardson held a number of positions at Citibank leading to the position of Vice President and Senior Credit Officer.

    Mr. Wertheim is Managing Director, General Counsel, Secretary and Chief Administrative Officer of Holdings and CapMAC. He joined CapMAC in 1989 as Senior Vice President and General Counsel, was named Managing Director in 1994 and was named Chief Administrative Officer in 1995. From 1982 to 1989, Mr. Wertheim was an associate at Simpson Thacher & Bartlett in New York.

    Ms. Whaley has been Managing Director and Chief Underwriting Officer of CapMAC and Holdings since January, 1996 and head of the Risk Management support unit since March, 1996. She joined CapMAC in 1988 as a Vice President, becoming a Senior Vice President in 1994. As Chief Underwriting Officer, Ms. Whaley has the primary responsibility for underwriting policies and risk management. Before assuming her current position, her responsibilities included asset portfolio management and developing CapMAC's risk policies and procedures. From 1987 to 1988, Ms. Whaley was an assistant vice president at Union Bank of Switzerland and from 1982 to 1987, she was an assistant vice president in the Energy Group at Citibank.

    Mr. Bowers has served as a director of Holdings since April 1996, when he was appointed by the Board to fill a newly created position. Mr. Bowers is currently a Managing Director with Centre Trading Holdings Limited, a wholly owned indirect subsidiary of The Zurich Insurance Company. From 1990 to 1994, Mr. Bowers was self-employed and from 1988 to 1990, he was a Vice President with PaineWebber Inc. Mr. Bowers has been nominated for election to the Board in accordance with the terms of the Subscription Agreement between the Company and Centre Reinsurance Limited. See "Certain Relationships and Related Transactions--Centre Re Investment."

    Mr. Cole has served as a director of Holdings and CapMAC since June 1992. He is the retired Chairman of CIT Financial Corporation. Mr. Cole served as Managing Director of Simat, Helliesen & Eichner, Inc., an international aviation consulting firm, from 1992 to 1996. Mr. Cole currently serves as a director of Delta Life Corporation, Kaiser Ventures, Inc., DR Structured Finance Corp., Hawaiian Airlines, Inc., Arrow Air, Inc., and NAC Re Corporation.

    Mr. Durkin has served as a director of Holdings and CapMAC since June 1992. Mr. Durkin joined Dillon Read in 1966 and is currently a Managing Director. Since November 1984 he has been responsible for the management of Saratoga Partners, L.P., Saratoga Partners II, L.P. and Saratoga Partners III, L.P., which are corporate buyout funds managed by Dillon Read. Mr. Durkin is a director of Hi-Lo Automotive Inc. and Viking Office Products, Inc.

    Mr. Elliman has served as a director of Holdings since July 1995. Mr. Elliman is the founding principal of the Elmrock Group of companies which include Elmrock Capital Inc., Elmrock Partners and Stillrock Management, Inc., a registered investment advisor. Mr. Elliman is the Chief Investment Officer of the Elmrock Group and is responsible for the asset portfolios of the constituent companies. In addition, Mr. Elliman serves as a director of Applied Signal Technology, Inc. Messrs. Elliman and Model are first cousins.

    Mr. Green has served as a director of Holdings and CapMAC since June 1992. Mr. Green joined Canaan Partners in November 1991. Prior to joining Canaan Partners, he was employed by GE Capital's Corporate Finance Group. Mr. Green is a director of Chartwell Reinsurance Corporation and Suiza Foods Corporation.

    Mr. Horgan has served as a director of Holdings since December 1995 and of CapMAC since July 1993. Mr. Horgan has been employed by Citibank since 1954 and is presently Chairman of the Credit Policy Committee of Citicorp and Citibank, N.A.

    Mr. Jenkins has served as a director of Holdings since June 1992. Mr. Jenkins is a General Partner of Patricof & Co. managed funds and is a Vice President of Patricof & Co., Ventures, Inc., which provides management services for private equity investment partnerships. He joined this venture capital firm in 1987.

    Mr. Laird has served as a director of Holdings and CapMAC since June 1992. Mr. Laird joined Dillon Read in 1991 and is currently a Senior Vice President. Mr. Laird is involved in the management of Saratoga Partners II, L.P. and Saratoga Partners III, L.P., corporate buyout funds managed by Dillon Read. From 1987 to 1991 Mr. Laird was with Salomon Brothers Inc, where he specialized in corporate buyouts, restructurings and mergers. Prior to joining Salomon Brothers Inc, he was a corporate attorney with Cahill Gordon & Reindel. Mr. Laird is a director of Cannell Communications, L.P., and U.S.I. Holdings Corp.

    Dr. Leong has served as a director of Holdings and CapMAC since June 1992. Dr. Leong graduated with a degree in medicine from the University of Santo Tomas in 1963. She specialized in pathology and later became Chief of Pathology at the Metropolitan Hospital in Manila until 1973. Since 1973, Dr. Leong has been a private investor.

    Mr. Model has served as a director of Holdings and CapMAC since June 1992. Mr. Model is a private investor with interests in a number of partnerships and businesses. Mr. Model is also the founder and President of Mooncrest Ranch and Rocking M Ranch, diversified agricultural operations located in Wyoming. He is also an owner and officer of a number of special purpose affiliates of Citicorp, Dow Chemical, Shell Oil, W.R. Grace, Bausch & Lomb and Borden's. Messrs. Elliman and Model are first cousins.

    Mr. Olsen has served as a director of Holdings since December 1995 and of CapMAC since May 1994. Mr. Olsen is President of Leif H. Olsen Investments, Inc., an economic consulting and investment management firm in New Canaan, Connecticut. He is a director of the Interpublic Group of Companies, Incorporated, a trustee of the Atlantic Mutual Insurance Company and a director of Lafayette American Bank.

    Mr. Penn has served as a director of Holdings since July 1993 and CapMAC since March 1995. Mr. Penn is President of Elmrock Capital Inc. and a General Partner of Elmrock Partners, a merchant bank which provides equity capital for leveraged asset purchases. He is President and one of the founders of Stillrock Management, Inc., a registered investment advisor. He is also an owner and officer of a number of special purpose affiliates of Citicorp, Dow Chemical, Shell Oil, W.R. Grace, Bausch & Lomb and Borden's.

    Mr. Rees has served as a director of Holdings since December 1995 and of CapMAC since January 1993. Mr. Rees is the retired Chairman and Chief Executive Officer of Prudential Capital Corporation, an investment subsidiary of The Prudential Insurance Company of America. Mr. Rees is a director of Meridian Point Realty Trust VIII, a publicly-held REIT headquartered in San Francisco.

    Mr. Russler has served as a director of Holdings since December 1995 and of CapMAC since June 1992. Mr. Russler is the retired Senior Vice President, Finance and Administration, and Chief Financial Officer of NCR Corporation. Mr. Russler serves as a trustee for the AAL Mutual Funds, as a director of the AAL Variable Product Series Fund, Inc., and as a member of the advisory boards of Saratoga Partners II, L.P. and Saratoga Partners III, L.P.

    Mr. Seko has served as a director of Holdings and CapMAC since April 1996, when he was appointed by the Board to fill the position vacated by the resignation of Koichiro Muta. Mr. Seko was appointed Chief Executive Officer and President of ORIX USA Corporation (equipment leasing, asset based lending and general corporate financing) in April 1996. From 1994 to April 1996, Mr. Seko was President and Chief Executive Officer of ORIX Real Estate Equities, Inc., based in Chicago, and from 1991 to 1994 he was General Manager of the Overseas Credit Department of ORIX Corporation. From 1970 to 1991, Mr. Seko served in various capacities for ORIX Corporation and various of its subsidiaries. The ORIX Corporation is a Japanese leasing company. Mr. Seko's nomination for election as a director was designated by ORIX USA Corporation under the terms of the Subscription Agreement between Holdings and ORIX USA Corporation. See "Certain Relationships and Related Transactions--ORIX Investment."

    Mr. Shea has served as a director of Holdings and CapMAC since 1992. Mr. Shea is responsible for merchant banking and direct equity investments at Saif Advisors, Inc. which he joined in 1991.

    Mr. Yancey has served as a director of Holdings since July 1993. From 1952 to 1992, Mr. Yancey held a variety of positions with Dillon Read, including Vice President, Managing Director, Director and

Senior Advisor. Mr.Yancey serves on the Board of Directors of The Score Board, Inc. and Composite Funds Group.

SUMMARY COMPENSATION TABLE

    The following sets forth a summary of all compensation paid to the Chief Executive Officer and the six most highly compensated executive officers (the "Named Executive Officers") of the Company and its subsidiaries (including CapMAC) for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                  -----------------------------------------
                                                                                OPTIONS/
                                      ANNUAL COMPENSATION         RESTRICTED     SAR'S
           NAME AND               ----------------------------      STOCK        (# OF         ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY      BONUS      AWARDS(1)     SHARES)     COMPENSATION(2)
- -------------------------------   ----    --------    --------    ----------    --------    ---------------
John B. Caouette...............   1995    $330,000    $500,000     $ 37,808         --         $ 123,335
  President and Chief             1994     300,000     330,000                                    82,411
  Executive Officer
Paul V. Palmer.................   1995    $180,000    $200,000     $ 13,800         --         $  55,478
  Managing Director and Chief     1994     165,000     160,000                                    40,365
  Financial Officer
C. Thomas Meyers...............   1995    $180,000    $200,000     $ 21,045         --         $  55,988
  Managing Director               1994     165,000     160,000                                    40,481
C. Jackson Lester..............   1995    $180,000    $200,000     $ 18,045         --         $  55,478
  Managing Director               1994     165,000     160,000                                    39,971
Joyce S. Richardson............   1995    $180,000    $200,000     $ 19,170         --         $  55,478
  Managing Director               1994     165,000     160,000                                    39,687
Michael L. Hein................   1995    $180,000    $200,000     $ 19,170         --         $  55,732
  Managing Director               1994     165,000     160,000                                    40,225
Ram D. Wertheim................   1995    $180,000    $200,000     $ 11,925         --         $  55,478
  Managing Director, General      1994     165,000     160,000                                    35,491
  Counsel and Chief
  Administrative Officer

- ------------

(1) Effective with the date of the IPO, the Named Executive Officers each received restricted stock with a taxable value of $1.00 per share. The restricted stock vested immediately upon grant, but is limited as to its transferability within the first two years after the date of grant. Additionally, when any Named Executive Officer wishes to sell such restricted stock, the Company has the right of first refusal to purchase the restricted stock from such officer at the then current fair market value less $19.00 (the amount determined by subtracting $1.00 from the IPO price of $20.00). Accordingly, the table above reflects the value per share of the restricted stock on the date of grant ($20.00) less the price ($19.00) at which the Company could have repurchased such restricted stock upon transfer at such date, multiplied by the number of shares granted to the individual. The holders of the restricted stock are entitled to receive the same amount of dividends per share as holders of Common Stock which is not restricted stock. As of the fiscal year ended December 31, 1995, the values of the restricted stock held by the Named Executive Officers were as follows: John
    B. Caouette--$231,574; Paul V. Palmer--$84,525; C. Thomas Meyers--$128,901;
    C. Jackson Lester--$110,526; Joyce S. Richardson--$117,416; Michael L. Hein--$117,416; and Ram D. Wertheim--$73,041. The fiscal year-end value of the restricted stock was calculated by multiplying (i) the difference between the fiscal year-end market price per share of the unrestricted Common

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    Stock as quoted on the New York Stock Exchange ("NYSE") (which was $25 1/8) and $19.00 per share by (ii) the number of shares of the restricted stock held by the individual at fiscal year-end.

(2) All other compensation includes contributions from the Company to the ESOP, Supplemental Executive Retirement Plan ("SERP"), and premiums payable for Split Dollar Life Insurance. The 1995 dollar values of the ESOP and SERP contributions, and the Split-Dollar Life Insurance premiums, respectively, are as follows: John B. Caouette--$27,467, $71,868, $24,000; Paul V. Palmer--$27,467, $18,011, $10,000; C. Thomas Meyers--$27,467, $18,011,
    $10,510; C. Jackson Lester--$27,467, $18,011, $10,000; Joyce S.
    Richardson--$27,467, $18,011, $10,000; Michael L. Hein--$27,467, $18,011,
    $10,254; and Ram D. Wertheim--$27,467, $18,011, $10,000. The 1994 dollar values of the ESOP and SERP contributions and the Split-Dollar Life Insurance premiums, respectively, are as follows: John B. Caouette--$18,955, $39,456, $24,000; Paul V. Palmer-- $18,194, $12,171, $10,000; C. Thomas
    Meyers--$18,955, $11,016, $10,510; C. Jackson Lester-- $18,955, $11,016,
    $10,000; Joyce S. Richardson--$18,955, $10,732, $10,000; Michael L. Hein--
    $18,955, $11,016, $10,254; and Ram D. Wertheim--$18,955, $10,536, $6,000.

AGGREGATED OPTION EXERCISES IN 1995 AND OPTION VALUES AT YEAR-END 1995

    None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 1995. The following table sets forth information with respect to options held by such officers as of the end of the 1995 fiscal year.


                                                          NUMBER OF SHARES
                                                             UNDERLYING          VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS     IN-THE MONEY OPTIONS AT
    NAME                                                AT DECEMBER 31, 1995     DECEMBER 31, 1995 (1)
- -----------------------------------------------------   --------------------    -----------------------
John B. Caouette.....................................         298,319.5               $ 3,518,679
Paul V. Palmer.......................................         246,759.0               $ 2,910,522
C. Thomas Meyers.....................................         151,283.5               $ 1,784,389
C. Jackson Lester....................................         156,491.5               $ 1,845,817
Joyce S. Richardson..................................         140,281.5               $ 1,654,620
Michael L. Hein......................................         134,805.0               $ 1,590,025
Ram D. Wertheim......................................         114,000.0               $ 1,344,630


- ------------

(1) All options were granted under the Employee Stock Option Plan adopted by the Company in June 1992 and vested upon completion of the IPO. Options are valued based on the fair market value of the Common Stock on December 31, 1995.

EMPLOYMENT AGREEMENTS

    All of the Named Executive Officers are parties to employment agreements dated as of June 25, 1992 with Holdings. Under the agreements, Holdings agrees to employ these executives in their current titles and with their current responsibilities, until June 25, 1996 in the case of all executives but Mr. Caouette. Mr. Caouette's agreement continues until June 25, 1997. In all cases, after such dates, the agreements are subject to automatic renewals for one-year terms unless either party has given the other 60 days' prior written notice of his/her or its election not to extend. This automatic renewal ends on June 25, 1997 for all executives but Mr. Caouette. Mr. Caouette's automatic renewal ends on June 25, 1999. In the event of death or disability, the executive or his/her estate or beneficiaries will receive the executive's base salary for 18 months in the case of disability and for 6 months in the event of death. In addition, an amount equal to the pro rata portion of the bonus, determined using the target annual bonus of the executive, shall be paid. The agreement terminates upon the retirement of the executive. In the event of termination other than voluntary termination, an involuntary termination with cause, or termination for disability, death or retirement (as stated above), the above named executive officers are entitled to receive the higher of (x) the base salary payable to the executive for the period commencing on the termination date and ending on the last day of the employment period, (y) 200% of the executive's base salary and (z) the amount payable under the Company's then applicable severance policy. They are also entitled to continuation for a period of 12 months of any health or disability coverage provided by the Company to the executive prior to such termination of employment. The executive is entitled to an amount equal to the pro rata portion of the bonus determined using the target annual bonus of the executive.

    The employment agreements provide for the following minimum annual salaries, which are to be reviewed annually and may be increased from time to time but not decreased by the Compensation Committee: Mr. Caouette $300,000, Mr. Hein $165,000, Mr. Lester $165,000, Mr. Meyers $165,000, Mr. Palmer $165,000, Mrs.
Richardson $165,000, Mr. Wertheim $165,000. Each of the Named Executive Officers, other than Mr. Caouette, is entitled to receive an annual bonus determined by Mr. Caouette and approved by the Compensation Committee. In the case of Mr. Caouette, his bonus is determined by, and in the sole discretion of, the Compensation Committee. In addition, each of the Named Executive Officers is entitled to participate in the Company's ESOP and health and welfare benefit plans for its employees, to participate in supplemental benefit plans for its executive officers, to four weeks of paid vacation per year and to reimbursement for certain expenses.

EMPLOYEE BENEFIT PLANS

    Bonuses

    The Company has historically paid annual bonuses to all employees. Bonus amounts are based on year-end results of individual and company performance. For management employees, individual performance is measured by a variety of factors. Such factors included financial targets and other quantitative and qualitative goals. Bonuses are first recommended by the individual manager and then, approved by a committee comprised of members of the Company's senior management. The Compensation Committee approves the aggregate amount of bonus awards, bonus awards to senior managers and individual bonuses payable in excess of specified thresholds. For non-management employees, bonuses awarded are determined by the individual manager and are part of the overall bonus pool. The bonuses paid to each of the Named Executive Officers for 1994 and 1995 are included in the Summary Compensation Table.

    Omnibus Stock Incentive Plan


    In the fourth quarter of 1995, before the closing of the IPO, the Company adopted the 1995 Omnibus Stock Incentive Plan for Employees of the Corporation and its Subsidiaries (the "Omnibus Plan"), which is a stock plan under which multiple grant types are available, such as stock options, restricted stock, stock appreciation rights, other stock-based grants or any combination of the foregoing. There is one plan document with specific details to be covered in award agreements. The term of each grant may not exceed ten years with a fixed number of shares determined at the outset. Key employees of the Company and its affiliates are eligible. The 1,005,000 shares which had been previously reserved for options under the 1994 Stock Option Plan (described below) were made available under the Omnibus Plan. After giving effect to certain grants of stock options and Restricted Stock under the Omnibus Plan in 1995 and 1996, and forfeitures, cancellations and expirations of previously granted options, 441,154 shares are reserved and available for future grants. This number may be increased from time to time to the extent grants under the Omnibus Plan are forfeited, terminated, canceled or expired unexercised, or to the extent shares are delivered or withheld to pay the exercise price or satisfy withholding obligations.


    The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee selects the recipients of grants, the number of shares subject to each grant and the terms and conditions of such grants and establishes such conditions as to the manner of exercise of such grants as it may deem necessary. The Compensation Committee may accelerate the time at which outstanding grants may be exercised, including upon certain events involving a change in control of the Company, and has the discretion to provide that outstanding grants may not be exercised subsequent to a merger, consolidation or certain other corporate events.

    On December 31, 1995, 198,000 stock options were granted pursuant to the Omnibus Plan. These stock options have an exercise price equal to the IPO price per share of $20.00 per share. On April 1, 1996, 195,000 stock options were granted pursuant to the Omnibus Plan. These stock options have an exercise price equal to the market price on the date of grant of $24.50 per share. The option grants provide that 50% of the stock options will vest five years after the grant thereof and 50% will vest six years after the grant thereof. The stock options are subject to accelerated vesting as follows: (i) when the fair market value of the Common Stock for a period of five consecutive business days is equal to a price that is 25% above the exercise price, 25% of the stock options will vest immediately, (ii) when the fair market value of the Common Stock for a period of five consecutive business days is equal to a price that is 50% above the exercise price, another 25% of the stock options will vest immediately and
(iii) when the fair market value of the Common Stock for a period of five consecutive business days is equal to a price that is 75% above the exercise price, the remaining 50% of the stock options will vest immediately. As of May 31, 1996, 25% of the stock options granted in 1995 had vested. The stock options will terminate ten years after grant.


    Options granted pursuant to the Omnibus Plan are exercisable, at the discretion of the Compensation Committee. The Company has filed a Registration Statement on Form S-8 to permit shares issued upon exercise of stock options granted or to be granted under the Omnibus Plan to be sold without restrictions.


    In connection with the IPO, certain officers of the Company, including the Named Executive Officers, were given the opportunity to exchange certain existing restricted stock units held by such persons, which under the terms of their issuance were convertible into an equal amount of Common Stock of the Company upon consummation of the IPO, for (i) cash, receipt of which was deferred, in an amount equal to the product of the IPO price of $20.00 per share and the number of restricted stock units held by such person and (ii) an equivalent number of shares of restricted stock (the "Restricted Stock"). The 182,633 shares of Restricted Stock granted under the Omnibus Plan (i) may not be transferred until the earlier of two years from the date of grant or termination of the executive's employment with the Company and (ii) are, in the event the holder wishes to transfer such Restricted Stock, subject to an option of the Company to purchase such Restricted Stock for an amount equal to the market price per share on the date of the proposed transfer minus $19.00. Each of the officers agreed to the terms offered and entered into a Deferred Compensation and Restricted Stock Agreement with the Company, pursuant to which such officers accepted receipt of the deferred cash compensation and the newly issued Restricted Stock, subject to the purchase option of the Company, in lieu of shares of unrestricted Common Stock to which they otherwise would have been entitled.

    1992 and 1994 Employee Stock Option Plans

    In June 1992, the Company adopted the Employee Stock Option Plan (the "1992 Stock Option Plan"), pursuant to which options may be granted to management and other employees of the Company and certain of its subsidiaries. At the time of adoption, an aggregate of 1,725,000 shares were available for option grants, subject to adjustment upon certain changes in the Company's capitalization. Of this number, 1,713,213 are outstanding. The exercise price with respect to each share underlying 1,698,213 options is $13.33 and with respect to 15,000 options, $14.67 per share. All of the options vested upon consummation of the IPO.

    In December 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Stock Option Plan"), providing for the issuance of up to 1,200,000 shares, subject to adjustment upon certain changes in the Company's capitalization. The Board of Directors approved the issuance of 322,500 shares through September 1995, with 150,000 reserved for employees who commenced employment after September 1994. 195,000 stock options were granted as of September 30, 1995 at an exercise price with respect to each share underlying an option of $20.00 per share. The options vested upon grant. The remaining options that could have been awarded under the 1994 Stock Option Plan have been made available under the Omnibus Plan.

    In order to exercise stock options issued under the 1992 Stock Option Plan or the 1994 Stock Option Plan, an employee must enter into a subscription agreement with Holdings. Pursuant to the terms of the subscription agreement, in the event that an employee leaves Holdings, whether voluntarily or involuntarily, Holdings has the right to cancel the options by paying the employee the difference between the fair market value of the shares and the exercise price. In addition, in the event an employee is terminated without cause, including as a result of a change in control, the terminated employee has the right to require Holdings to purchase any vested options by paying the difference to the terminated employee between the fair market value of the shares and the exercise price of the vested options.


    The Company has filed a Registration Statement on Form S-8 to permit shares issued upon exercise of outstanding stock options granted under the 1992 Stock Option Plan and the 1994 Stock Option Plan to be sold without restrictions.


    Retirement Plan

    The Company's retirement plan is an ESOP, which Holdings adopted to provide its employees the opportunity to obtain beneficial interests in the stock of Holdings through a trust. In 1992, the ESOP Trust purchased 750,000 shares from Holdings at $13.33 per share of Holdings stock. The ESOP Trust financed its purchase of common stock with a loan from Holdings in the amount of $10 million. The Trustee for the ESOP is Marine Midland Bank, N.A.

    Each year, as CFS makes a contribution to the ESOP, a corresponding loan payment is made, and the trust releases shares of stock of the accounts under the ESOP for the eligible participants. Participants are eligible after one year of service and age 21. As of March 31, 1996, approximately 283,000 shares were allocated to the participants.

    Supplemental Retirement Plan

    Due to compensation limitations and contribution limitations applicable to qualified plans under the Internal Revenue Code, certain executives receive a less than pro rata share of the annual ESOP allocation in relation to their total compensation. The Company has therefore adopted, for such executives, a Supplemental Executive Retirement Plan (a "SERP"). The SERP is a non-qualified plan that allows each eligible executive the excess contribution which cannot be received in the ESOP. This amount is placed into an account and participants may direct its investment. This amount is placed into an account and invested by the Company. Through March 31, 1996, approximately fifteen executives, including the Named Executive Officers, were eligible for the SERP. As of March 31, 1996, $0.4 million has been contributed to the SERP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Holdings did not have a Compensation Committee until the IPO. The following directors of CapMAC served on CapMAC's Compensation Committee until the IPO:
Messrs. Angermueller, Jenkins, Laird, Russler and Dr. Leong. Mr. Angermueller is not a director of Holdings. Upon the formation of the Holdings Compensation Committee, the members were Messrs. Jenkins, Laird, Russler and Dr. Leong. Effective January 31, 1996, Dr. Leong resigned from the compensation committee and Messrs. Horgan and Green became members of the Compensation Committee. None of the members of the CapMAC Compensation Committee or the Holdings Compensation Committee was an officer or employee of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following tables set forth certain information concerning the beneficial ownership of the Common Stock of the Company at April 30, 1996 and as adjusted to reflect the sale of the shares offered hereby (based on information received by the Company to date) by (i) each beneficial owner of more than 5% of the Common Stock of Holdings, (ii) each director and each Named Executive Officer,
(iii) all directors and executive officers of the Company as a group and (iv) all other Selling Stockholders. For purposes of these tables, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Shares beneficially owned by the executive officers include shares allocated to them under the ESOP, any shares of Common Stock held by them (including Restricted Stock and Common Stock held in trust) and all outstanding options. In addition, shares beneficially owned by the persons listed below include shares which may be obtained upon exercise of Warrants held by such person. The number of shares offered and the number of shares of Common Stock beneficially owned after the Offering assume that the over-allotment option is not exercised by the Underwriters.


                                                                                     SHARES OF COMMON STOCK
                                          SHARES OF COMMON STOCK                       TO BE BENEFICIALLY
                                            BENEFICIALLY OWNED                                OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                          -----------------------                    -----------------------
   5% SHAREHOLDERS, DIRECTORS, NAMED
  EXECUTIVE OFFICERS AND DIRECTORS AND                   PERCENT      NUMBER OF                     PERCENT
  NAMED EXECUTIVE OFFICERS AS A GROUP       NUMBER       OF CLASS   SHARES OFFERED     NUMBER       OF CLASS
- ----------------------------------------  -----------    --------   --------------   -----------    --------
Dillon, Read & Co. Inc. (1).............  4,100,362.5      24.5%       1,336,760     2,763,602.5      16.6%
  535 Madison Avenue
  New York, NY 10022
Saratoga Partners II, L.P. (2)..........  3,444,954        20.7        1,176,206     2,268,748        13.7
  535 Madison Avenue
  New York, NY 10022
Allstate Insurance Company (3)..........    920,788.5       5.7          --            920,788.5       5.7
  c/o Development Division
  Allstate Plaza South 65D
  Northbrook, Il 60062
MSW Limited (4).........................    845,788.5       5.2          290,847       554,941.5       3.4
  c/o Saif Advisors, Inc.
  9 West 57th Street
  New York, NY 10019
Canaan Partners (5).....................    920,788.5       5.7          314,384       606,404.5       3.8
  105 Rowayton Avenue
  Rowayton, CT 06853
Option International Limited (6)........    920,788.5       5.7          314,384       606,404.5       3.8
  99 Summer Street
  Suite #1530
  Boston, MA 02110
Canaan Capital Offshore Limited
Partnership, C.V. (7)...................    822,264         5.1          280,745       541,519         3.4
  c/o Canaan Partners
  105 Rowayton Avenue
  Rowayton, CT 06853
John B. Caouette (8)....................    416,426.3       2.5          --            416,426.3       2.5
Michael L. Hein (8).....................    186,050.2       1.2          --            186,050.2       1.2
C. Jackson Lester (8)...................    202,425.4       1.3          --            202,425.4       1.3
C. Thomas Meyers (8)....................    206,643.9       1.3          --            206,643.9       1.3
Paul V. Palmer (8)......................    306,670.5       2.2          --            306,670.5       2.2


                                                        (continued on next page)

                                                                                     SHARES OF COMMON STOCK
                                          SHARES OF COMMON STOCK                       TO BE BENEFICIALLY
                                            BENEFICIALLY OWNED                                OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                          -----------------------                    -----------------------
   5% SHAREHOLDERS, DIRECTORS, NAMED
  EXECUTIVE OFFICERS AND DIRECTORS AND                   PERCENT      NUMBER OF                     PERCENT
  NAMED EXECUTIVE OFFICERS AS A GROUP       NUMBER       OF CLASS   SHARES OFFERED     NUMBER       OF CLASS
- ----------------------------------------  -----------    --------   --------------   -----------    --------
Joyce S. Richardson (8).................    192,696.7       1.2%         --            192,696.7       1.2%
Ram D. Wertheim (8).....................    161,932.5       1.0          --            161,932.5       1.0
Bryan A. Bowers (9).....................    500,000         3.1          --            500,000         3.1
Todd G. Cole............................      2,000        *             --              2,000        *
Charles P. Durkin, Jr. (10).............     13,812        *             --             13,812        *
David D. Elliman (11)...................     70,626        *               8,536        62,090        *
Stephen L. Green (12)...................    920,788.5       5.7          314,384       606,404.5       3.8
Michael J. Horgan.......................      --           --            --              --           --
George Merritt Jenkins (13).............    738,933         4.6          251,506       487,427         3.0
James H. Laird (14).....................      2,763        *             --              2,763        *
Dr. Rosita Leong, M.D...................      --           --            --              --           --
Robert Model (15).......................    293,691         1.8           42,679       251,012         1.6
Leif J. Olsen...........................      --           --            --              --           --
Arthur S. Penn (16).....................    289,978.5       1.8           34,143       255,835.5       1.6
Homer McK. Rees.........................      1,263        *             --              1,263        *
Doren W. Russler........................      --           --            --              --           --
Akira Seko (17).........................    500,001         3.1          --            500,001         3.1
John T. Shea (18).......................    845,788.5       5.2          291,633       554,941.5       3.4
Richard Yancey..........................        460.5      *             --                460.5      *
Directors and Named Executive Officers
  as a group (24 persons)...............  5,617,450.5      31.8          866,563     4,750,887.5      26.9


- ------------

* Less than one percent

 (1) The number of shares owned is based on the Schedule 13G filed by Dillon, Read Holding Inc. with the Securities and Exchange Commission (the "SEC"). Such number includes the shares held by Saratoga Partners II, L.P., shares held by certain other investment partnerships managed by Dillon Read and 185,170.5 shares held by individuals for whom Dillon Read serves as attorney-in fact, including Messrs. Durkin, Laird and Yancey. Such number also includes 760,627.5 shares that would be received upon exercise of Warrants.

 (2) Includes 638,973 shares that would be received upon exercise of Warrants.

 (3) Includes 170,788.5 shares that would be received upon exercise of Warrants.

 (4) Includes 170,788.5 shares that would be received upon exercise of Warrants.

 (5) Consists of shares held by entities for which Canaan Partners serves as investment manager, including Canaan Capital Offshore Limited Partnership, C.V. Includes 170,788.5 shares that would be received upon exercise of Warrants.

 (6) Includes 170,788.5 shares that would be received upon exercise of Warrants.


 (7) Includes 152,514 shares that would be received upon exercise of Warrants.



 (8) The number of shares for each executive officer includes (i) the number of shares of Common Stock owned directly by such executive officers; (ii) the following shares which may be acquired upon the exercise of stock options which were exercisable as of March 1, 1996: John B. Caouette--298,319.5, Paul V. Palmer--246,759, C. Thomas Meyers-- 151,283.5, Charles J. Lester--156,491.5, Joyce S. Richardson--140,281.5, Michael L. Hein--134,805, and Ram D. Wertheim--114,000; and (iii) the following shares which may be acquired upon the exercise of stock options which had been granted as of April 1, 1996 but had not vested as of May 31, 1996: John B. Caouette--55,000, Paul V. Palmer-- 20,000, C. Thomas Meyers--20,000, C. Jackson Lester--20,000, Joyce S. Richardson--20,000, Michael L. Hein-- 20,000, and Ram D. Wertheim--20,000. The number of shares also includes the number of shares of Common Stock owned indirectly by such executive officers through the Company's ESOP through December 31, 1995.


 (9) Consists of 500,000 shares owned by Centre Reinsurance Limited. By virtue of Mr. Bowers position as a Managing Director of Centre Trading Holdings Limited, he may be deemed to share voting and investment power with respect to such shares.

(10) Excludes 3,915,282 shares held by entities for which Dillon Read or affiliated entities serve as investment manager and 171,358.5 shares held by individuals for whom Dillon Read serves as attorney-in-fact. Mr. Durkin is a Managing Director of Dillon Read. Includes 2,562 shares that would be received upon exercise of Warrants.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(11) Includes 37,500 shares held by the Faith Rockefeller Model Trust, for which Mr. Elliman is co-trustee. Mr. Elliman may be deemed to share voting and investment power with respect to such shares.

(12) Consists of shares held by entities for which Canaan Partners serves as investment manager, including the shares held by Canaan Capital Offshore Limited Partnership, C.V. Mr. Green is a General Partner of Canaan Partners and therefore may be deemed to share voting and investment power with respect to such shares.

(13) Consists of shares held by investment accounts for which Patricof & Co. serves as investment manager, including 137,058 shares that would be received upon exercise of Warrants. Mr. Jenkins is a General Partner of Patricof & Co. and therefore may be deemed to share voting and investment power with respect to such shares. Mr. Jenkins disclaims beneficial ownership.

(14) Excludes 3,915,282 shares held by entities for which Dillon Read or affiliated entities serve as investment manager and 182,407.5 shares held by individuals for whom Dillon Read serves as attorney-in-fact. Includes 513 shares that would be received upon exercise of Warrants. Mr. Laird is a Senior Vice President of Dillon Read.

(15) Includes 198,000 shares held by R.J. Mod Limited Partnership, of which Mr. Model is a General Partner, and 37,500 shares held by the Faith Rockefeller Model Trust, for which Mr. Model is co-trustee. By virtue of these positions, Mr. Model may be deemed to share voting and investment power with respect to such shares.

(16) Includes 198,000 shares held by R.J. Mod Limited Partnership, of which Mr. Penn is a General Partner. Mr. Penn may be deemed to share voting and investment power with respect to such shares.

(17) Consists of shares held by ORIX USA Corporation, of which Mr. Seko serves as President, Chief Executive Officer and as a director. By virtue of these positions, Mr. Seko may be deemed to share voting and investment power with respect to such shares. Mr. Seko disclaims beneficial ownership.

(18) Includes 427.5 shares and 170,788.5 shares that would be received upon exercise of Warrants held by Mr. Shea and MSW Limited, respectively. Mr. Shea may be deemed to share voting and investment power with respect to shares beneficially owned by MSW Limited.

                                                                                     SHARES OF COMMON STOCK
                                          SHARES OF COMMON STOCK                       TO BE BENEFICIALLY
                                            BENEFICIALLY OWNED                                OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                          -----------------------                    -----------------------
                                                         PERCENT      NUMBER OF                     PERCENT
OTHER SELLING STOCKHOLDERS                  NUMBER       OF CLASS   SHARES OFFERED     NUMBER       OF CLASS
- ----------------------------------------  -----------    --------   --------------   -----------    --------
APA Excelsior III, L.P.(1)..............    411,299         2.6%         140,429       270,870         1.7%
APA/Fostin Pennsylvania Venture Capital
Fund(2).................................    147,326           *           50,301        97,025           *
James H. Bauman(3)......................     30,223           *            9,039        12,437           *
Bost & Co. as Custodian for Rockefeller
Brother Fund(4).........................     23,019           *            7,859        15,160           *
Saidye Rosner Bronfman Trust(5).........      9,206           *            3,144         6,062           *
Canaan Capital Limited Partnership(6)...     98,524           *           33,639        64,885           *
CIN Venture Nominees Ltd.(7)............     21,215           *            7,243        13,972           *
Citigrowth Fund, L.P.(8)................    102,473           *           34,987        67,486           *
Concord Partners II, L.P.(9)............    147,326           *           50,301        97,025           *
Concord Partners Japan Limited(10)......     36,831           *           12,575        24,256           *
Coutts & Co. (Jersey) Ltd. Custodian for
APA Excelsior III/Offshore, L.P.(11)....    156,792         1.0           53,533       103,259           *
Eastbridge Capital Inc.(12).............     25,619           *            8,747        16,872           *
Gary H. Eckhardt(13)....................        855           *              292           563           *
Goodnow, Gray & Co.(14).................     77,500           *           24,348        53,152           *
Heritage Securities Corp.(15)...........    184,158         1.2           62,877       121,281           *
William Horvitz.........................     67,500           *           23,046        44,454           *
The H.R.H. Family Trust(16).............     18,416           *            6,287        12,129           *
Jennifer U. Johnson(17).................      6,906           *            2,358         4,548           *
Mohammad W. Khouja(18)..................      2,303           *              674         1,629           *
Belle Kuhn(19)..........................        921           *              314           607           *
David Kuhn(20)..........................        921           *              314           607           *
Judy Kuhn(21)...........................        461           *              157           304           *
Roger Kuhn(22)..........................        921           *              314           607           *
Lexington Partners IV, L.P.(23).........      1,842           *              630         1,212           *
Lynx Capital, L.P.(24)..................    298,862         1.9          102,040       196,822         1.2
Lynx Overseas Capital, Ltd.(25).........     21,119           *            7,211        13,908           *
Paul A. Mackin(26)......................        921           *               68           853           *
David H.McAlpin, Jr.....................     22,500           *            2,561        19,939           *
John Merck Fund(27).....................     23,019           *            7,859        15,160           *
John H.C. Merck Trust(28)...............     36,833           *           12,575        24,258           *
Mezzanine Equities SDN BHD(29)..........    136,631           *           46,651        89,980           *
William Mina(30)........................      1,382           *              111         1,271           *
R.J. Mod Limited Partnership(31)........    198,000         1.2           34,143       163,857         1.0
Faith Rockefeller Model Trust(32).......     37,500           *            8,536        28,964           *
Alfred A. Moore & Linda M. Post(33).....      1,382           *              472           910           *
Clement C. Moore II(34).................      4,604           *            1,572         3,032           *
The Northern Trust Company(35)..........      4,604           *            1,572         3,032           *
Polly & Co. For Greenwich Hospital
Association(36).........................      4,604           *            1,572         3,032           *
Linda Moore Post(37)....................      2,303           *              786         1,517           *
Linda Moore Post Trust "A"(38)..........      2,303           *              786         1,517           *



                                                        (continued on next page)

                                                                                     SHARES OF COMMON STOCK
                                          SHARES OF COMMON STOCK                       TO BE BENEFICIALLY
                                            BENEFICIALLY OWNED                                OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                          -----------------------                    -----------------------
                                                         PERCENT      NUMBER OF                     PERCENT
OTHER SELLING STOCKHOLDERS                  NUMBER       OF CLASS   SHARES OFFERED     NUMBER       OF CLASS
- ----------------------------------------  -----------    --------   --------------   -----------    --------
Linda Moore Post Trust "B"(39)..........      2,763           *              943         1,820           *
River Branch Foundation(40).............     10,128           *            3,458         6,670           *
Riverbank Partners, LLC(41).............     23,019           *            7,859        15,160           *
Donald M. Ross(42)......................      4,604           *              427         4,177           *
Christie C. Salomon(43).................      3,354           *            1,179         2,175           *
Christie C. Salomon as Custodian FBO
Evanne Salomon(44)......................        921           *              314           607           *
David R. Salomon(45)....................      1,500           *              314         1,186           *
Edna B. Salomon FBO Christina
Salomon#1(46)...........................        921           *              314           607           *
Edna B. Salomon FBO Christina
  Salomon #2(47)........................        921           *              314           607           *
Edna B. Salomon FBO David Salomon(48)...        921           *              314           607           *
Edna B. Salomon FBO Evanne
Salomon(49).............................        921           *              314           607           *
Edna B. Salomon FBO Jennifer
Salomon(50).............................      1,842           *              629         1,213           *
Richard E. Salomon #1(51)...............      6,906           *            2,358         4,548           *
The Estate of Richard B. Salomon(52)....     23,019           *            7,859        15,160           *
Saratoga Partners II, C.V.(53)..........    284,240         1.8%          97,048       187,192         1.2%
SBSF Salary Reduction FBO Salomon(54)...      1,152           *              393           759           *
Sigler & Co. as Custodian for Cape
Brunch Foundation(55)...................      8,288           *            2,829         5,459           *
Joan B. Spears(56)......................      2,303           *              786         1,517           *
Turbo Trust(57).........................      9,206           *            3,144         6,062           *
WLD Trust...............................    148,500           *           50,702        97,798           *
The Zellerbach Family Fund(58)..........      6,906           *            2,358         4,548           *


- ------------


* Less than one percent


 (1) Includes 76,289 shares that would be received upon exercise of Warrants.
 (2) Includes 27,326 shares that would be received upon exercise of Warrants.
 (3) Includes shares held by Eastbridge Capital Inc. of which Mr. Bauman is co-president and chief executive officer. Mr. Bauman may be deemed to share voting and investment power with respect to these shares. Mr. Bauman disclaims beneficial ownership. Includes 854 shares and 25,619 shares that would be received upon exercise of Warrants held by Mr. Bauman and Eastbridge, respectively.
 (4) Includes 4,269 shares that would be received upon exercise of Warrants.
 (5) Includes 854 shares that would be received upon exercise of Warrants.
 (6) Includes 18,275 shares that would be received upon exercise of Warrants.
 (7) Includes 3,935 shares that would be received upon exercise of Warrants.
 (8) Constitutes 102,473 shares that would be received upon exercise of Warrants.
 (9) Includes 27,326 shares that would be received upon exercise of Warrants.
(10) Includes 6,831 shares that would be received upon exercise of Warrants.
(11) Includes 29,082 shares that would be received upon exercise of Warrants.
(12) Constitutes 25,619 shares that would be received upon exercise of Warrants.
(13) Constitutes 855 shares that would be received upon exercise of Warrants.
(14) Includes 15,486 shares that would be received upon exercise of Warrants.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(15) Includes 34,158 shares that would be received upon exercise of Warrants.
(16) Includes 3,416 shares that would be received upon exercise of Warrants.
(17) Includes 1,281 shares that would be received upon exercise of Warrants.
(18) Includes 428 shares that would be received upon exercise of Warrants.
(19) Includes 171 shares that would be received upon exercise of Warrants.
(20) Includes 171 shares that would be received upon exercise of Warrants.
(21) Includes 86 shares that would be received upon exercise of Warrants.
(22) Includes 171 shares that would be received upon exercise of Warrants.
(23) Includes 342 shares that would be received upon exercise of Warrants.
(24) Includes 18,662 shares that would be received upon exercise of Warrants.
(25) Includes 1,319 shares that would be received upon exercise of Warrants.
(26) Includes 171 shares that would be received upon exercise of Warrants.
(27) Includes 4,269 shares that would be received upon exercise of Warrants.
(28) Includes 6,833 shares that would be received upon exercise of Warrants.
(29) Constitutes 136,631 shares that would be received upon exercise of Warrants.
(30) Includes 257 shares that would be received upon exercise of Warrants.
(31) Robert Model, a director of the Company, is a general partner of this stockholder.
(32) David Elliman and Robert Model, directors of the Company, are co-trustees of this stockholder.
(33) Includes 257 shares that would be received upon exercise of Warrants.
(34) Includes 854 shares that would be received upon exercise of Warrants.
(35) Includes 854 shares that would be received upon exercise of Warrants.
(36) Includes 854 shares that would be received upon exercise of Warrants.
(37) Includes 428 shares that would be received upon exercise of Warrants.
(38) Includes 428 shares that would be received upon exercise of Warrants.
(39) Includes 513 shares that would be received upon exercise of Warrants.
(40) Includes 1,878 shares that would be received upon exercise of Warrants.
(41) Includes 4,269 shares that would be received upon exercise of Warrants.
(42) Includes 854 shares that would be received upon exercise of Warrants.
(43) Includes 428 shares that would be received upon exercise of Warrants.
(44) Includes 171 shares that would be received upon exercise of Warrants.
(45) Includes 750 shares that would be received upon exercise of Warrants.
(46) Includes 171 shares that would be received upon exercise of Warrants.
(47) Includes 171 shares that would be received upon exercise of Warrants.
(48) Includes 171 shares that would be received upon exercise of Warrants.
(49) Includes 171 shares that would be received upon exercise of Warrants.
(50) Includes 342 shares that would be received upon exercise of Warrants.
(51) Includes 1,281 shares that would be received upon exercise of Warrants.
(52) Includes 4,269 shares that would be received upon exercise of Warrants.
(53) Includes 52,721 shares that would be received upon exercise of Warrants.
(54) Includes 428 shares that would be received upon exercise of Warrants.
(55) Includes 1,538 shares that would be received upon exercise of Warrants.
(56) Includes 428 shares that would be received upon exercise of Warrants.
(57) Includes 854 shares that would be received upon exercise of Warrants.
(58) Includes 1,281 shares that would be received upon exercise of Warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT

    Pursuant to a Stockholders' Agreement (the "Stockholders' Agreement"), the holders of 13,230,795 shares of Common Stock (on a fully diluted basis after giving effect to the Offering) are entitled to certain rights with respect to the registration of such shares under the Securities Act. The Stockholders' Agreement provides that if the Company proposes to register its Common Stock under the Securities Act (other than a registration statement on Form S-8 or any similar form), such stockholders have the right ("Piggyback Right") to request the Company to include in such registration statement shares of Common Stock (including Common Stock issued upon conversion or exercise of warrants or options) held by such stockholders or permitted transferees. The underwriters have the right, subject to certain limitations, to limit the number of such shares included in such registrations.


    The Stockholders' Agreement also provides that in the event any stockholder (the "Proposed Transferor") subject to the Agreement proposes to transfer (other than transfers to affiliates or through a registered public offering or under Rule 144) 5% or more of the then outstanding shares of its Common Stock to a person (the "Proposed Purchaser"), each other stockholder subject to the Agreement has the right ("Tag-along Right") to require such Proposed Purchaser to purchase a specified number of shares from such stockholder with a corresponding reduction in the number of shares to be purchased from the Proposed Transferor. The Tag-along Right is only available to stockholders who were stockholders prior to the IPO and to Centre Re.


    These rights shall terminate on December 19, 1998, three years after the closing date of the IPO.

    Pursuant to the Stockholders' Agreement, Dillon, Read & Co. Inc. ("Dillon Read") received from the Company at the closing of the Acquisition a transaction fee in the amount of $1.6 million. In addition, pursuant to the Stockholders' Agreement Dillon Read has received from the Company for each of the four years following the Acquisition an annual advisory retention fee of $200,000. The Company's obligation to pay such fee terminated upon the completion of the IPO.

ORIX INVESTMENT

    In July 1995, ORIX USA Corporation ("ORIX") acquired 500,001 shares of Common Stock of the Company at a price of $20 per share, for a total investment of $10 million. ORIX is a subsidiary of the ORIX Corporation, a Japanese leasing company with consolidated assets in excess of $49 billion. Pursuant to its agreement with the Company, for so long as ORIX maintains a certain level of investment in the Company, ORIX has the right to designate one nominee to the respective Boards of Directors of Holdings and CapMAC. In the event such designee is not elected to either such Board, such designee shall have the right to attend Board meetings in the capacity of an advisory director. ORIX will continue to have these rights after the Offering. The agreement also provides, at the request of ORIX, for the training in the monoline financial guarantee business by CapMAC of up to two ORIX employees at any given time until the year 2005 (subject to extension as agreed upon by Holdings). ORIX is also entitled to the Piggyback Rights and Tag-along Rights described above. In connection with the ORIX investment, the Company paid Dillon Read an advisory fee of $500,000.


    In connection with ORIX's subscription for shares of Common Stock of Holdings, an affiliate of ORIX was granted the right to purchase, for an aggregate sum of $10,000,000, a sufficient amount of shares or other ownership interests in CapMAC Asia to provide such affiliate with at least a 20% economic interest in CapMAC Asia. Such affiliate of ORIX has purchased preference shares for an aggregate price of $6.8 million and has committed to subscribe for additional preference shares of CapMAC Asia if requested by CapMAC Asia, at an aggregate price of $3.2 million, representing 20% of the total aggregate capitalization of CapMAC Asia.

CENTRE RE INVESTMENT

    Contemporaneously with the closing of the IPO, the Company sold 500,000 unregistered shares of Common Stock to Centre Reinsurance Limited ("Centre Re"), a wholly owned indirect subsidiary of The Zurich Insurance Company. Centre Re is a Bermuda based reinsurance company, which, together with its affiliates, provides finite risk reinsurance products, insurance and reinsurance derivative products, traditional reinsurance products, and other insurance and financial services. Pursuant to its agreement with the Company, for so long as Centre Re maintains a certain level of investment in the Company, Centre Re has the right to designate one nominee to the Board. Mr. Bowers, the designated nominee of Centre Re, was appointed to the Board in April 1996. In the event the Centre Re nominee is not elected to the Board, such nominee shall have the right to attend Board meetings in the capacity of an advisory director. Dillon Read received a placement fee of $250,000 in connection with the sale of shares to Centre Re.

CERTAIN OTHER RELATIONSHIPS AND TRANSACTIONS

    In exchange for consulting services provided by Mr. Homer McK. Rees, who is currently a Director of CapMAC, Mr. Rees received 716 shares of Common Stock in 1994 for services rendered in 1993, and 548 shares of Common Stock in 1995 for services rendered in 1994.

    Messrs. Durkin and Laird, each a Director of the Company, are officers of Dillon Read, an investment banking firm. In addition, Mr. Yancey is a former officer of Dillon Read. Dillon Read is a Managing Underwriter of the Offering and has from time to time provided investment banking and other financial advisory services to the Company, for which it has received customary fees. See "--Stockholders' Agreement," "--ORIX Investment," "--Centre Re Investment" and "Underwriting."

    Dillon Read was a managing underwriter in the Company's IPO. The Company paid a gross underwriting fee of $3,500,000 to Dillon Read and the other managing underwriters. The net amount received by Dillon Read in connection with such IPO, including underwriting fees received from the shareholders who sold shares in the IPO, was $2,584,576.

EXECUTIVE LOAN PROGRAM

    CFS has adopted an Executive Loan Program (the "Loan Program") pursuant to which Named Executive Officers who have not sold any of the Common Stock are eligible to borrow from the Company one or more loans (each, a "Loan"), up to an aggregate limit of $250,000 for each of the Named Executive Officers, except Mr. Caouette, who is permitted to borrow up to $500,000. The purpose of the Loan Program is to provide liquidity for special needs of the Named Executive Officers and to alleviate the need to sell Common Stock held by such Named Executive Officers.

    The term of each Loan is at least one year but not more than five years, as specified by the Named Executive Officer borrowing such Loan. Interest is payable annually concurrently with the payment of annual bonuses to employees of the Company and, if no such bonuses are paid in any year, then on the last business day of such year. The rate of interest is a fixed rate equal to the greater of (i) the rate at which the Company could have invested its funds in a taxable fixed income investment having a term equivalent to the term of the related loan and meeting its investment guidelines and (ii) the Applicable Federal Rate (i.e., the rate the Company needs to charge in accordance with the guidelines established by the Internal Revenue Service to avoid the need to report the payment of any imputed income to the borrower in respect of the related Loan), in each case, such rate being determined in good faith by the Company. The principal amount of any Loan becomes payable in full on the earlier of (i) the maturity date of such Loan and (ii) the date of the borrower's termination of employment for reasons other than death or disability and (iii) 90 days after the date of the borrower's termination of employment due to death or disability. "Termination of employment" means any termination of employment, whether voluntary or involuntary and with or without cause, including death or permanent disability.

    Any Named Executive Officer who elects to borrow under the Loan Program must sign a promissory note and pledge such borrower's Common Stock to secure any indebtedness or other payment obligation and to apply the proceeds of the sale of any of such borrower's Common Stock to repay any outstanding Loans of such borrower. Loans may be prepaid at any time.


    As of May 31, 1996, Mr. Caouette has borrowed $500,000 under the Loan Program at an interest rate of 6.75%, with a term of 5 years, Mr. Wertheim has borrowed $250,000 at an interest rate of 6.95%, with a term of 5 years and Mr. Palmer has borrowed $160,000 at an interest rate of 6.95% with a term of 5 years. The interest rate on each loan is based upon the rate the Company could have invested its funds on the date such loan was made, which was April 24, 1996, with respect to Mr. Caouette's loan and May 13, 1996, with respect to Messrs. Wertheim and Palmer's loans.


CAPMAC ASIA

    The Company intends to sell to certain of its employees and directors up to $1.0 million of its preference shares in CapMAC Asia. Each purchaser will commit to subscribe for additional preference shares pro rata with the Company's subscription commitment to purchase additional preference shares in CapMAC Asia in the event CapMAC Asia is required to purchase additional shares in ASIA Services.

    If requested by an employee, the Company will finance the purchase by such employee of CapMAC Asia shares. Each employee-borrower will choose a term of borrowing of at least one year but not greater than five years. Interest will be a fixed rate equal to the greater of (i) the rate at which the Company could have invested its funds in a taxable fixed income investment having a term equivalent to the term of the related loan and meeting its investment guidelines and (ii) the Applicable Federal Rate, in each case, such rate being determined in good faith by the Company. Loans shall be repayable upon termination of employment. Employee-borrowers will be required to pledge their CapMAC Asia preference shares to secure repayment of the loan.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of Holdings consists of 50,000,000 shares of Common Stock, $0.01 par value per share, of which 15,965,995 shares (including unallocated ESOP shares) are outstanding, 20,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), none of which is outstanding. The following description of the capital stock of Holdings, and certain provisions of Holdings' Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") is a summary of such provisions and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws. As of June 7, 1996 Holdings' Common Stock was held of record by 152 stockholders.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and are entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are fully paid and non-assessable.

WARRANTS TO ACQUIRE COMMON STOCK

    Certain existing investors hold Warrants in proportion to the number of shares of Common Stock purchased by them which are currently exercisable for 2,230,024 shares of Common Stock of the Company at an exercise price of $13.33 per share. See "Principal and Selling Stockholders." The Company is entitled at any time to repurchase such Warrants at a repurchase price based on the excess of the fair market value of the Common Stock over the exercise price per Warrant. Such repurchase price may be paid in cash or in shares of Common Stock having a fair market value equal to the repurchase price. The Company has no current plans to repurchase the warrants, although it may exercise its repurchase option at any time.

PREFERRED STOCK

    Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

    The Company has no current plans to issue any Preferred Stock. The Company is not aware of any plans by a third party to seek control of the Company.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

    Classified Board; Board Vacancies. The Certificate of Incorporation provides that Holdings' Board of Directors is divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. Members of the Board of Directors may be removed only with cause. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board of Directors. The classification of the Board of Directors may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may maintain the incumbency of the Board of Directors. See "Management."

    Special Meetings of Stockholders; Stockholder Action by Written Consent. The Certificate of Incorporation requires that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Certificate of Incorporation requires that special meetings of the stockholders of the Company be called only by a majority of the Board of Directors and certain officers.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, with respect to annual meetings, and not less than 60 days nor more than 90 days prior to such meeting, with

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
respect to special meetings. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

    Section 203 of Delaware Corporation Law. The Company is subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

    Limitations on Directors' Liability. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. As a result, directors are not personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    This provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank is the Transfer Agent and Registrar for the Common Stock.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS

    The following is a discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock. In general, a "Non-U.S. Holder" is any owner of Common Stock other than (i) a citizen or resident of the United States, or certain United States expatriates, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion pertains only to Common Stock held as a "capital asset" as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change. The discussion does not address aspects of taxation other than federal income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion is for general information only and does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Accordingly, prospective investors are urged to consult their own tax advisors regarding the United States federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of shares of Common Stock.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or such lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment (provided a tax treaty applies) generally will not be subject to withholding (if the Non-U.S. Holder files certain forms with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis at the applicable graduated rates. In addition, in the case of a Non-U.S. Holder that is a corporation, a U.S. branch profits tax may be imposed on such corporation's effectively connected earnings and profits (as determined under the Code). The branch profits tax is imposed at a rate of 30% (or such lower rate prescribed by an applicable tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under the current interpretation of existing Treasury regulations to be paid to a resident of that country. Treasury regulations proposed in 1984 which have not been finally adopted, however, would require Non-U.S. Holders to file certain new forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would contain the holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

SALE OF COMMON STOCK

    Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain upon the disposition of his Common Stock unless (i) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become), (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, or (iii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) the Non-U.S. Holder has a tax home (as specially defined for U.S. federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by the Non-U.S. Holder in a foreign country or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained in the United States by the Non-U.S. Holder.

ESTATE TAX

    In general, Common Stock owned or treated as owned by an individual Non-U.S. Holder will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting or backup withholding requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of proceeds from the disposition of Common Stock by or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. Information reporting (but not backup withholding) will apply, however, to the payment of proceeds from the disposition of Common Stock by or through the foreign office of (i) a United States broker, (ii) a broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or
(iii) a broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the owner is a Non-U.S. Holder and certain other conditions are met or the owner otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the owner certifies under penalty of perjury that, among other things, it is a Non-U.S. Holder or otherwise establishes an exemption.

                        SHARES ELIGIBLE FOR FUTURE SALE

    15,965,995 shares of Common Stock are outstanding, including Restricted Stock and unallocated ESOP shares. Of these shares, the 4,266,437 shares sold in the IPO and the 3,000,000 shares (3,450,000 if the over-allotment option granted to the Underwriters is exercised in full) sold in the Offering may be freely traded without restriction under the Securities Act, except by purchasers in the IPO and the Offering who may be deemed to be "affiliates" of Holdings, as that term is defined in Rule 144 under the Securities Act (an "Affiliate").

    The remaining 8,699,558 shares of Common Stock, including unallocated ESOP shares (8,249,558 if the over-allotment option granted to the Underwriters is exercised in full) were acquired in transactions exempt from registration under the Securities Act. These shares, as well as any shares purchased in the IPO and the Offering by an Affiliate, may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

    The Original Stockholders will have registration rights with respect to 8,699,558 shares of Common Stock held by such shareholders following the closing of the Offering. See "Certain Relationships and Related
Transactions--Stockholders' Agreement," "--Orix Investment" and "--Centre Re Investment."



    In general, under Rule 144 as currently in effect, if at least two years have elapsed since the later of the date "restricted shares" (as that term is defined in Rule 144) were acquired from Holdings or from an Affiliate, the beneficial holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported volume of trading in the Common Stock on the NYSE or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale and may sell such shares only through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning Holdings. After the Offering, Original Stockholders holding 7,515,660 shares will have already satisfied the two-year holding period. In addition, Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period.


    Under Rule 144(k), if at least three years have elapsed since the later of the date restricted shares were acquired from Holdings or an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

    Certain officers and employees of the Company have been granted stock options to acquire shares of Common Stock pursuant to the Company's stock option plans. Options to purchase an aggregate of 2,301,213 shares of Common Stock have been granted under the stock option plans. As of May 31, 1996, Holdings has reserved 441,154 additional unissued shares of Common Stock for future grants under the stock option plans (which excludes the shares referred to above issuable upon the exercise of outstanding options). See "Management--Summary Compensation Table" "--Employee Benefit Plans" and "--Restricted Stock Units."


    Holdings has filed a registration statement on Form S-8 under the Securities Act to register the future issuance by Holdings of 2,737,578 shares of Common Stock under the stock option plans and resales of certain shares acquired under such plans. Shares of Common Stock acquired under such plans by non-Affiliates following the effectiveness of such registration statement may be resold by such non-Affiliates without restriction under the Securities Act. In addition, shares acquired under such plans by Affiliates following such effectiveness will be able to be resold by the holders thereof, subject to the volume limitations set forth in Rule 144. All such shares shall, in any event, be subject to vesting and transfer restrictions specified in the agreements evidencing grants under the plans.


    See "Underwriting" for a description of agreements among the Managing Underwriters, Holdings and the Selling Stockholders concerning restrictions on the sale of Common Stock.

                                  UNDERWRITING

    The names of the Underwriters of the Common Stock offered hereby and the aggregate number of shares of Common Stock that each has severally agreed to purchase from the Selling Stockholders, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

    UNDERWRITERS                                              NUMBER OF SHARES
- -----------------------------------------------------------   ----------------
Dillon, Read & Co. Inc.....................................
Alex. Brown & Sons Incorporated............................
Goldman, Sachs & Co........................................

                                                              ----------------
      Total................................................       3,000,000
                                                              ----------------
                                                              ----------------

    The Managing Underwriters are Dillon, Read & Co. Inc. ("Dillon Read"), Alex. Brown & Sons Incorporated and Goldman, Sachs & Co.

    If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

    The Common Stock offered hereby is being initially offered severally by the Underwriters for sale at the price set forth on the cover page hereof, or at
such price less a concession not to exceed $   per share on sales to certain
dealers. The Underwriters may allow, and such dealers may reallow, a concession
not to exceed $   per share on sales to certain dealers. The offering is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the Offering, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

    The Selling Stockholders have granted to the Underwriters an over-allotment option to purchase up to an aggregate of 450,000 shares of Common Stock. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the aggregate shares to be purchased as the number of shares to be purchased by it shown in the above table bears to 3,000,000. The Underwriters may exercise such option on or before the thirtieth day from the date of the Underwriting Agreement and only to cover over-allotments made of the shares in connection with this Offering.

    The Company, certain of its officers and directors and the Selling Stockholders have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock or permit the registration of any shares of Common Stock for a period of 120 days after the date of this Prospectus, without the prior consent of Dillon Read acting on behalf of the Managing Underwriters, except that without such consent, (A) the Company may (i) grant options and award restricted stock pursuant to the Company's director and employee benefit plans, (ii) issue shares of Common Stock upon the purchase of the outstanding warrants or the exercise of outstanding options and (iii) register shares of Common Stock pursuant to this Offering and pursuant to the Form S-8 described in "Management-- Employee Benefit Plans," and (B) the Selling Stockholders may sell shares of Common Stock pursuant to this Offering.


    The Company and the Selling Stockholders have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company has agreed to pay the Selling Stockholders' expenses related to the Offering.

    See "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions" for a discussion of certain relationships between the Company and Dillon Read. Charles P. Durkin, Jr., a Managing Director of Dillon Read, has been a member of the Board of Directors of each of Holdings and CapMAC since June 1992. James H. Laird, a Senior Vice President of Dillon Read, has been a member of the Board of Directors of each of Holdings and CapMAC since June 1992. Richard Yancey, a former Managing Director of Dillon Read, has been a member of the Board of Directors of Holdings since June 1992.

    Certain of the Underwriters have, from time to time, provided investment banking and other financial advisory services to the Company, for which they have received customary fees. See "Certain Relationships and Related Transactions."

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company and Selling Stockholders by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and Ram D. Wertheim, Esq., General Counsel to the Company and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Mr. Wertheim beneficially owns 161,932.5 shares of Common Stock of Holdings. See "Principal and Selling Stockholders."

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP referred to above refer to the Company's adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                          GLOSSARY OF INSURANCE TERMS

Aggregate net liability...........  Outstanding principal and interest of guaranteed obligations insured, net of qualifying reinsurance.
Assumed premiums..................  Premiums arising from reinsurance agreements under which one insurer (the reinsurer) accepts a portion of the
                                    risk insured by another insurer (the ceding company).
Ceded premiums....................  Premiums transferred under reinsurance policies in connection with the transfer by an insurance company
                                    (the ceding company) of a portion of its insured risk to
                                    another insurer (the reinsurer).
Ceding company....................  An insurance company that transfers ("cedes") a portion of its insured risk to a reinsurer.
Claims-paying resources...........  The sum of qualified statutory capital, stop-loss reinsurance and PFR.
Combined ratio....................  The total of the expense ratio and loss ratio on either a SAP or GAAP basis, as the case may be.
Contingency reserve...............  A reserve used in SAP designed to protect policyholders against the effect of excessive losses occurring during
                                    adverse economic cycles.
Credit enhancement................  Use of dedicated funds or other assets, such as overcollateralization or cash collateral, or third party
                                    financial support, such as financial guaranty insurance
                                    or a letter of credit, to upgrade the credit rating of
                                    an obligation.
Credit rating.....................  An alphabetic system used by major rating agencies to categorize the creditworthiness of a specific
                                    obligation. A credit rating of BBB or Baa or better is
                                    considered an investment grade rating, meaning the
                                    obligations have been analyzed and are regarded as
                                    having adequate capacity to provide timely payment of
                                    debt service. A credit rating below BBB or Baa is
                                    considered a speculative grade rating, meaning there is
                                    a higher probability of default. (See "Credit Rating of
                                    Securities and Other Obligations.")
Deferred acquisition costs........  Certain costs incurred, which vary with and are primarily related to the production of new business,
                                    excluding costs incurred in connection with structuring
                                    deals, and which are deferred (capitalized). These costs
                                    include direct and indirect expenses related to
                                    underwriting, marketing, policy issuance, rating agency
                                    fees and premium taxes. The deferred acquisition costs
                                    are amortized over the period in proportion to the
                                    related premium earnings.
Direct premiums written...........  Gross premiums written but not including premiums assumed through reinsurance.
Excess of loss reinsurance........  A form of non-proportional reinsurance which, subject to a specified limit, indemnifies the ceding company
                                    against loss in excess of a specified deductible with
                                    respect to claims under a policy.
Expense ratio.....................  Underwriting and operating expenses and policy acquisition costs, divided by net premiums earned, if
                                    determined in accordance with GAAP, or underwriting and
                                    operating expenses divided by net premiums written, if
                                    determined in accordance with SAP.

Financial guaranty................  The promise to make payments to the holder of a financial obligation in the event the borrower or
                                    underlying obligor fails to do so.
GAAP..............................  Generally Accepted Accounting Principles as defined by the American Institute of Certified Public Accountants
                                    or the Financial Accounting Standards Board and in other
                                    recognized accounting literature in the United States.
Gross Par.........................  The amount of principal or other obligations (excluding the interest portion) guaranteed under an insurance
                                    policy or a reinsurance agreement.
Gross Statutory P&I...............  The amount of principal and interest guaranteed under an insurance policy or a reinsurance agreement determined
                                    in accordance with rules and procedures prescribed or
                                    permitted by state insurance regulatory authorities.
Gross premiums written............  All premiums arising from policies issued directly by the insurance company to its policyholders plus premiums
                                    assumed by the insurance company through reinsurance.
Guarantor.........................  The entity, such as an insurance company or a bank, that promises to pay an obligation in the event the obligor
                                    fails to do so.
Inforce Par.......................  The full amount of principal, commitment, or other obligations (excluding the interest portion) of the
                                    securities or obligations in respect of which an
                                    insurance policy or a reinsurance agreement has been
                                    issued, whether or not the full amount is guaranteed by
                                    such policy or agreement.
Issuer............................  A corporation, municipality, trust or other entity that is the obligor on a debt or pass-through issuance in the
                                    capital markets.
Loss adjustment expense...........  All of the costs associated with the settlement or mitigation of claims, except the claim payment itself.
Loss ratio........................  Losses and loss adjustment expenses incurred divided by net premiums earned, calculated in accordance with GAAP
                                    or SAP, as the case may be.
Maturity..........................  The date at which an obligation, such as the principal or final balance of a security, becomes due.
Net Par...........................  The amount of principal or other obligations (excluding interest portion) guaranteed under an insurance policy
                                    or a reinsurance agreement, net of ceded reinsurance.
Net premiums earned...............  Premiums earned, net of premiums earned ceded to reinsurers.
Net premiums written..............  Gross premiums written, net of premiums ceded to reinsurers.
Net Statutory P&I.................  The amount of principal and interest guaranteed under an insurance policy or a reinsurance agreement, net of
                                    ceded reinsurance, determined in accordance with rules
                                    and procedures prescribed or permitted by state
                                    insurance regulatory authorities.
Obligor...........................  The entity required to make payments under a debt, loan or other financial instrument.

Present value of future revenues
  or PFR..........................  Present value calculated from the date the related policy is issued of future revenue stream, net of
                                    premiums ceded to reinsurers, embedded in a transaction
                                    or a portfolio of transactions guaranteed by an insurer
                                    which is expected to be recognized over the term of the
                                    transaction or the portfolio.
PFR Written.......................  Present value of future revenue stream, net of premiums ceded to reinsurers, embedded in the business written in
                                    a given period, which is expected to be recognized over
                                    the term of the book of business.
Policy acquisition costs..........  All expenses incurred which vary with and are primarily related to the production of new or renewal business.
Policyholders' leverage ratio.....  Net Statutory P&I divided by qualified statutory capital.
Policyholders' surplus............  The amount remaining after all liabilities, including loss and contingency reserves, are subtracted from all
                                    assets, applying SAP.
Premiums earned...................  The portion of net premiums that is recognized as income during a given period. The amount of earned premium in a
                                    given period is often determined differently under SAP
                                    and under GAAP.
Qualified statutory capital.......  The aggregate of policyholders' surplus and contingency reserves, calculated in accordance with SAP.
Quota share reinsurance...........  A form of proportional reinsurance under which the ceding insurer transfers to the reinsurer a specified
                                    percentage of each risk within a defined category of
                                    insurance business written by the insurer in return for
                                    a similar percentage of the premium applicable thereto.
                                    This form of reinsurance is also known as pro rata or
                                    proportional reinsurance.
Reinsurance.......................  A procedure whereby an insurer transfers ("cedes") to another insurer a portion of the risk insured and a
                                    portion of the related premiums. Reinsurance can be
                                    effected by a "treaty", where reinsurance automatically
                                    covers a portion of all risks of a defined category,
                                    amount and type, or by "facultative" reinsurance, where
                                    reinsurance is negotiated on a contract-by-contract
                                    basis.
SAP...............................  Statutory Accounting Practices consist of recording transactions and preparing financial statements in
                                    accordance with the rules and procedures prescribed or
                                    permitted by state insurance regulatory authorities.
Supplemental Loss Reserve.........  A reserve based on estimates of the portion of premiums earned required to cover potential future claims on
                                    securities currently insured, determined on a GAAP
                                    basis.
Treaty reinsurance................  Reinsurance written on a treaty basis instead of facultatively. A reinsurance treaty is a reinsurance
                                    agreement between the ceding company and the reinsurer,
                                    usually for one year or longer, which stipulates the
                                    technical particulars applicable to the reinsurance of
                                    some class or classes of business.
Unearned premiums.................  The portion of premiums attributable to the unexpired period of policies that has been collected by an insurer
                                    but has not yet been recognized as net premiums earned
                                    and accounted for as revenues.

               CREDIT RATINGS OF SECURITIES AND OTHER OBLIGATIONS

    Credit ratings are designed to provide a relative measure of the credit quality of securities and other obligations and as a result have a significant impact on the trading value of the securities in both the primary and secondary market. Insured securities or obligations generally carry the same rating as the claims-paying ability of the insurer. The following descriptions of credit ratings applicable to securities are taken from more extensive explanations provided by S&P and Moody's. All securities given a rating of BBB or Baa3 or better are considered by S&P and Moody's, respectively, to be investment grade.

S&P'S RATING SERVICES

    AAA: Debt rated "AAA" has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

    AA: Debt rated "AA" has a very strong capacity to pay interest and repay principal and differs from the higher rated issues only in small degree.

    A: Debt rated "A" has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

    BBB: Debt rated "BBB" is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

    BB, B, CCC, CC: Debt Rated "BB", "B", "CCC", or "CC" is regarded, on balance, as predominantly speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. "BB" indicates the lowest degree of speculation and "CC" the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

    Plus (+) or Minus (-): The ratings from "AA" to "CCC" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

MOODY'S INVESTORS SERVICE, INC.

    Aaa: Debt which is rated "Aaa" is judged to be of the best quality. It carries the smallest degree of investment risk and is generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be anticipated are most unlikely to impair the fundamentally strong position of such debt.

    Aa: Debt which is rated "Aa" is judged to be of high quality by all standards. Together with the "Aaa" group it comprises what is generally known as high-grade debt. It is rated lower than the best debt because margins of protection may not be as large as in Aaa debt or fluctuation in protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than in Aaa debt.

    A: Debt which is rated "A" possesses many favorable investment attributes and is to be considered as upper medium grade obligation. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

    Baa: Debt which is rated "Baa" is considered as a medium grade obligation; i.e., it is neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such debt lacks outstanding investment characteristics and in fact has speculative characteristics as well.

    Ba: Debt which is rated "Ba" is judged to have speculative elements; its future cannot be considered as well assured. Often the protection of interest and principal payment may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes debt in this class.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Audited Consolidated Financial Statements:
Independent Auditors' Report.........................................................    F-2
Consolidated Balance Sheets as of December 31, 1995 and December 31, 1994............    F-3
Consolidated Statements of Income for the years ended December 31, 1995, 1994 and
1993.................................................................................    F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1995, 1994 and 1993................................................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and
1993.................................................................................    F-6
Notes to Consolidated Financial Statements...........................................    F-7

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets as of March 31, 1996 and December 31, 1995...............   F-26
Consolidated Statements of Income for the three months ended March 31, 1996 and March
31, 1995.............................................................................   F-27
Consolidated Statement of Stockholders' Equity for the three months ended March 31,
1996.................................................................................   F-28
Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and
March 31, 1995.......................................................................   F-29
Notes to Unaudited Consolidated Financial Statements.................................   F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CapMAC Holdings Inc.:

    We have audited the accompanying consolidated balance sheets of CapMAC Holdings Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CapMAC Holdings Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in note 2, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993.

                                          KPMG PEAT MARWICK LLP

New York, New York
January 31, 1996

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31    DECEMBER 31
                                                                         1995            1994
                                                                      -----------    ------------
                                             ASSETS
INVESTMENTS:
Bonds at fair value (amortized cost $210,651 at December 31, 1995
  and $178,882 at December 31, 1994)...............................    $ 215,706        172,016
Short-term investments (at amortized cost which approximates fair
value).............................................................       82,019         11,225
Mutual funds at fair value (cost $20,897 at December 31, 1994).....       --             19,396
Investment in affiliates...........................................       32,033         --
                                                                      -----------    ------------
    Total investments..............................................      329,758        202,637
                                                                      -----------    ------------
Cash...............................................................        1,033            883
Accrued investment income..........................................        3,136          2,746
Deferred acquisition costs.........................................       35,162         24,860
Premiums receivable................................................        3,540          3,379
Prepaid reinsurance................................................       13,171          5,551
Other assets.......................................................        5,473          4,348
                                                                      -----------    ------------
    TOTAL ASSETS...................................................    $ 391,273        244,404
                                                                      -----------    ------------
                                                                      -----------    ------------
                              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unearned premiums..................................................    $  45,767         25,905
Reserve for losses and loss adjustment expenses....................        6,548          5,191
Ceded reinsurance..................................................        2,469          1,497
Accounts payable and other accrued expenses........................       11,367         10,116
Senior notes.......................................................       15,000         15,000
Current income taxes...............................................        3,264          2,591
Deferred income taxes..............................................       10,776          3,443
                                                                      -----------    ------------
    Total liabilities..............................................       95,191         63,743
                                                                      -----------    ------------
MINORITY INTEREST..................................................       19,563         --
                                                                      -----------    ------------
STOCKHOLDERS' EQUITY:
Common stock.......................................................          160            123
Additional paid-in capital.........................................      223,400        159,728
Unrealized appreciation (depreciation) on investments, net of
tax................................................................        2,443         (5,522)
Retained earnings..................................................       57,029         33,501
Unallocated ESOP shares............................................       (6,497)        (7,169)
Cumulative translation adjustment, net of tax......................          (16)        --
                                                                      -----------    ------------
    Total stockholders' equity.....................................      276,519        180,661
                                                                      -----------    ------------
    TOTAL LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS'
EQUITY.............................................................    $ 391,273        244,404
                                                                      -----------    ------------
                                                                      -----------    ------------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                             -----------------    -----------------    -----------------
REVENUES:
Direct premiums written...................        $56,541               43,598               24,491
Assumed premiums written..................            935                1,064                  403
Ceded premiums written....................        (15,992)             (11,069)              (3,586)
                                                 --------              -------              -------
  Net premiums written....................         41,484               33,593               21,308
Increase in unearned premiums.............        (12,242)             (10,490)              (3,825)
                                                 --------              -------              -------
  Net premiums earned.....................         29,242               23,103               17,483
Advisory fees.............................         15,470               10,723                4,722
Net investment income.....................         12,843               10,316               10,205
Net realized capital gains (losses).......          1,351                 (117)               1,490
Other income..............................          3,726                  526                  647
                                                 --------              -------              -------
  Total revenues..........................         62,632               44,551               34,547
                                                 --------              -------              -------
EXPENSES:
Losses and loss adjustment expenses.......          3,141                1,429                  902
Underwriting and operating expenses.......         16,421               12,532               11,740
Policy acquisition costs..................          7,203                4,529                2,663
Interest expense..........................          1,203                1,203                1,203
                                                 --------              -------              -------
  Total expenses..........................         27,968               19,693               16,508
                                                 --------              -------              -------
  Income before income taxes and minority
interest..................................         34,664               24,858               18,039
                                                 --------              -------              -------
INCOME TAXES:
  Total income taxes......................         11,108                7,792                5,570
                                                 --------              -------              -------
  Income before minority interest.........         23,556               17,066               12,469
                                                 --------              -------              -------
MINORITY INTEREST.........................            (28)             --                   --
                                                 --------              -------              -------
  NET INCOME..............................        $23,528               17,066               12,469
                                                 --------              -------              -------
                                                 --------              -------              -------
Primary earnings per share................        $  1.73                 1.23                 0.96
Fully diluted earnings per share..........        $  1.65                 1.23                 0.96
                                                 --------              -------              -------
                                                 --------              -------              -------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                             -----------------    -----------------    -----------------
COMMON STOCK:
Balance at beginning of period............       $     123                 123                  123
Common stock issued.......................              37             --                   --
                                             -----------------        --------             --------
  Balance at end of period................             160                 123                  123
                                             -----------------        --------             --------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period............         159,728             159,718              159,718
Issuance of common stock..................          63,672                  10              --
                                             -----------------        --------             --------
  Balance at end of period................         223,400             159,728              159,718
                                             -----------------        --------             --------
UNREALIZED (DEPRECIATION) APPRECIATION ON
  INVESTMENTS, NET OF TAX:
Balance at beginning of period............          (5,522)              3,629              --
Unrealized appreciation (depreciation) on
investments...............................           7,965              (9,151)               3,629
                                             -----------------        --------             --------
  Balance at end of period................           2,443              (5,522)               3,629
                                             -----------------        --------             --------
RETAINED EARNINGS:
Balance at beginning of period............          33,501              16,435                3,966
Net income................................          23,528              17,066               12,469
                                             -----------------        --------             --------
  Balance at end of period................          57,029              33,501               16,435
                                             -----------------        --------             --------
UNALLOCATED ESOP SHARES:
Balance at beginning of period............          (7,169)             (8,477)              (9,097)
Allocation of ESOP shares.................             672               1,308                  620
                                             -----------------        --------             --------
  Balance at end of period................          (6,497)             (7,169)              (8,477)
                                             -----------------        --------             --------
CUMULATIVE TRANSLATION ADJUSTMENT, NET OF
  TAX:
Balance at beginning of period............        --                   --                   --
Translation adjustment....................             (16)            --                   --
                                             -----------------        --------             --------
  Balance at end of period................             (16)            --                   --
                                             -----------------        --------             --------
  TOTAL STOCKHOLDERS' EQUITY..............       $ 276,519             180,661              171,428
                                             -----------------        --------             --------
                                             -----------------        --------             --------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                             -----------------    -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................      $    23,528             17,066                12,469
                                             -----------------         -------              --------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
  CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
  Reserve for losses and loss adjustment
expenses..................................            1,357              1,429                   902
  Unearned premiums.......................           19,862             15,843                 4,024
  Deferred acquisition costs..............          (10,302)            (9,611)               (9,815)
  Premiums receivable.....................             (161)            (2,103)                 (432)
  Accrued investment income...............             (390)              (848)                 (110)
  Income taxes payable....................            3,858              5,390                 3,068
  Net realized capital (gains) losses.....           (1,351)               117                (1,490)
  Accounts payable and other accrued
expenses..................................            1,251              3,421                 1,651
  Prepaid reinsurance.....................           (7,620)            (5,352)                 (199)
  Other, net..............................           (1,694)               558                 1,039
                                             -----------------         -------              --------
      Total adjustments...................            4,810              8,844                (1,362)
                                             -----------------         -------              --------
  NET CASH PROVIDED BY OPERATING
ACTIVITIES................................           28,338             25,910                11,107
                                             -----------------         -------              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments..................         (171,940)           (88,797)             (148,093)
Purchases of investment in affiliates.....          (32,016)           --                   --
Proceeds from sales of investments........           53,882             42,118                27,854
Proceeds from maturities of investments...           37,980             19,958               108,590
                                             -----------------         -------              --------
  NET CASH USED BY INVESTING ACTIVITIES...         (112,094)           (26,721)              (11,649)
                                             -----------------         -------              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Allocation of ESOP shares.................              672              1,308                   620
Minority interest capital contribution to
CapMAC Asia...............................           19,535            --                   --
Net proceeds from sale of common stock....           63,699            --                   --
                                             -----------------         -------              --------
  NET CASH PROVIDED BY FINANCING
ACTIVITIES................................           83,906              1,308                   620
                                             -----------------         -------              --------
Net increase in cash......................              150                497                    78
Cash balance at beginning of period.......              883                386                   308
                                             -----------------         -------              --------
  CASH BALANCE AT END OF PERIOD...........      $     1,033                883                   386
                                             -----------------         -------              --------
                                             -----------------         -------              --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Income taxes paid.........................      $     7,106              2,345                 2,535
Interest paid.............................      $     1,128              1,128                 1,106
                                             -----------------         -------              --------
                                             -----------------         -------              --------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1) BACKGROUND

    CapMAC Holdings Inc. ("Holdings" or the "Company"), a Delaware corporation, is the sole stockholder of Capital Markets Assurance Corporation ("CapMAC"), CapMAC Financial Services, Inc. ("CFS"), formerly CapMAC Management Services Corp., CapMAC Financial Services (Europe) Ltd. ("CFS (Europe)"), a subsidiary of CFS, and a lead investor in CapMAC Asia Ltd. ("CapMAC Asia").

    CapMAC is a New York-domiciled monoline stock insurance company which engages only in the business of financial guarantee and surety insurance. CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guarantee reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

    CapMAC's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's"), "AAA" by Standard & Poor's Ratings Group ("S&P"), "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps"), and "AAA" by Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

    CFS and CFS (Europe) receive fees for providing advisory, consulting and structuring services to third parties. CFS also provides various services, including underwriting, reinsurance, data processing and other services to CapMAC, in connection with the operation of CapMAC's insurance business. CapMAC pays CFS an arm's length fee for providing such services, but not in excess of CFS' cost for such services.

    In December 1995, as part of its strategy to expand into Asia, the Company purchased 36.3% of CapMAC Asia. CapMAC Asia has a 33.33% investment in Asia Credit Services (Pte) Ltd ("Asia Services"). Asia Services owns all of the stock of Asian Securitization & Infrastructure Assurance (Pte) Ltd ("ASIA Ltd"), a new regional financial guarantee company located in Singapore. ASIA Ltd has been formed to provide guarantees of high quality debt securities in the primary and secondary Asian fixed income capital markets, and together with Asia Services, to engage in related business activities in the Asian capital markets and to provide technical advice and assistance in connection with Asian securitization transactions.

    On December 19, 1995 Holdings sold 2,500,000 new shares of its common stock in an initial public offering ("the Offering"). In conjunction with the Offering, Holdings also sold 500,000 shares to Centre Reinsurance Limited (Centre Re), a wholly owned subsidiary of The Zurich Insurance Company in a private placement (see note 16).

    In July 1995, the Company sold 500,001 shares of common stock to ORIX USA Corporation ("ORIX"), a subsidiary of ORIX Corporation, a leading Japanese leasing company (see note 16).

2) SIGNIFICANT ACCOUNTING POLICIES

    Significant accounting policies used in the preparation of the accompanying consolidated financial statements are as follows:

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
a) Basis of Presentation

    The accompanying consolidated financial statements are prepared on the basis of generally accepted accounting principles ("GAAP") and include the accounts of Holdings and its wholly owned subsidiaries, principally CapMAC and CFS, and its investment in CapMAC Asia. The remaining shareholders in CapMAC Asia are accounted for as minority interest. All significant intercompany transactions have been eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the most significant estimates relate to deferred acquisition costs, reserve for losses and loss adjustment expenses and disclosures of financial guarantees outstanding. Actual results could differ from those estimates.

b) Investments

    At December 31, 1993, Holdings adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, Holdings can classify its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which Holdings has the ability and intent to hold the securities until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. As of December 31, 1995 and 1994, all of the Company's securities have been classified as available-for-sale.

    Available-for-sale securities are recorded at fair value. Fair value is based upon quoted market prices. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

    A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

    Short-term investments are those investments having a maturity of less than one year at purchase date. Short-term investments are carried at amortized cost which approximates fair value.

    Investment in affiliates is accounted for in accordance with the equity method of accounting. The investment in affiliate consists of the Company's investment in Asia Services and P.T. Citimas Capital (Pte) Ltd. ("CMCI").

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the FIFO (first-in, first-out) method for determining the cost of securities sold.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
c) Revenue Recognition

    Premiums which are payable monthly to CapMAC are reflected in income when due, net of amounts payable to reinsurers. Premiums which are payable quarterly, semi-annually or annually are reflected in income, net of amounts payable to reinsurers, on an equal monthly basis over the corresponding policy term. Premiums that are collected as a single premium at the inception of the policy and have a term longer than one year are earned, net of amounts payable to reinsurers, by allocating premium to each bond maturity based on the principal amount and earning it straight-line over the term of each bond maturity. For the year ended December 31, 1995, 91% of net premiums earned were attributable to premiums payable in installments and 9% were attributable to premiums collected on an up-front basis.

    Advisory fees received by CFS or CFS (Europe) are generally earned when a transaction closes. Such amounts are non-refundable and are for services provided prior to the close of a transaction.

d) Deferred Acquisition Costs

    Certain costs incurred by CapMAC, which vary with and are primarily related to the production of new business, are deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes. The deferred acquisition costs are amortized over the period in proportion to the related premium earnings. The actual amount of premium earnings may differ from projections due to various factors such as renewal or early termination of insurance contracts or different run-off patterns of exposure resulting in a corresponding change in the amortization pattern of the deferred acquisition costs.

e) Reserve for Losses and Loss Adjustment Expenses

    The reserve for losses and loss adjustment expenses consists of a Supplemental Loss Reserve ("SLR") and a case basis loss reserve. The SLR is established based on expected levels of defaults resulting from credit failures on currently insured issues. This SLR is based on estimates of the portion of earned premiums required to cover those claims.

    A case basis loss reserve is established for insured obligations when, in the judgement of management, a default in the timely payment of debt service is imminent. For defaults considered temporary, a case basis loss reserve is established in an amount equal to the present value of the anticipated defaulted debt service payments over the expected period of default. If the default is judged not to be temporary, the present value of all remaining defaulted debt service payments is recorded as a case basis loss reserve. Anticipated salvage recoveries are considered in establishing case basis loss reserves when such amounts are reasonably estimable.

    Management believes that the current level of reserves is adequate to cover the estimated liability for claims and the related adjustment expenses with respect to financial guaranties issued by CapMAC. The establishment of the appropriate level of loss reserves is an inherently uncertain process involving numerous estimates and subjective judgments by management, and therefore there can be no assurance that losses in CapMAC's insured portfolio will not exceed the loss reserves.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
f) Depreciation

    Leasehold improvements, furniture and fixtures are being depreciated over the lease term or useful life, whichever is shorter, using the straight-line method.

g) Income Taxes

    Deferred income taxes are provided with respect to temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

h) Earnings per share

    Earnings per share ("EPS") has been computed using the modified treasury stock method and the average market value of the shares as determined by an independent consulting firm in connection with the annual evaluation conducted for the Employee Stock Ownership Plan ("ESOP") for periods prior to the Offering and incorporating the closing stock price on December 31, 1995. Total weighted average number of common stock and common stock equivalents used in calculating the primary earnings per share, for the years ended December 31, 1995, 1994 and 1993 were approximately 13,636,000, 13,645,000 and 13,414,000, respectively.
Total weighted average number of common stock and common stock equivalents used in calculating the fully diluted earnings per share, for the years ended December 31, 1995, 1994 and 1993 were approximately 14,337,000, 13,645,000 and
13,414,000, respectively.

i) Recent Accounting Pronouncement

    In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting requirements under APB 25 must also make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting had been applied. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995, though it may be adopted earlier. The Company intends to continue to follow the accounting guidance provided by APB 25 as permitted and will provide the necessary disclosure requirements of SFAS No. 123 in its fiscal 1996 consolidated financial statements.

3) INSURED PORTFOLIO

    At December 31, 1995 and 1994, the principal amount of financial obligations insured by CapMAC was $16.9 billion and $11.6 billion, respectively, and net of reinsurance (net principal outstanding), was $12.6 billion and $9.4 billion, respectively, with a weighted average life of 6.0 years and 5.0 years, respectively. CapMAC's insured portfolio was broadly diversified by geographic distribution and type of insured obligations, with no single insured obligation in excess of statutory single risk limits, after giving effect to any reinsurance and collateral, which are a function of CapMAC's statutory

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

3) INSURED PORTFOLIO--(CONTINUED)
qualified capital (the sum of statutory capital and surplus and mandatory contingency reserve). At December 31, 1995 and 1994, the statutory qualified capital was approximately $240 million and $170 million, respectively.

                                                                NET PRINCIPAL OUTSTANDING
                                                         ---------------------------------------
                                                         DECEMBER 31, 1995     DECEMBER 31, 1994
                                                         ------------------    -----------------
   TYPE OF OBLIGATIONS INSURED ($ IN MILLIONS)           AMOUNT         %      AMOUNT        %
- ------------------------------------------------------   -------      -----    ------      -----
Consumer receivables..................................   $ 6,959       55.1    $4,740       50.4
Trade and other corporate obligations.................     4,912       38.9     4,039       43.0
Municipal/government obligations......................       757        6.0       618        6.6
                                                         -------      -----    ------      -----
    TOTAL.............................................   $12,628      100.0    $9,397      100.0
                                                         -------      -----    ------      -----
                                                         -------      -----    ------      -----

    At December 31, 1995, approximately 85% of CapMAC's insured portfolio was comprised of structured asset-backed transactions. Under these structures, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special purpose bankruptcy remote entity. CapMAC's primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. CapMAC, therefore, evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization, or recourse to a third party. The level of first loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets.

    During 1995, the Company sold without recourse its interest in potential cash flows from transactions included in its insured portfolio and recognized $2,200,000 of income which has been included in other income in the accompanying consolidated financial statements.

    The following entities each accounted for, through referrals and otherwise, 10% or more of total revenues for each of the periods presented:

            YEAR ENDED                  YEAR ENDED                       YEAR ENDED
        DECEMBER 31, 1995           DECEMBER 31, 1994                 DECEMBER 31, 1993
       --------------------        --------------------        -------------------------------
                     % OF                        % OF                                   % OF
       NAME        REVENUES          NAME      REVENUES                NAME           REVENUES
       ---------   --------        ---------   --------        --------------------   --------
       Citicorp      11.7          Citicorp      14.3          Citicorp                 12.8
                                                               Chemical Bank            11.1
                                                               Merrill Lynch & Co.      13.8

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

4) INVESTMENTS

    At December 31, 1995 and 1994, all of Holdings' investments were classified as available-for-sale securities. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value for available-for-sale securities by major security type at December 31, 1995 and 1994 were as follows ($ in thousands):

DECEMBER 31, 1995
- ---------------------------------------------------
                                                                     GROSS         GROSS       ESTIMATED
                                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR
   SECURITIES AVAILABLE-FOR-SALE                        COST         GAINS         LOSSES        VALUE
- ---------------------------------------------------   ---------    ----------    ----------    ---------
U.S. Treasury obligations..........................   $   4,153          55        --             4,208
Mortgage-backed securities of U.S. government
instrumentalities and agencies.....................     110,104         313           79        110,338
Obligations of states, municipalities and political
subdivisions.......................................     166,010       4,809           82        170,737
Corporate and asset-backed securities..............      12,403          45            6         12,442
                                                      ---------       -----          ---       ---------
    TOTAL..........................................   $ 292,670       5,222          167        297,725
                                                      ---------       -----          ---       ---------
                                                      ---------       -----          ---       ---------
DECEMBER 31, 1994
- ---------------------------------------------------
                                                                     GROSS         GROSS       ESTIMATED
                                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR
   SECURITIES AVAILABLE-FOR-SALE                        COST         GAINS         LOSSES        VALUE
- ---------------------------------------------------   ---------    ----------    ----------    ---------
U.S. Treasury obligations..........................   $   4,295       --              153         4,142
Mortgage-backed securities of U.S. government
instrumentalities and agencies.....................      40,973       --            2,986        37,987
Obligations of states, municipalities and political
subdivisions.......................................     128,856         364         3,994       125,226
Corporate and asset-backed securities..............      15,983          15           112        15,886
Mutual funds.......................................      20,897         131         1,632        19,396
                                                      ---------       -----         -----      ---------
    TOTAL..........................................   $ 211,004         510         8,877       202,637
                                                      ---------       -----         -----      ---------
                                                      ---------       -----         -----      ---------

    The Company's investment in mutual funds in 1994 represents an investment in an open-end management investment company which invests primarily in investment-grade fixed-income securities denominated in foreign and United States currencies, an investment in an open-end management investment company which invests primarily in United States fixed-income securities and an investment in a limited partnership which invests in U.S. equity securities on a long and short basis.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

4) INVESTMENTS--(CONTINUED)

    The amortized cost and estimated fair value of investments in debt securities at December 31, 1995 by contractual maturity are shown below ($ in thousands):

DECEMBER 31, 1995
- ------------------------------------------------------
                                                         AMORTIZED    ESTIMATED
   SECURITIES AVAILABLE-FOR-SALE                           COST       FAIR VALUE
- ------------------------------------------------------   ---------    ----------
Less than one year to maturity........................   $   9,466        9,469
One to five years to maturity.........................      37,630       38,553
Five to ten years to maturity.........................      99,567      102,264
Greater than ten years to maturity....................      35,903       37,101
                                                         ---------    ----------
  Sub-total...........................................     182,566      187,387
Mortgage-backed securities............................     110,104      110,338
                                                         ---------    ----------
    TOTAL.............................................   $ 292,670      297,725
                                                         ---------    ----------
                                                         ---------    ----------

    Actual maturities may differ from contractual maturities because borrowers may call or prepay obligations with or without call or prepayment penalties.

    Proceeds from sales of investment securities were approximately $54 million, $42 million and $28 million in 1995, 1994 and 1993, respectively. Gross realized capital gains of $1,486,000, $781,000 and $1,648,000, and gross realized capital losses of $135,000, $898,000 and $158,000 were realized on those sales for the years ended December 31, 1995, 1994 and 1993, respectively.

    Investments include bonds having a fair value of approximately $3,985,000 and $3,873,000 (amortized cost of $3,970,000 and $4,011,000) which are on deposit at December 31, 1995 and 1994, respectively, with state regulators as required by law.

    Investment income is comprised of interest and dividends, net of related expenses, and is applicable to the following sources:

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
    $ IN THOUSANDS                           DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
- ------------------------------------------   -----------------    -----------------    -----------------
Bonds.....................................        $11,105                9,193                7,803
Short-term investments....................          2,088                  602                  592
Mutual funds                                         (147)                 705                1,976
Investment in affiliates..................             42              --                   --
Investment expenses.......................           (245)                (184)                (166)
                                                 --------              -------              -------
    TOTAL.................................        $12,843               10,316               10,205
                                                 --------              -------              -------
                                                 --------              -------              -------

    The Company purchased, for approximately $11 million, 36.3% of CapMAC Asia. At December 31, 1995, the minority interest in CapMAC Asia amounted to $19.6 million. CapMAC Asia has a 33.33% investment, $30.7 million, in Asia Services. Asia Services owns 100% of the stock of ASIA Ltd.

    In April 1995, Holdings acquired three million shares of CMCI for three billion Rupiah, which is equivalent to $1,350,000. CMCI is a corporation established to develop securitization in Indonesia for obligations that are backed by assets originated in Indonesia or that are issued by Indonesian entities. CMCI participates as a principal in the securitization markets in Indonesia. Simultaneously with the

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

4) INVESTMENTS--(CONTINUED)
execution of the joint venture agreement with the other investors in CMCI, CFS entered into a technical assistance agreement with CMCI to provide technical and advisory assistance to CMCI in exchange for certain fees. Holdings' investment represents an equity interest of approximately 15% in CMCI. At December 31, 1995, the investment amounted to $1,339,000.

    In February 1995, Holdings entered into a strategic alliance with The Mutual Life Assurance Company of Canada and three of its derivatives products subsidiaries (such subsidiaries, "TMG Group"). TMG Group provides a broad range of derivative products, with a special emphasis on "municipal derivatives," including investment agreements and long dated interest rate swaps. In addition, TMG Group provides interest rate swaps and currency swaps. Because the obligations of TMG Group under its derivative transactions are guaranteed by The Mutual Life Assurance Company of Canada, TMG Group is rated AA by S&P and Aa3 by Moody's.

    In connection with the strategic alliance, Holdings was issued a warrant to purchase 17.7% of the common stock of each of the companies in TMG Group at an aggregate initial purchase price of $10 million, as increased over time under a LIBOR-based formula. On a monthly basis, the strike price will be adjusted upwards by a one-month LIBOR rate until the warrants are exercised. To the extent that Holdings has not exercised this warrant prior to February 27, 2000, TMG Group may require that Holdings exercise the warrant, at which time Holdings would be obligated to invest up to approximately $13.0 million in TMG Group, which amount is based upon assuming a constant LIBOR rate of 5%. The occurrence of certain other events involving an insolvency of TMG Group or a change of control of the Company that has a material adverse effect on TMG Group entitles TMG Group to require Holdings to exercise the warrants prior to February 27, 2000. In the absence of a readily ascertainable fair value, the Company values the warrants based upon the difference between the exercise price adjusted by the LIBOR-based formula and the Company's valuation of its percentage share of ownership of the TMG Group. At December 31, 1995, the estimated decrease in the fair value of the warrants of $1.3 million was recorded as a reduction in "Other Assets." The change in fair value, net of tax, amounted to ($849,000) and was included as a separate component of stockholders' equity in unrealized depreciation of investments. This value might have been different had a ready market for the warrants existed.

    The change in unrealized appreciation (depreciation) on available-for-sale securities and warrants is included in a separate component of stockholders' equity as shown below:

                                                YEAR ENDED           YEAR ENDED
    $ IN THOUSANDS                           DECEMBER 31, 1995    DECEMBER 31, 1994
- ------------------------------------------   -----------------    -----------------
Balance at beginning of period............       $  (5,522)               3,629
Change in unrealized appreciation
(depreciation)............................          12,115              (13,865)
Income tax effect.........................          (4,150)               4,714
                                                  --------              -------
Net change................................           7,965               (9,151)
                                                  --------              -------
    BALANCE AT END OF PERIOD..............       $   2,443               (5,522)
                                                  --------              -------
                                                  --------              -------

    No single issuer, except for investments in U.S. Treasury and U.S. government agency securities, exceeds 10% of stockholders' equity as of December 31, 1995.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

5) DEFERRED ACQUISITION COSTS

    The following table reflects acquisition costs deferred by CapMAC and amortized in proportion to the related premium earnings:

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
    $ IN THOUSANDS                           DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
- ------------------------------------------   -----------------    -----------------    -----------------
Balance at beginning of period............        $24,860               15,249                5,434
Additions.................................         17,505               14,140               12,478
Amortization (policy acquisition costs)...         (7,203)              (4,529)              (2,663)
                                                 --------              -------              -------
    BALANCE AT END OF PERIOD..............        $35,162               24,860               15,249
                                                 --------              -------              -------
                                                 --------              -------              -------

6) EMPLOYEE BENEFITS

    On June 25, 1992, CapMAC entered into a Service Agreement with CFS, which was then a newly formed wholly owned subsidiary of Holdings. Under the Service Agreement, CFS has agreed to provide various services, including underwriting, reinsurance, data processing and other services to CapMAC in connection with the operation of CapMAC's insurance business.

    CFS maintains an incentive compensation plan for its employees. The plan is an annual discretionary bonus award based upon Holdings' and an individual's performance. CFS also has a health and welfare plan and a 401(k) plan to cover substantially all of its employees. CapMAC reimburses CFS for all out-of-pocket expenses incurred by CFS in providing services to CapMAC, including awards given under the incentive compensation plan and benefits provided under the health and welfare plan. For the years ended December 31, 1995, 1994 and 1993, the Company had provided approximately $7,804,000, $5,253,000 and $3,528,000, respectively, for the annual discretionary bonus plan.

    On June 25, 1992, certain officers of CapMAC were granted 182,633 restricted stock units ("RSU") at $13.33 a share in respect of certain deferred compensation. On December 7, 1995, the RSU's were converted to cash in the amount of approximately $3.7 million, and such officers agreed to defer receipt of such cash amount in exchange for receiving the same number of new shares of restricted stock (see Omnibus Stock Incentive Plan discussion below) as the number of RSU's such officers previously held. The cash amount will be held by Holdings and invested in accordance with certain guidelines. Such amount, including the investment earnings thereon, will be paid to each officer upon the occurrence of certain events but no later than December 2000.

    The Company has authorized 2,925,000 options under its employee stock option plans. The Company granted 1,720,211 and 195,000 options under its 1992 Stock Option Plan and 1994 Stock Option Plan, respectively. The options that were granted under the 1992 Stock Option Plan at an exercise price of $13.33 and $14.67 per share vested immediately upon the initial public offering of Holdings' stock. Stock options granted under the 1994 Stock Option Plan at an exercise price of $20 per share vest immediately on the date of grant. The term of the options is seven years. In connection with the public offering, the remaining 1,005,000 shares that could have been awarded under the 1994 Stock Option Plan have been made available under the Omnibus Stock Incentive Plan ("Omnibus Plan"). Under the Omnibus Plan the Company has reserved shares for grants of different types of awards, such as stock options, restricted stock, stock appreciation rights, other stock-based grants or any combination of the foregoing. The term of each grant may not exceed ten years with a fixed number of shares

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

6) EMPLOYEE BENEFITS--(CONTINUED)
determined at the outset. Key employees of the Company and its affiliates will be eligible. In December 1995, the Company granted 198,000 stock options at a strike price of $20 per share, pursuant to the Omnibus Plan. The option grants provide that 50% of the stock options will vest five years after the grant thereof and 50% will vest six years after the grant thereof. The stock options will also be subject to accelerated vesting based upon the market value of the stock as defined in the Omnibus Plan. The 182,633 shares of restricted stock described previously have also been granted under the Omnibus Plan. As of December 31, 1995, a total of 2,106,213 options have been granted, net of cancellations and excluding the aforementioned shares of restricted stock, under the plans. The total amount of shares reserved and available for future grants are 636,154.

                                                                 YEAR ENDED
                                  ------------------------------------------------------------------------
                                           1995                     1994                     1993
                                  ----------------------   ----------------------   ----------------------
                                   NUMBER      EXERCISE     NUMBER      EXERCISE     NUMBER      EXERCISE
                                     OF         PRICE         OF         PRICE         OF         PRICE
   OPTIONS                         OPTIONS    PER OPTION    OPTIONS    PER OPTION    OPTIONS    PER OPTION
- --------------------------------  ---------   ----------   ---------   ----------   ---------   ----------
Outstanding at beginning of
period..........................  1,888,083   $13.33-$20   1,701,603       $13.33   1,703,561     $13.33
Granted.........................    220,500          $20     187,500   $14.67-$20      --          --
Purchased by Company............       (630)      $13.33      --           --            (338)    $13.33
Forfeited.......................     (1,740)      $13.33      (1,020)      $13.33      (1,620)    $13.33
                                  ---------   ----------   ---------   ----------   ---------   ----------
Outstanding at end of period....  2,106,213   $13.33-$20   1,888,083   $13.33-$20   1,701,603     $13.33
                                  ---------   ----------   ---------   ----------   ---------   ----------
                                  ---------   ----------   ---------   ----------   ---------   ----------

7) EMPLOYEE STOCK OWNERSHIP PLAN

    On June 25, 1992, Holdings adopted an ESOP to provide its employees the opportunity to obtain beneficial interests in the stock of Holdings through a trust (the "ESOP Trust"). The ESOP Trust purchased 750,000 shares at $13.33 per share of Holdings' stock. The ESOP Trust financed its purchase of common stock with a loan from Holdings in the amount of $10 million. The ESOP loan is evidenced by a promissory note delivered to Holdings. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP loan, is recorded as a deduction from stockholders' equity (unallocated ESOP shares).

    CFS is required to make contributions to the ESOP Trust, which enables the ESOP Trust to service its loan to Holdings. The ESOP expense is calculated using the shares allocated method. Shares are released for allocation to the participants and held in trust for the employees based upon the ratio of the current year's principal and interest payment to the sum of principal and interest payments estimated over the life of the loan. As of December 31, 1995 approximately 262,800 shares were allocated to the participants. Compensation expense related to the ESOP was approximately $1,588,000, $1,407,000 and $933,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

8) RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

    The reserve for losses and loss adjustment expenses consists of a case basis loss reserve and the SLR.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

8) RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES--(CONTINUED)
    In 1995 CapMAC incurred its first claim on a financial guarantee policy. Based on its current estimate, the Company expects the aggregate amount of claims and related expenses not to exceed $2.7 million, although no assurance can be given that such claims and related expenses will not exceed that amount. Such loss amount was covered through a recovery under a quota share reinsurance agreement of $0.2 million and a reduction in the SLR of $2.5 million. The portion of such claims and expenses not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account (see note 13).

    The following is a summary of the activity in the case basis loss reserve account and the components of the liability for losses and loss adjustment expenses ($ in thousands):


CASE BASIS LOSS RESERVE:
Net balance at January 1, 1995....................................   $ --
                                                                     ------
INCURRED RELATED TO:
  Current year....................................................    2,473
  Prior years.....................................................     --
                                                                     ------
    Total incurred................................................    2,473
                                                                     ------
PAID INCURRED TO:
  Current year....................................................    1,853
  Prior years.....................................................     --
                                                                     ------
    Total paid....................................................    1,853
                                                                     ------
Balance at December 31, 1995......................................      620
                                                                     ------
Reinsurance recoverable...........................................       69
                                                                     ------
Supplemental loss reserve.........................................    5,859
                                                                     ------
    TOTAL.........................................................   $6,548
                                                                     ------
                                                                     ------

9) SENIOR NOTES

    On December 15, 1992, Holdings sold $15,000,000 principal amount of 7.52% Senior Notes to certain financial institutions. The Senior Notes are due in equal annual installments of $3,750,000 beginning December 15, 1999 through December 15, 2002. Interest is payable semiannually on the fifteenth day of June and December of each year commencing June 15, 1993.

10) INCOME TAXES

    Pursuant to a tax sharing agreement with Holdings, CapMAC and CFS file a consolidated U.S. Federal income tax return. Each company's annual Federal income tax liability is determined by computing its pro rata share of the consolidated group Federal income tax liability. CFS (Europe) files a separate income tax return with the U.K. Inland Revenue.

    Taxes on foreign income have been provided for at the U.S. statutory Federal income tax rate of 35%. The U.K. taxes corporate income at a 33% rate. An additional 2% is provided to account for U.S. taxation (net of applicable foreign tax credits) on the future repatriation of these foreign earnings.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

10) INCOME TAXES--(CONTINUED)
    Total income tax expense (benefit) consists of the following:

    $ IN THOUSANDS                                       FEDERAL    STATE & LOCAL    FOREIGN    TOTAL
- ------------------------------------------------------   -------    -------------    -------    ------
                      YEAR ENDED
                  DECEMBER 31, 1995
- ------------------------------------------------------

Current...............................................   $ 3,814        1,529         2,580      7,923
Deferred..............................................     3,244          (59)         --        3,185
                                                         -------        -----        -------    ------
    TOTAL.............................................   $ 7,058        1,470         2,580     11,108
                                                         -------        -----        -------    ------
                                                         -------        -----        -------    ------
                      YEAR ENDED
                  DECEMBER 31, 1994
- ------------------------------------------------------
Current...............................................   $ 2,561        1,473           928      4,962
Deferred..............................................     2,868          (38)         --        2,830
                                                         -------        -----        -------    ------
    TOTAL.............................................   $ 5,429        1,435           928      7,792
                                                         -------        -----        -------    ------
                                                         -------        -----        -------    ------
                      YEAR ENDED
                  DECEMBER 31, 1993
- ------------------------------------------------------
Current...............................................   $ 1,811        1,019          --        2,830
Deferred..............................................     2,820          (80)         --        2,740
                                                         -------        -----        -------    ------
    TOTAL.............................................   $ 4,631          939          --        5,570
                                                         -------        -----        -------    ------
                                                         -------        -----        -------    ------

    Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 35% in 1995 and 34% in 1994 and 1993:

                                                   YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                  DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                      1995                1994                1993
                                                 ---------------    ----------------    ----------------
   $ IN THOUSANDS                                AMOUNT      %       AMOUNT      %       AMOUNT      %
- ----------------------------------------------   -------    ----    --------    ----    --------    ----
Expected tax expense computed at the statutory
rate..........................................   $12,132    35.0    $  8,452    34.0    $  6,133    34.0
Increase (decrease) in tax resulting from:
  Tax-exempt interest.........................    (2,335)   (6.7)     (1,646)   (6.6)     (1,140)   (6.3)
  State and local income taxes, net of Federal
benefit.......................................       935     2.7         934     3.8         594     3.3
  Other, net..................................       376     1.1          52     0.2         (17)   (0.1)
                                                 -------    ----    --------    ----    --------    ----
    TOTAL INCOME TAX EXPENSE..................   $11,108    32.1    $  7,792    31.4    $  5,570    30.9
                                                 -------    ----    --------    ----    --------    ----
                                                 -------    ----    --------    ----    --------    ----

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

10) INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax liability are as follows:

    $ IN THOUSANDS                           DECEMBER 31, 1995    DECEMBER 31, 1994
- ------------------------------------------   -----------------    -----------------
DEFERRED TAX ASSETS:
Unrealized capital losses on
investments...............................        $--                   (2,845)
Unrealized capital losses on the TMG Group
warrants..................................           (457)             --
Deferred compensation.....................         (2,120)              (1,623)
Losses and loss adjustment expenses.......         (1,002)                (936)
Unearned premiums.........................           (852)                (762)
Other, net................................           (275)                (346)
                                                 --------               ------
  Total gross deferred tax assets.........         (4,706)              (6,512)
                                                 --------               ------
DEFERRED TAX LIABILITIES:
Deferred acquisition costs................         12,307                8,453
Unrealized capital gains on investments...          1,769              --
Deferred capital gains on investments.....            654                  726
Deferred financing costs..................            152                  186
Other, net................................            600                  590
                                                 --------               ------
  Total gross deferred tax liabilities....         15,482                9,955
                                                 --------               ------
  NET DEFERRED TAX LIABILITY..............        $10,776                3,443
                                                 --------               ------
                                                 --------               ------

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the deferred tax assets will be fully realized in the future.

11) INSURANCE REGULATORY RESTRICTIONS

    CapMAC is subject to insurance regulatory requirements of the State of New York and other states in which it is licensed to conduct business. Generally, New York insurance laws require that dividends be paid from earned surplus and restrict the amount of dividends in any year that may be paid without obtaining approval for such dividends from the Superintendent of Insurance to the lower of
(i) net investment income as defined or (ii) 10% of statutory surplus as of December 31 of the preceding year. No dividends were paid by CapMAC to Holdings during the years ended December 31, 1995, 1994 and 1993. No dividends could be paid during these periods because CapMAC had negative earned surplus. Statutory surplus at December 31, 1995 and 1994 was approximately $195,018,000 and $139,739,000, respectively. Statutory surplus differs from stockholders' equity determined under GAAP principally due to the mandatory contingency reserve required for statutory accounting purposes and differences in accounting for investments, deferred acquisition costs, SLR and deferred taxes provided under GAAP. Statutory net income was $9,000,000, $4,543,000 and $4,528,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Statutory net income differs from net income determined under GAAP principally due to deferred acquisition costs, SLR and deferred income taxes.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

12) COMMITMENTS AND CONTINGENCIES

    On January 1, 1988, Holdings assumed from Citibank, N.A. the obligations of a sublease agreement for space occupied in New York. On November 21, 1993, the sublease was terminated and a new lease was negotiated which expires on November 20, 2008. Holdings has a lease agreement for its London office beginning October 1, 1992 and expiring October 1, 2002. As of December 31, 1995, future minimum payments under the lease agreements are as follows:

    $ IN THOUSANDS                                                  PAYMENT
- -----------------------------------------------------------------   -------
1996.............................................................   $ 2,255
1997.............................................................     2,948
1998.............................................................     3,027
1999.............................................................     3,476
2000 and thereafter..............................................    36,172
                                                                    -------
    TOTAL........................................................   $47,878
                                                                    -------
                                                                    -------

    Rent expense, commercial rent taxes and electricity for the years ended December 31, 1995, 1994 and 1993 amounted to $2,398,000, $2,374,000 and
$2,065,000, respectively.

    CapMAC has available a $100,000,000 standby corporate liquidity facility (the "Liquidity Facility") provided by a consortium of banks, headed by Bank of Montreal, as agent, which is rated "A-1+" and "P-1" by S&P and Moody's, respectively. Under the Liquidity Facility, CapMAC will be able, subject to satisfying certain conditions, to borrow funds from time to time in order to enable it to fund any claim payments or payments made in settlement or mitigation of claim payments under its insurance contracts. For the years ended December 31, 1995, 1994 and 1993, no draws had been made under the Liquidity Facility.

    Certain officers of Dillon, Read & Co. Inc. are directors of Holdings, and receive no compensation from the Company. Dillon, Read & Co. Inc., which serves as investment manager for Saratoga Partners II, a principal stockholder of the Company, received an advisory retention fee of $200,000 for the years ended December 31, 1995, 1994 and 1993.

    The Company has agreed to make an additional investment of up to $7 million in Asia Services through its affiliate CapMAC Asia.

13) REINSURANCE

    In the ordinary course of business, CapMAC cedes exposure under various treaty, pro rata and excess of loss reinsurance contracts primarily designed to minimize losses from large risks and protect the capital and surplus of CapMAC.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

13) REINSURANCE--(CONTINUED)
    The effect of reinsurance on premiums written and earned was as follows:

                                                                 YEARS ENDED DECEMBER 31
                                                 -------------------------------------------------------
                                                       1995                1994               1993
                                                 -----------------   ----------------   ----------------
   $ IN THOUSANDS                                WRITTEN   EARNED    WRITTEN   EARNED   WRITTEN   EARNED
- -----------------------------------------------  -------   -------   -------   ------   -------   ------
Direct.........................................  $56,541    36,853    43,598   28,561    24,491   20,510
Assumed........................................      935       761     1,064      258       403      364
Ceded..........................................  (15,992)   (8,372)  (11,069)  (5,716)   (3,586)  (3,391)
                                                 -------   -------   -------   ------   -------   ------
NET PREMIUMS...................................  $41,484    29,242    33,593   23,103    21,308   17,483
                                                 -------   -------   -------   ------   -------   ------
                                                 -------   -------   -------   ------   -------   ------

    Although the reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders, it is the industry practice of insurers for financial statement purposes to treat reinsured risks as though they were risks for which the ceding insurer was only contingently liable. A contingent liability exists with respect to the aforementioned reinsurance arrangements, which may become a liability of CapMAC in the event the reinsurers are unable to meet obligations assumed by them under the reinsurance contracts. At December 31, 1995 and 1994, CapMAC had ceded loss reserves of $69,000 and $0, respectively, and had ceded unearned premiums of $13,171,000 and $5,551,000, respectively.

    In 1994, CapMAC entered into a reinsurance agreement (the "Lureco Treaty") with Luxembourg European Reinsurance LURECO S.A. ("Lureco"), a European-based reinsurer. The agreement is renewable annually at the Company's option, subject to satisfying certain conditions. The agreement reinsured and indemnified the Company for any loss incurred by CapMAC during the agreement period up to the limits of the agreement. The Lureco Treaty provides that the annual reinsurance premium payable by CapMAC to Lureco, after deduction of the reinsurer's fee payable to Lureco, be deposited in a trust account (the "Lureco Trust Account") to be applied by CapMAC, at its option, to offset losses and loss expenses incurred by CapMAC in connection with incurred claims. Amounts on deposit in the Lureco Trust Account which have not been applied against claims are contractually due to CapMAC at the termination of the treaty.

    The premium deposit amounts in the Lureco Trust Account have been reflected as assets by CapMAC during the term of the agreement. Premiums in excess of the deposit amounts have been recorded as ceded premiums in the consolidated statements of income. In the 1994 policy year, the agreement provided $5 million of loss coverage in excess of the premium deposit amounts of $2 million retained in the Lureco Trust Account. No losses were applied against the Lureco Trust Account or ceded to the Lureco Treaty in 1994. The agreement was renewed for the 1995 policy year and provides $5 million of loss coverage in excess of the premium deposit amount of $4.5 million retained in the Lureco Trust Account. Additional coverage is provided for losses incurred in excess of 200% of the net premiums earned up to $4 million for any one agreement year. In September 1995, a claim of approximately $2.5 million on an insurance policy was applied against the Lureco Trust Account.

    In addition to its capital (including statutory contingency reserves) and other reinsurance available to pay claims under its insurance contracts, on June 25, 1992, CapMAC entered into a Stop Loss Reinsurance Agreement (the "Stop-loss Agreement") with Winterthur Swiss Insurance Company ("Winterthur") which is rated "AAA" by S&P and "Aaa" by Moody's. At the same time, CapMAC and Winterthur also entered into a Quota Share Reinsurance Agreement (the "Winterthur Quota

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

13) REINSURANCE--(CONTINUED)

Share Agreement") pursuant to which Winterthur had the right to reinsure on a quota share basis 10% of each policy written by CapMAC.

    The Winterthur Stop-loss Agreement had an original term of seven years and was renewable for successive one-year periods. In April 1995, Winterthur notified CapMAC that it was canceling the Winterthur Stop-loss Agreement and the Winterthur Quota Share Agreement effective June 30, 1996.

    CapMAC elected to terminate the Winterthur Stop-loss Agreement effective November 30, 1995 and, on the same date, entered into a Stop-loss Reinsurance Agreement with Mitsui Marine (the "Mitsui Stop-loss Agreement"). Under the Mitsui Stop-loss Agreement, Mitsui Marine will be required to pay any losses in excess of $100 million in the aggregate incurred by CapMAC during the term of the Mitsui Stop-loss Agreement on the insurance policies in effect on December 1, 1995 and written during the one-year period thereafter, up to an aggregate limit payable under the Mitsui Stop-loss Agreement of $50 million. The Mitsui Stop-loss Agreement has a term of seven years and is subject to early termination by CapMAC in certain circumstances.

    The Winterthur Quota Share Agreement was canceled November 30, 1995. On January 1, 1996, CapMAC reassumed the liability, principally unearned premium, for all policies reinsured by Winterthur. As a result, CapMAC reassumed approximately $1.4 billion of principal insured by Winterthur as of December 31, 1995. In connection with the commutation, Winterthur will return the unearned premiums as of December 31, 1995, net of ceding commission and federal excise tax. Such amount is expected to total approximately $2.0 million.

14) FOREIGN OPERATIONS

    The Company provides advisory services in Europe through CFS (Europe). The revenue and net income generated from this business for the year ended December 31, 1995 was $7.8 million and $5.1 million, respectively, and for the period from inception of CFS (Europe) on July 14, 1994 through December 31, 1994 was $3.1 million and $2.0 million, respectively. The total assets for CFS (Europe) as of December 31, 1995 and 1994 were $9.6 million and $3.1 million, respectively.

15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994. SFAS No. 107, "Disclosures About Fair Value

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                         DECEMBER 31, 1995         DECEMBER 31, 1994
                                                       ----------------------    ----------------------
                                                       CARRYING    ESTIMATED     CARRYING    ESTIMATED
   $ IN THOUSANDS                                       AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
- ----------------------------------------------------   --------    ----------    --------    ----------
FINANCIAL ASSETS:
Investments.........................................   $329,758      329,758      202,637      202,637
FINANCIAL LIABILITIES:
Senior notes........................................   $ 15,000       15,434       15,000       13,811
OFF-BALANCE-SHEET INSTRUMENTS:
Financial Guarantees Outstanding....................   $  --         147,840        --          93,494
Ceding Commission...................................   $  --          44,352        --          28,048

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments summarized above:

INVESTMENTS

    The fair values of fixed maturities and mutual funds are based upon quoted market prices. The fair value of short-term investments approximates amortized cost. The fair value of investment in affiliates is determined based upon the percentage of the Company's ownership of the book value of the affiliate at the current foreign exchange rate.

SENIOR NOTES

    The fair value of senior notes is based on prices believed by management to be currently charged for similar debt issues adjusted for changes in interest rates and credit quality that occurred subsequent to its issuance.

FINANCIAL GUARANTEES OUTSTANDING

    The fair value of financial guarantees outstanding consists of (1) the current unearned premium reserve, net of prepaid reinsurance and (2) the fair value of installment revenue which is derived by calculating the present value of the estimated future cash inflow to CapMAC of policies in force having installment premiums, net of amounts payable to reinsurers, at a discount rate of 7% at December 31, 1995 and 1994. The amount calculated is equivalent to the consideration that would be paid under market conditions prevailing at the reporting dates to transfer CapMAC's financial guarantee business to a third party under reinsurance and other agreements. Ceding commission represents the expected amount that would be paid to CapMAC to compensate CapMAC for originating and servicing the insurance contracts. In constructing estimated future cash inflows, management makes assumptions regarding prepayments for amortizing asset-backed securities which are consistent with relevant historical experience. For revolving programs, assumptions are made regarding program utilization based on discussions with program users. The amount of future installment revenue actually realized by CapMAC could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or lower than anticipated utilization of insured

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED) structured programs, such as commercial paper conduits. Although increases in future installment revenue earnings due to renewals of existing insurance contracts historically have been greater than reductions in future installment revenue due to factors such as those described above, there can be no assurance that future circumstances might not cause a net reduction in installment revenue, resulting in lower revenues.

16) CAPITALIZATION

    Holdings' certificate of incorporation, as amended during 1995, authorizes the issuance of 50,000,000 shares of common stock, par value $.01 per share and 20,000,000 shares of preferred stock, par value $.01 per share.

    On November 27, 1995, the Company effected a 3-for-2 common stock split which has been reflected in the accompanying consolidated financial statements for all periods presented.

    Authorized and issued shares at December 31, 1995, 1994 and 1993 were 15,966,032, 12,282,818 and 12,282,135, respectively. Outstanding shares at December 31, 1995, 1994 and 1993 were 15,965,995, 12,282,780 and 12,282,098 with par value of $.01 per share, respectively. No dividends were declared by the Company during the years ended 1995, 1994 and 1993.

    On July 21, 1995, the Company sold 500,001 shares of common stock to ORIX for $10 million, or $20 per share. In August 1995, net proceeds of $9 million from such transaction were contributed to CapMAC. In connection with the ORIX investment, the Company paid Dillon, Read & Co. Inc. an advisory fee of $500,000.

    On December 19, 1995, Holdings sold 3,710,000 shares of its common stock at a price of $20.00 per share in the Offering. Of the 3,710,000 common shares, 2,500,000 shares were sold by the Company and 1,210,000 shares by certain existing stockholders. Proceeds to the Company, net of underwriting and other expenses, were $45.2 million. Dillon, Read & Co. Inc. was the managing underwriter of the Offering and has in that capacity received $3,500,000 from the Company.

    In December 1995, the Company also issued 500,000 shares to Centre Re for a price per share that is 5% less than the Offering price of $20.00 per share. Net proceeds to the Company were $9.5 million.

    In December 1995, a portion of the net proceeds from the Offering and the private placement in the amount of $50 million were contributed to CapMAC.

    On June 25, 1992, Holdings granted approximately 2,250,000 warrants to non-employee stockholders of Holdings to purchase common stock at an exercise price of $13.33 per share. The Warrants expire on June 25, 1999.

    Holdings authorized 1,725,000 stock options under the 1992 Stock Option Plan and 1,200,000 stock options under the 1994 Stock Option Plan. In conjunction with the public offering, the remaining 1,005,000 shares that could have been awarded under the 1994 Stock Option Plan have been made available under the Omnibus Plan (see note 6).

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1995 AND 1994

17) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Selected quarterly financial data for 1995 and 1994 are presented below:

    $ IN THOUSANDS                                   FIRST     SECOND    THIRD     FOURTH    FULL YEAR
- -------------------------------------------------   -------    ------    ------    ------    ---------
1995
Gross premiums written...........................   $16,992    16,669    12,306    11,509      57,476
Net premiums written.............................    13,899    14,116     6,118     7,351      41,484
Net premiums earned..............................     7,101     7,303     7,311     7,527      29,242
Advisory fees....................................     2,024     2,618     6,746     4,082      15,470
Net investment income............................     2,811     3,088     3,329     3,615      12,843
Losses and loss adjustment expenses..............       696       762       821       862       3,141
Income before income taxes and minority
interest.........................................     5,405     6,023    12,186    11,050      34,664
Net income.......................................     3,840     4,480     8,033     7,175      23,528
- ------------------------------------------------------------------------------------------------------
1994
Gross premiums written...........................   $12,100    10,804    11,172    10,586      44,662
Net premiums written.............................     8,540     9,270     7,874     7,909      33,593
Net premiums earned..............................     5,238     5,591     5,673     6,601      23,103
Advisory fees                                           195     1,570       852     8,106      10,723
Net investment income............................     2,347     2,432     2,638     2,899      10,316
Losses and loss adjustment expenses..............       270       296       376       487       1,429
Income before income taxes.......................     2,437     4,069     4,120    14,232      24,858
Net income.......................................     1,885     2,898     3,063     9,220      17,066
- ------------------------------------------------------------------------------------------------------

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                MARCH 31,1996     DECEMBER 31,1995
                                                                --------------    -----------------
                                                                 (UNAUDITED)
                                              ASSETS
INVESTMENTS:
Bonds at fair value (amortized cost $258,874 at March 31,
  1996 and $210,651 at December 31, 1995)....................      $259,226            215,706
Short-term investments (at amortized cost which approximates
fair value)..................................................        50,380             82,019
Investment in affiliates.....................................        35,023             32,033
                                                                --------------        --------
    Total investments........................................       344,629            329,758
                                                                --------------        --------
Cash.........................................................           909              1,033
Accrued investment income....................................         3,356              3,136
Deferred acquisition costs...................................        37,559             35,162
Premiums receivable..........................................         3,463              3,540
Prepaid reinsurance..........................................        13,379             13,171
Other assets.................................................         2,823              5,473
                                                                --------------        --------
    TOTAL ASSETS.............................................      $406,118            391,273
                                                                --------------        --------
                                                                --------------        --------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unearned premiums............................................      $ 50,266             45,767
Reserve for losses and loss adjustment expenses..............         7,261              6,548
Ceded reinsurance............................................         2,773              2,469
Accounts payable and other accrued expenses..................        12,904             11,367
Senior notes.................................................        15,000             15,000
Current income taxes.........................................         5,494              3,264
Deferred income taxes........................................         9,324             10,776
                                                                --------------        --------
    Total liabilities........................................       103,022             95,191
                                                                --------------        --------
MINORITY INTEREST............................................        21,398             19,563
                                                                --------------        --------
STOCKHOLDERS' EQUITY:
Common Stock--$0.01 par value per share; 50,000,000 shares
  are authorized; 15,966,032 shares issued March 31, 1996 and
  December 31, 1995; 15,965,995 shares outstanding at March
  31, 1996 and December 31, 1995; Preferred Stock--$0.01 par
value per share; 20,000,000 shares are authorized............           160                160
Additional paid-in capital...................................       223,400            223,400
Unrealized (depreciation) appreciation on investments, net of
tax..........................................................        (2,244)             2,443
Retained earnings............................................        66,610             57,029
Unallocated ESOP shares......................................        (6,227)            (6,497)
Cumulative translation adjustment, net of tax................            (1)               (16)
                                                                --------------        --------
    Total stockholders' equity...............................       281,698            276,519
                                                                --------------        --------
    TOTAL LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS'
EQUITY.......................................................      $406,118            391,273
                                                                --------------        --------
                                                                --------------        --------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED    THREE MONTHS ENDED
                                                             MARCH 31, 1996        MARCH 31, 1995
                                                           ------------------    ------------------
REVENUES:
Direct premiums written.................................        $ 14,155               16,838
Assumed premiums written................................             874                  154
Ceded premiums written..................................          (1,910)              (3,093)
                                                                --------              -------
  Net premiums written..................................          13,119               13,899
Increase in unearned premiums...........................          (4,291)              (6,798)
                                                                --------              -------
  Net premiums earned...................................           8,828                7,101
Advisory fees...........................................           9,549                2,024
Net investment income...................................           4,111                2,811
Net realized capital gains..............................             149                    9
Other income............................................             610                  262
                                                                --------              -------
  Total revenues........................................          23,247               12,207
                                                                --------              -------
EXPENSES:
Losses and loss adjustment expenses.....................           1,075                  696
Underwriting and operating expenses.....................           5,069                4,080
Policy acquisition costs................................           2,064                1,725
Interest expense........................................             301                  301
                                                                --------              -------
  Total expenses........................................           8,509                6,802
                                                                --------              -------
  Income before income taxes and minority interest......          14,738                5,405
                                                                --------              -------
INCOME TAXES:
Current income tax......................................           3,899                1,024
Deferred income tax.....................................             987                  541
                                                                --------              -------
  Total income taxes....................................           4,886                1,565
                                                                --------              -------
  Income before minority interest.......................           9,852                3,840
                                                                --------              -------
  MINORITY INTEREST.....................................              48              --
                                                                --------              -------
  NET INCOME............................................        $  9,900                3,840
                                                                --------              -------
                                                                --------              -------
Primary earnings per share..............................        $   0.57                 0.28
Fully diluted earnings per share........................        $   0.57                 0.28
                                                                --------              -------
                                                                --------              -------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                                               MARCH 31, 1996
                                                                             ------------------
COMMON STOCK:
Balance at beginning of period............................................        $    160
                                                                                ----------
  Balance at end of period................................................             160
                                                                                ----------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period............................................         223,400
                                                                                ----------
  Balance at end of period................................................         223,400
                                                                                ----------
UNREALIZED (DEPRECIATION) APPRECIATION ON INVESTMENTS, NET OF TAX:
Balance at beginning of period............................................           2,443
Unrealized depreciation on investments....................................          (4,687)
                                                                                ----------
  Balance at end of period................................................          (2,244)
                                                                                ----------
RETAINED EARNINGS:
Balance at beginning of period............................................          57,029
Net income................................................................           9,900
Dividends paid............................................................            (319)
                                                                                ----------
  Balance at end of period................................................          66,610
                                                                                ----------
UNALLOCATED ESOP SHARES:
Balance at beginning of period............................................          (6,497)
Allocation of ESOP shares.................................................             270
                                                                                ----------
  Balance at end of period................................................          (6,227)
                                                                                ----------
CUMULATIVE TRANSLATION ADJUSTMENT, NET OF TAX:
Balance at beginning of period............................................             (16)
Translation adjustment....................................................              15
                                                                                ----------
  Balance at end of period................................................              (1)
                                                                                ----------
  TOTAL STOCKHOLDERS' EQUITY..............................................        $281,698
                                                                                ----------
                                                                                ----------

          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                           THREE MONTHS ENDED    THREE MONTHS ENDED
                                                             MARCH 31, 1996        MARCH 31, 1995
                                                           ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................        $  9,900                 3,840
                                                                --------               -------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  (USED) BY OPERATING ACTIVITIES:
  Reserve for losses and loss adjustment expenses.......             713                   696
  Unearned premiums.....................................           4,499                 8,075
  Deferred acquisition costs............................          (2,397)               (2,662)
  Premiums receivable...................................              77                (3,241)
  Accrued investment income.............................            (220)                  400
  Income taxes payable..................................           3,217                  (897)
  Net realized capital gains............................            (149)                   (9)
  Accounts payable and other accrued expenses...........           1,537                 4,120
  Prepaid reinsurance...................................            (208)               (1,277)
  Other, net............................................             277                 1,223
                                                                --------               -------
    Total adjustments...................................           7,346                 6,428
                                                                --------               -------
  Net cash provided by operating activities.............          17,246                10,268
                                                                --------               -------
Cash flows from investing activities:
Purchases of investments................................        (108,578)              (26,940)
Purchases of investments in affiliates..................          (3,333)             --
Proceeds from sale of investments.......................           6,158                 4,072
Proceeds from maturities of investments.................          86,281                12,561
                                                                --------               -------
  Net cash used in investing activities.................         (19,472)              (10,307)
                                                                --------               -------
Cash flows from financing activities:
Allocation of ESOP shares...............................             270                   281
Minority interest capital contribution to CapMAC Asia...           2,151              --
Dividends paid..........................................            (319)             --
                                                                --------               -------
  Net cash provided by financing activities.............           2,102                   281
                                                                --------               -------
Net (decrease) increase in cash.........................            (124)                  242
Cash balance at beginning of period.....................           1,033                   883
                                                                --------               -------
  Cash balance at end of period.........................        $    909                 1,125
                                                                --------               -------
                                                                --------               -------
Supplemental disclosures of cash flow information:
Income taxes paid.......................................        $  1,655                 2,463
                                                                --------               -------
                                                                --------               -------


          See accompanying notes to consolidated financial statements.

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1. ORGANIZATION AND OWNERSHIP

    CapMAC Holdings Inc. ("Holdings" or the "Company"), a Delaware corporation, is the sole stockholder of Capital Markets Assurance Corporation ("CapMAC"), and CapMAC Financial Services, Inc. ("CFS"). CapMAC Financial Services (Europe) Limited is a subsidiary of CFS. The Company is also a lead investor in CapMAC Asia Ltd.

    Holdings provides financial guaranty insurance, principally of asset-backed obligations, through CapMAC. CapMAC's claims paying ability is rated triple-A by Moody's Investor Service, Inc., Standard & Poor's Ratings Services, Duff and Phelps Credit Rating Co. and Nippon Investors Service, Inc., a Japanese rating agency. Holdings also provides advisory and structuring services in connection with asset-backed financings, through CFS. On December 19, 1995 Holdings sold 2,500,000 new shares of its common stock in an initial public offering.

2. BASIS OF PRESENTATION

    The Company's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited financial statements of CapMAC Holdings Inc. and its subsidiaries contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which was filed with the Securities and Exchange Commission on March 31, 1996.

3. RECLASSIFICATIONS

    Certain prior period balances have been reclassified to conform to the current period presentation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN                 [LOGO] CAPMAC HOLDINGS INC.
CONNECTION WITH THE OFFERING COVERED
HEREBY. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST                 -------------------
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY, THE SELLING
STOCKHOLDERS OR THE UNDERWRITERS. THIS
PROSPECTUS DOES NOT CONSTITUTE AN                     3,000,000 SHARES
OFFER TO SELL, OR A SOLICITATION OF AN
OFFER TO BUY THE COMMON STOCK IN ANY
JURISDICTION WHERE OR TO ANY PERSON TO                 COMMON STOCK
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS NOT
BEEN ANY CHANGE IN THE FACTS SET FORTH IN
THIS PROSPECTUS OR IN THE AFFAIRS OF THE
OMPANY SINCE THE DATE HEREOF.

             -----------------                     -------------------

             TABLE OF CONTENTS

                                         PAGE           PROSPECTUS
                                         ----
Additional Information.................    3
COMMON STOCK
Prospectus Summary.....................    4       -------------------
Risk Factors...........................   12
Price Range of Common Stock and
Dividends..............................   17
Dividend Policy........................   17
Capitalization.........................   18
Use of Proceeds........................   18
The Company............................   19
Selected Historical Consolidated
Financial Information..................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   27
Industry Overview......................   36
Business...............................   39
Insurance Regulatory Matters...........   59
Accounting.............................   62      DILLON, READ & CO. INC.
Indebtedness...........................   63
Management.............................   65
Principal and Selling Stockholders.....   75
Certain Relationships and Related                    ALEX. BROWN & SONS
Transactions...........................   81            INCORPORATED
Description of Capital Stock...........   83
Certain United States Tax
Considerations.........................   86
Shares Eligible for Future Sale........   87
Underwriting...........................   89        GOLDMAN, SACHS & CO.
Legal Matters..........................   90        -------------------
Experts................................   90
Glossary of Insurance Terms............   91
Credit Ratings of Securities and Other
  Obligations..........................   94
Index to Consolidated Financial
Statements.............................  F-1


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an itemization of the estimated costs expected to be incurred in connection with the offer and sale of the securities registered hereby.



Securities Act Registration Fee.................................   $ 32,791
NASD Filing Fee.................................................     10,010
Transfer Agent Fee..............................................     10,000
Printing and Engraving Expenses.................................     75,000
Legal Fees and Expenses.........................................     75,000
Accounting Fees and Expenses....................................     60,000
Blue Sky Fees and Expenses......................................     20,000
Miscellaneous...................................................     20,000
                                                                   --------
      Total.....................................................    302,801
                                                                   --------
                                                                   --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

    Under the Amended and Restated Certificate of Incorporation of the Registrant and under its Amended and Restated Bylaws, the Registrant shall have the power to indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Delaware.

    The Registrant maintains insurance, at its expense, to protect any director or officer of the Registrant against certain expenses, liabilities or losses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On December 19, 1995, the registrant issued 500,000 shares of Common Stock to Centre Reinsurance Limited ("Centre Re") at a price of $19.00 per share. In connection with the sale, Centre Re paid a placement fee of $500,000. On July 21, 1995, the Registrant issued 500,001 shares of Common Stock to ORIX USA Corporation at a price of $20 per share. On December 21, 1994, Homer McK. Rees received 716 shares of Common Stock in exchange for consulting service rendered in 1993. In September 1995, Mr. Rees received an additional 548 shares on September 1, 1995 in exchange for consulting services rendered in 1994. In addition, since entering into a Warrant Agreement dated June 9, 1992, the Registrant has issued warrants convertible into 2,230,024.5 shares of Common Stock of Holdings. As to all such securities, exemption was claimed under
Section 4(2) of the Securities Act of 1933 (the "Securities Act").


    Pursuant to the Registrant's 1992 Employee Stock Option Plan, an aggregate of 1,713,213 options are outstanding as of the date hereof. The exercise price with respect to each share of Common Stock underlying 1,698,213 options is $13.33 and with respect to 15,000 options is $14.67. Pursuant to the Registrant's 1994 Stock Option Plan, an aggregate of 195,000 options have been granted as of the date hereof. The exercise price with respect to each share underlying such options is $20 per share. As to all such options, exemption from registration was claimed under Section 4(2) of the Securities Act and Rule 701 thereunder. Pursuant to the Company's Omnibus Stock Incentive Plan, an aggregate of 393,000 options are outstanding as of the date hereof. The exercise price with respect to each share of Common Stock underlying 198,000 options is $20.00 and with respect to 195,000 options is $24.50. 182,633 shares of Restricted Stock were issued to certain executive officers upon consummation of the Company's initial public offering in exchange for such executive officers agreeing to forego receipt of unrestricted common stock due to them as holders of 182,633 restricted stock units which provided for conversion to unrestricted common stock upon the initial public offering. In the event any such officer wishes to transfer such Restricted Stock, the Company has an option to purchase such Restricted Stock for an amount equal to the market price per share on the date of the proposed transfer minus $19.00. Each such officer also received, on a deferred basis, an amount equal to the product of $20.00 and the number of restricted stock units held by such officer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 1      --Form of Underwriting Agreement.
 3.1    --Amended and Restated Certificate of Incorporation.1
 3.2    --Amended and Restated Bylaws.1
 4      --Specimen of Common Stock Certificate.1
 5      --Opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations) regarding the legality of the Common Stock being registered.
10.1    --Service Agreement dated as of June 25, 1992 between CapMAC and CapMAC Management
          Services Corporation (predecessor to CFS).2
10.2    --Credit Agreement as amended, dated as of June 25, 1992 by and among CapMAC, Bank of
          Montreal, individually and as agent, and the banks from time to time party thereto.2
10.3    --Stockholder Agreement dated as of June 9, 1992 among CapMAC Acquisition Corp.
          (predecessor corporation to Holdings) and each of the Shareholders listed on
          Schedule A attached thereto, together with Amendments No. 1 and No. 2.2
10.4    --Stop Loss Reinsurance Agreement dated June 25, 1992 between CapMAC and Winterthur
          Swiss Reinsurance Company.2
10.5    --Note Purchase Agreement dated as of December 15, 1992 between CapMAC Holdings Inc.
          and the Purchasers listed on Annex 1 attached thereto.2
10.6    --Subscription Agreement dated as of June 30, 1995 between Orix USA Corporation and
          Holdings.2
10.7    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          John B. Caouette.2
10.8    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Michael L. Hein.2
10.9    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Alex S.K. Lam.2
10.10   --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Charles Jackson Lester.2
10.11   --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          C. Thomas Meyers.2
10.12   --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Paul V. Palmer.2
10.13   --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Joyce S. Richardson.2
10.14   --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition Corp. and
          Ram D. Wertheim.2
10.15   --1992 Stock Option Plan of Holdings.2
10.16   --1994 Stock Option Plan of Holdings.2
10.17   --Omnibus Stock Incentive Plan.2

10.18   --CapMAC Employee Stock Ownership Plan.2
10.19   --CapMAC Employee Stock Ownership Plan Trust Agreement.2
10.20   --ESOP Loan Agreement by and between CapMAC Acquisition Corp. (predecessor corporation to Holdings) and the ESOP Trust dated as of June 25, 1992.2
10.21   --Form of Supplemental Executive Retirement Plan.
10.22   --Subscription Agreement dated as of November 27, 1995, between CapMAC Holdings Inc.
          and Centre Reinsurance Limited.2
10.23   --Promissory Note of John B. Caouette dated April 24, 1996.
10.24   --Stop Loss Reinsurance Agreement dated December 1, 1995 between CapMAC and Mitsui
          Marine & Fire Insurance Co., Ltd.2
10.25   --Amendment No. 3 to Stockholder Agreement dated as of June 9, 1992.
10.26   --Letter Agreement dated January 1, 1996 between CapMAC Holdings Inc. and Winterthur
          Swiss Insurance Company terminating Consumer Product and Trade Receivables Quota
          Share Reinsurance Treaty, Quota Share Reinsurance Agreement and Facultative
          Reinsurance Agreements.1
10.27   --Letter dated November 30, 1995 from CapMAC to Winterthur Swiss Insurance Company terminating the Stop Loss Reinsurance Agreement.1
10.28   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between John B. Caouette and Holdings.1
10.29   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Michael L. Hein and Holdings.1
10.30   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Alex S.K. Lam and Holdings.1
10.31   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Charles Jackson Lester and Holdings.1
10.32   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between C. Thomas Meyers and Holdings.1
10.33   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Paul V. Palmer and Holdings.1
10.34   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Joyce S. Richardson and Holdings.1
10.35   --Deferred Compensation and Restricted Stock Agreement dated as of December 7, 1995 between Ram D. Wertheim and Holdings.1
10.36   --Promissory Notes of Ram D. Wertheim dated May 13, 1996.
10.37   --Promissory Notes of Paul V. Palmer dated May 13, 1996.
11      --Statement re computation of per share earnings.3
21      --Subsidiaries of Registrant.2
23.1    --Consent of KPMG Peat Marwick LLP.
23.2    --Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
24      --Power of Attorney of Directors.*
28      --Information from reports furnished to state insurance regulatory authorities.4


- ------------


*     Includes Powers of Attorney for Messrs. Elliman, Model and Penn. The Powers of Attorney
      for the other Directors were previously filed.
1     Previously filed as an exhibit, under the same exhibit number, to the Company's Annual
      Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.
2     Previously filed as an exhibit, under the same exhibit number, to the Company's
      Registration Statement on Form S-1 (Reg. No. 33-98254), as such Registration Statement has been amended, and incorporated herein by reference.
3     Previously filed as an exhibit, under the same exhibit number, to the Company's
      Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.
4     Previously filed as an exhibit, under exhibit number 28.1, to the Company's
      Registration Statement on Form S-8 (Reg. No. 333-05429), and incorporated herein by reference.

    (b) Financial Statement Schedules

    Schedule I-- CapMAC Holdings Inc. and Subsidiaries--Summary of Investments Other Than Investments in Related Parties at December 31, 1995.

    Schedule II-- CapMAC Holdings Inc. and Subsidiaries--Condensed Financial
                  Information of Registrant (Parent Company Only)--Condensed Balance Sheets; Condensed Statements of Operations and Retained Earnings and Condensed Statements of Cash Flows.

    Schedule IV-- CapMAC Holdings Inc. and Subsidiaries--Reinsurance

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 12, 1996.


                                          CAPMAC HOLDINGS INC.


                                          By   /s/ RAM D. WERTHEIM
                                             ...................................
                                                      Ram D. Wertheim
                                              General Counsel, Managing
                                               Director and Secretary





    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 1996.


               SIGNATURE                                       TITLE

                   *                      Chairman of the Board of Directors, President
 ........................................    and Chief Executive Officer (Principal
             John B. Caouette               Executive Officer)

        /s/ PAUL V. PALMER                Managing Director and Chief Financial Officer
 ........................................    (Principal Financial Officer)
              Paul V. Palmer

    /s/ GERARD EDWARD MURRAY              Controller (Principal Accounting Officer)
 ........................................
           Gerard Edward Murray

                   *                      Director
 ........................................
              Bryan A. Bowers

                   *                      Director
 ........................................
               Todd G. Cole

                   *                      Director
 ........................................
            Charles P. Durkin, Jr.

                   *                      Director
 ........................................
               David Elliman

                   *                      Director
 ........................................
             Stephen L. Green

                   *                      Director
 ........................................
           George Merritt Jenkins

                   *                      Director
 ........................................
              James H. Laird

               SIGNATURE                                       TITLE

                   *                      Director
 ........................................
           Dr. Rosita Leong, M.D.

                   *                      Director
 ........................................
               Robert Model

                   *                      Director
 ........................................
                Lief Olsen

                   *                      Director
 ........................................
              Arthur S. Penn

                   *                      Director
 ........................................
             Homer McK. Rees

                   *                      Director
 ........................................
             Doren W. Russler

                   *                      Director
 ........................................
                Akira Seko

                   *
 ......................................... Director
               John T. Shea

                   *                      Director
 ........................................
              Richard Yancey

*By      /s/ RAM D. WERTHEIM
   .....................................
            Ram D. Wertheim
            Attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CapMAC Holdings Inc.:

    Under the date of January 31, 1996, we reported on the consolidated balance sheets of CapMAC Holdings Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 which are included in the Registration Statement. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules in the Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

    In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993.

                                          KPMG PEAT MARWICK LLP

New York, New York
January 31, 1996

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                       SCHEDULE I--SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                        AMOUNT AT WHICH
                                                                          ESTIMATED      SHOWN IN THE
    TYPE OF INVESTMENT                                  AMORTIZED COST    FAIR VALUE     BALANCE SHEET
- -----------------------------------------------------   --------------    ----------    ---------------
U.S. Treasury obligations............................      $  4,153           4,208           4,208
Mortgage-backed securities of U.S. government
instrumentalities and agencies.......................       110,104         110,338         110,338
Obligations of states, municipalities and political
subdivisions.........................................       166,010         170,737         170,737
Corporate and asset-backed securities................        12,403          12,442          12,442
                                                        --------------    ----------    ---------------
    TOTAL............................................      $292,670         297,725         297,725
                                                        --------------    ----------    ---------------
                                                        --------------    ----------    ---------------

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                  SCHEDULE II--CONDENSED FINANCIAL INFORMATION
                      OF REGISTRANT (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS


                                                              DECEMBER 31, 1995    DECEMBER 31, 1994
                                                              -----------------    -----------------
INVESTMENTS:
Short-term investments (at amortized cost which
  approximates fair value).................................       $   8,984                  695
Mutual funds at fair value (cost $1,435 at December 31,
1994)......................................................        --                      1,362
Investment in affiliates...................................           1,339             --
                                                              -----------------    -----------------
    Total investments......................................          10,323                2,057
                                                              -----------------    -----------------
Cash.......................................................             187                   59
Investments in subsidiaries................................         309,652              191,975
Deferred income taxes......................................             491                  535
Other assets...............................................           2,540                1,191
                                                              -----------------    -----------------
    TOTAL ASSETS...........................................       $ 323,193              195,817
                                                              -----------------    -----------------
                                                              -----------------    -----------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and other accrued expenses................       $  12,111                  156
Senior notes...............................................          15,000               15,000
                                                              -----------------    -----------------
    Total liabilities......................................          27,111               15,156
                                                              -----------------    -----------------
MINORITY INTEREST..........................................          19,563             --
                                                              -----------------    -----------------
STOCKHOLDERS' EQUITY:
Common Stock--$0.01 par value per share; 50,000,000 shares
  are authorized; 15,966,032 and 12,282,818 shares issued
  December 31, 1995 and December 31, 1994; 15,965,995 and
  12,282,780 shares outstanding at December 31, 1995, and
  December 31, 1994; Preferred stock--$0.01 par value per
share; 20,000,000 shares are authorized....................             160                  123
Additional paid-in capital.................................         223,400              159,728
Unrealized appreciation (depreciation) on investments, net
  of tax...................................................           2,443               (5,522)
Retained earnings..........................................          57,029               33,501
Unallocated ESOP shares....................................          (6,497)              (7,169)
Cumulative translation adjustment, net of tax..............             (16)            --
                                                              -----------------    -----------------
    Total stockholders' equity.............................         276,519              180,661
                                                              -----------------    -----------------
    TOTAL LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS'
EQUITY.....................................................       $ 323,193              195,817
                                                              -----------------    -----------------
                                                              -----------------    -----------------

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                  SCHEDULE II--CONDENSED FINANCIAL INFORMATION
                      OF REGISTRANT (PARENT COMPANY ONLY)
            CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                             -----------------    -----------------    -----------------
REVENUES:
Net investment income.....................        $   278                   67                  125
Net realized losses.......................            (10)                 (50)                 (33)
Other income from subsidiaries............            626              --                   --
                                                 --------               ------               ------
    Total revenues........................            894                   17                   92
                                                 --------               ------               ------
EXPENSES:
Interest expense..........................          1,203                1,203                1,203
Operating expenses........................            497                  175                  107
                                                 --------               ------               ------
    Total expenses........................          1,700                1,378                1,310
                                                 --------               ------               ------
Income before income taxes, equity in
  undistributed net income of subsidiaries
and minority interest.....................           (806)              (1,361)              (1,218)
INCOME TAXES:
Total income tax expense (benefit)........            192                 (471)                (425)
                                                 --------               ------               ------
Income before equity in undistributed net
  income of subsidiaries and minority
interest..................................           (998)                (890)                (793)
                                                 --------               ------               ------
EQUITY IN UNDISTRIBUTED NET INCOME OF
SUBSIDIARIES..............................         24,554               17,956               13,262
                                                 --------               ------               ------
Income before minority interest...........         23,556               17,066               12,469
MINORITY INTEREST.........................            (28)             --                   --
                                                 --------               ------               ------
NET INCOME................................         23,528               17,066               12,469
Retained earnings at beginning of
period....................................         33,501               16,435                3,966
                                                 --------               ------               ------
RETAINED EARNINGS AT END OF PERIOD........        $57,029               33,501               16,435
                                                 --------               ------               ------
                                                 --------               ------               ------

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                  SCHEDULE II--CONDENSED FINANCIAL INFORMATION
                      OF REGISTRANT (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                YEAR ENDED           YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                             -----------------    -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................        $23,528               17,066               12,469
                                                 --------              -------              -------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
  CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
Equity in undistributed net income of
subsidiaries..............................        (24,554)             (17,956)             (13,262)
Increase (decrease) in income taxes
payable...................................            170                 (389)                (473)
Other, net................................         10,364                   43                  731
                                                 --------              -------              -------
Total adjustments.........................        (14,020)             (18,302)             (13,004)
                                                 --------              -------              -------
  NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES................................          9,508               (1,236)                (535)
                                                 --------              -------              -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments..................         (8,897)              (1,795)              (2,247)
Purchases of investment in affiliates.....         (1,350)             --                   --
Proceeds from sales of investments........          1,414                1,642              --
Proceeds from maturities of investments...            713                  130                2,163
                                                 --------              -------              -------
  NET CASH USED BY INVESTING ACTIVITIES...         (8,120)                 (23)                 (84)
                                                 --------              -------              -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Allocation of ESOP shares.................            672                1,308                  620
Minority interest capital contribution to
CapMAC Asia...............................         19,535              --                   --
Proceeds from sale of common stock........         63,699              --                   --
Investment in subsidiaries................        (89,666)             --                   --
Dividend from subsidiary..................          4,500              --                   --
                                                 --------              -------              -------
  NET CASH (USED) PROVIDED BY FINANCING
ACTIVITIES................................         (1,260)               1,308                  620
                                                 --------              -------              -------
Net increase in cash......................            128                   49                    1
Cash at beginning of period...............             59                   10                    9
                                                 --------              -------              -------
  CASH AT END OF PERIOD...................        $   187                   59                   10
                                                 --------              -------              -------
                                                 --------              -------              -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during year for:
  Income taxes............................        $ 7,106                2,345                2,535
  Interest................................        $ 1,128                1,128                1,106
Cash received during the year for:
  Income taxes............................        $ 6,415                2,455                2,530
                                                 --------              -------              -------
                                                 --------              -------              -------

                     CAPMAC HOLDINGS INC. AND SUBSIDIARIES
                            SCHEDULE IV--REINSURANCE
                   (DOLLARS IN THOUSANDS EXCEPT PERCENTAGES)

                                                                                              PERCENTAGE
                                                        CEDED TO      ASSUMED                 OF AMOUNT
                                              GROSS       OTHER      FROM OTHER      NET       ASSUMED
    INSURANCE PREMIUMS WRITTEN               AMOUNT     COMPANIES    COMPANIES     AMOUNT       TO NET
- ------------------------------------------   -------    ---------    ----------    -------    ----------
Year ended December 31, 1993..............   $24,491     $ 3,586       $  403      $21,308       1.89%
Year ended December 31, 1994..............   $43,598     $11,069       $1,064      $33,593       3.17%
Year ended December 31, 1995..............   $56,541     $15,992       $  935      $41,484       2.25%

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                       DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------------   ----
  1       --Form of Underwriting Agreement.
  3.1     --Amended and Restated Certificate of Incorporation.1
  3.2     --Amended and Restated Bylaws.1
  4       --Specimen of Common Stock Certificate.1
  5       --Opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations) regarding the legality of the Common Stock being registered.
 10.1     --Service Agreement dated as of June 25, 1992 between CapMAC and CapMAC
            Management Services Corporation (predecessor to CFS).2
 10.2     --Credit Agreement as amended, dated as of June 25, 1992 by and among CapMAC,
            Bank of Montreal, individually and as agent, and the banks from time to time party thereto.2
 10.3     --Stockholder Agreement dated as of June 9, 1992 among CapMAC Acquisition Corp.
            (predecessor corporation to Holdings) and each of the Shareholders listed on
            Schedule A attached thereto, together with Amendments No. 1 and No. 2.2
 10.4     --Stop Loss Reinsurance Agreement dated June 25, 1992 between CapMAC and
            Winterthur Swiss Reinsurance Company.2
 10.5     --Note Purchase Agreement dated as of December 15, 1992 between CapMAC Holdings
            Inc. and the Purchasers listed on Annex 1 attached thereto.2
 10.6     --Subscription Agreement dated as of June 30, 1995 between Orix USA Corporation and Holdings.2
 10.7     --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and John B. Caouette.2
 10.8     --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Michael L. Hein.2
 10.9     --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Alex S.K. Lam.2
 10.10    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Charles Jackson Lester.2
 10.11    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and C. Thomas Meyers.2
 10.12    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Paul V. Palmer.2
 10.13    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Joyce S. Richardson.2
 10.14    --Employment Agreement dated as of June 25, 1992 between CapMAC Acquisition
            Corp. and Ram D. Wertheim.2
 10.15    --1992 Stock Option Plan of Holdings.2
 10.16    --1994 Stock Option Plan of Holdings.2
 10.17    --Omnibus Stock Incentive Plan.2
 10.18    --CapMAC Employee Stock Ownership Plan.2
 10.19    --CapMAC Employee Stock Ownership Plan Trust Agreement.2
 10.20    --ESOP Loan Agreement by and between CapMAC Acquisition Corp. (predecessor corporation to Holdings) and the ESOP Trust dated as of June 25, 1992.2
 10.21    --Form of Supplemental Executive Retirement Plan.
 10.22    --Subscription Agreement dated as of November 27, 1995, between CapMAC Holdings
            Inc. and Centre Reinsurance Limited.2
 10.23    --Promissory Note of John B. Caouette dated April 24, 1996.
 10.24    --Stop Loss Reinsurance Agreement dated December 1, 1995 between CapMAC and
            Mitsui Marine & Fire Insurance Co., Ltd.2
 10.25    --Amendment No. 3 to Stockholder Agreement dated as of June 9, 1992.
 10.26    --Letter Agreement dated January 1, 1996 between CapMAC Holdings Inc. and
            Winterthur Swiss Insurance Company terminating Consumer Product and Trade
            Receivables Quota Share Reinsurance Treaty, Quota Share Reinsurance Agreement
            and Facultative Reinsurance Agreements.1

EXHIBIT
  NO.                                       DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------------   ----
 10.27    --Letter dated November 30, 1995 from CapMAC to Winterthur Swiss Insurance
            Company terminating the Stop Loss Reinsurance Agreement.1
 10.28    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between John B. Caouette and Holdings.1
 10.29    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Michael L. Hein and Holdings.1
 10.30    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Alex S.K. Lam and Holdings.1
 10.31    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Charles Jackson Lester and Holdings.1
 10.32    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between C. Thomas Meyers and Holdings.1
 10.33    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Paul V. Palmer and Holdings.1
 10.34    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Joyce S. Richardson and Holdings.1
 10.35    --Deferred Compensation and Restricted Stock Agreement dated as of December 7,
            1995 between Ram D. Wertheim and Holdings.1
 10.36    --Promissory Notes of Ram D. Wertheim dated May 13, 1996.
 10.37    --Promissory Notes of Paul V. Palmer dated May 13, 1996.
 11       --Statement re computation of per share earnings.3
 21       --Subsidiaries of Registrant.2
 23.1     --Consent of KPMG Peat Marwick LLP.
 23.2     --Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
 24       --Power of Attorney of Directors.*
 28       --Information from reports furnished to state insurance regulatory authorities.4


- ------------


* Includes Powers of Attorney for Messrs. Elliman, Model and Penn. The Powers of Attorney for the other Directors were previously filed.


1 Previously filed as an exhibit, under the same exhibit number, to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

2 Previously filed as an exhibit, under the same exhibit number, to the Company's Registration Statement on Form S-1 (Reg. No. 33-98254), as such Registration Statement has been amended, and incorporated herein by reference.

3 Previously filed as an exhibit, under the same exhibit number, to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and incorporated herein by reference.


4 Previously filed as an exhibit, under exhibit number 28.1, to the Company's
  Registration Statement on Form S-8 (Reg. No. 333-05429), and incorporated herein by reference.